As filed with the Securities and Exchange Commission on September 22, 1997
                          Registration No. 333-
                                               --------

--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-1
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                            ------------------------

                        GUARANTY FEDERAL BANCSHARES, INC.
                        ---------------------------------
               (Exact name of registrant as specified in charter)

  Delaware                            6035                     Applied For
----------------------------    -----------------           ------------------
(State or other jurisdiction    (Primary SIC No.)            (I.R.S. Employer
of incorporation or                                         Identification No.)
organization)

                1341 W. Battlefield, Springfield, Missouri 65807
                                 (417) 889-2494
                            ------------------------
               (Address, including zip code, and telephone number,
              including area code, of principal executive offices)

                             Mr. James E. Haseltine
                      President and Chief Executive Officer
                        Guaranty Federal Bancshares, Inc.
                1341 W. Battlefield, Springfield, Missouri 65807
                                 (417) 889-2494
                            ------------------------
            (Name, address and telephone number of agent for service)

                  Please send copies of all communications to:
                             Charles E. Sloane, Esq.
                             Gregory J. Rubis, Esq.
                              Jean A. Milner, Esq.
                      MALIZIA, SPIDI, SLOANE & FISCH, P.C.
           1301 K Street, N.W., Suite 700 East, Washington, D.C. 20005

                  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED
                SALE TO THE PUBLIC: As soon as practicable after
                 this registration statement becomes effective.

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act"), check the following box [X]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]

         If the delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.[ ]

                         CALCULATION OF REGISTRATION FEE
------------------------------------------------------------------------------------------------------------------------------------
         Title of Each                          Amount           Proposed Maximum          Proposed Maximum             Amount of
       Class of Securities                       to be             Offering Price          Aggregate Offering       Registration Fee
       To Be Registered                       Registered             Per Share                   Price
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, $0.10 par value per share        6,221,522               $10.00                    $62,215,220            $18,853.10
------------------------------------------------------------------------------------------------------------------------------------

         The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                        Guaranty Federal Bancshares, Inc.
          (Proposed Holding Company for Guaranty Federal Savings Bank)
[LOGO]    Up to 5,410,019 Shares of Common Stock (Anticipated Maximum)


         Guaranty Federal Bancshares, Inc. (the "Company"), a Delaware corporation, is offering up to 5,410,019 shares (which may be increased up to 6,221,522 shares under certain circumstances described below) of its common stock, par value $0.10 per share (the "Common Stock"), in connection with (i) the Offerings and (ii) the Exchange to be effected in connection with the reorganization of Guaranty Federal Savings Bank ("Guaranty Federal" or the "Bank") as a subsidiary of the Company as described herein. All references herein to price or number of shares of the common stock of the Bank are stated giving retroactive effect to the exercise of stock options. References herein to the Bank or Guaranty Federal refer to Guaranty Federal Savings Bank either prior to the Conversion and Reorganization or following the Conversion and Reorganization, as the context may indicate. See "Glossary" for an explanation of certain capitalized terms.

         FOR ADDITIONAL INFORMATION ON HOW TO SUBSCRIBE FOR COMMON STOCK, PLEASE CALL THE STOCK CENTER AT (417) ____________.

      For a discussion of certain factors that should be considered by each prospective investor, see "Risk Factors" beginning on page __.

                       ----------------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
   EXCHANGE COMMISSION, THE OFFICE OF THRIFT SUPERVISION, OR ANY OTHER FEDERAL
    AGENCY OR STATE SECURITIES COMMISSION, NOR HAS SUCH COMMISSION, OFFICE OR
      OTHER AGENCY PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
            ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

      THE SHARES OF COMMON STOCK OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS OR
          DEPOSITS AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE
                   CORPORATION OR ANY OTHER GOVERNMENT AGENCY.

===================================================================================================================================
                                          Minimum                 Midpoint                 Maximum               Adjusted
                                                                                                                 Maximum(4)
-----------------------------------------------------------------------------------------------------------------------------------
Price Per Share .......................   $10.00                  $10.00                   $10.00                $10.00
-----------------------------------------------------------------------------------------------------------------------------------
Number of Shares (1)...................   2,805,000               3,300,000                3,795,000             4,364,250
-----------------------------------------------------------------------------------------------------------------------------------
Underwriting Fees, Commissions            $915,000                $915,000                 $915,000              $915,000
  and Expenses (2).....................   ($0.33 per share)       ($0.28 per share)        ($0.24 per share)     ($0.21 per share)
-----------------------------------------------------------------------------------------------------------------------------------
                                          $27,135,000             $32,085,000              $37,035,000           $42,727,500
Net proceeds to Company (3)............   ($9.67 per share)       ($9.72 per share)        ($9.76 per share)     ($9.79 per share)
===================================================================================================================================

(1) Based upon the minimum, midpoint, maximum and 15% above the maximum of the Offering Range, respectively. Does not include shares of Common Stock issued to Public Stockholders in the Exchange.
(2) Consists of the estimated costs to the Primary Parties to be incurred in connection with the Conversion and Reorganization of $915,000, including marketing fees and expenses of $200,000 to be paid to
         Friedman, Billings, Ramsey & Co., Inc. ("FBR") in connection with the Offerings. See "The Conversion and Reorganization -Marketing Arrangements." The actual fees and expenses may vary substantially from the estimates. See "Pro Forma Data." The fees paid to FBR may be deemed to be underwriting fees.
(3) Actual net proceeds may vary substantially from estimated amounts depending on the number of shares sold in the Offerings and other factors. Does not give effect to purchases of shares of Conversion Stock by the ESOP, which initially will be deducted from the Company's stockholders' equity. For the effects of such purchases, see "Capitalization" and "Pro Forma Data."
(4) Gives effect to an increase in the number of shares which could occur without a resolicitation of subscribers or any right of cancellation due to an increase in the Offering Range of up to 15% above the maximum of the Offering Range to reflect changes in market and financial conditions following commencement of the Offerings or to fill in part or in whole the stock order of the ESOP. See "The Conversion and Reorganization - Stock Pricing and Number of Shares To Be Issued."

                     FRIEDMAN, BILLINGS, RAMSEY & CO., INC.
               The date of this Prospectus is _________ ___, 1997

--------------------------------------------------------------------------------

                                     SUMMARY

         This summary highlights selected information from this Prospectus and may not contain all the information that is important to you. To understand the stock offering fully, you should read carefully this entire Prospectus, including the consolidated financial statements and the notes to the consolidated financial statements of Guaranty Federal Savings Bank.

Common Stock to be Outstanding After the
Offerings and Exchange.......................................   3,998,709 to 5,410,019 shares (1)

Common Stock Offered in the Offerings
("Conversion Stock").........................................   2,805,000 to 3,795,000 shares (2)

Common Stock to be Received in Exchange......................   1,193,709 to 1,615,019 shares (3)

Number of Shares of Bank to be Exchanged.....................   972,365 shares

Shares of Bank to be Canceled................................   2,152,635 shares

Exchange Ratio...............................................   From 1.2276 to 1.6609 for each Public Bank
                                                                Share (4)

Use of Proceeds..............................................   Purchase of all of the capital stock of the
                                                                Bank, and for general corporate purposes.

Dividends....................................................   Expected annual rate of $0.30 per share to
                                                                be paid semi-annually.

Nasdaq National Market Symbol................................   GFED

Issuer.......................................................   Guaranty Federal Bancshares, Inc.

Selling Agent................................................   Friedman, Billings, Ramsey & Co., Inc.

Issue Price..................................................   $10.00

Offering Period..............................................   The subscription offering will terminate at
                                                                __________ on December  _____, 1997 and
                                                                the public stockholders' offering and
                                                                community offering will terminate no later
                                                                than January _____ 1998.

Purchase and Ownership Limitations...........................   $250,000 of Common Stock (including
                                                                Exchange Shares) except for the ESOP.

--------------------
(1) Represents the minimum and maximum of the Total Valuation Range. At the maximum, as adjusted, of the Total Valuation Range, 6,221,522 shares would be outstanding.
(2) Represents the minimum and maximum of the Offering Range. At the maximum, as adjusted, of the Offering Range, 4,364,250 shares would be offered. Excludes shares of Common Stock to be issued in exchange for Public Bank Shares.
(3) Represents the minimum and maximum of the Total Valuation Range. At the maximum, as adjusted, of the total Valuation Range, 1,857,272 shares could be received in exchange of existing Bank Common Stock.
(4) Represents the minimum and maximum of the Total Valuation Range. At the maximum, as adjusted, of the Total Valuation Range, 1.9101 shares would be exchanged.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

The Companies

                        Guaranty Federal Bancshares, Inc.
                               1341 W. Battlefield
                           Springfield, Missouri 65807
                                 (417) 889-2494

         Guaranty Federal Bancshares, Inc. is not an operating company and has not engaged in any significant business to date. It was formed in September 1997 as a Delaware-chartered corporation to be the holding company for Guaranty Federal Savings Bank. The holding company structure will provide greater flexibility in terms of operations, expansion and diversification. See page
_____.

                          Guaranty Federal Savings Bank
                               1341 W. Battlefield
                           Springfield, Missouri 65807
                                 (417) 889-2494

         Guaranty Federal Savings Bank is a community and customer oriented federal savings bank. The Bank provides financial services to individuals, families and small businesses. Historically, the Bank has emphasized residential mortgage lending, primarily originating one- to four-family mortgage loans. See pages _____ to _____.

                       Guaranty Federal Bancshares, M.H.C.
                               1341 W. Battlefield
                           Springfield, Missouri 65807
                                 (417) 889-2494

         Guaranty Federal Bancshares, M.H.C. (the "Mutual Holding Company") was formed in April 1995 as part of the Bank's reorganization into the mutual holding company structure. The Mutual Holding Company owns 68.9% of the Bank's issued and outstanding shares. See page _____.

Stock Purchases

         The shares of Conversion Stock will be offered on the basis of priorities. The shares will be offered first in a Subscription Offering to depositor and borrower members. Any remaining shares will be offered first to public stockholders of the Bank in a Public Stockholders' Offering and then to certain members of the general public in a Community Offering. See pages ______ to _____.

Subscription Rights

         Subscription rights may neither be sold nor assigned. Any transfer of subscription rights is prohibited by law.

The Exchange

         The following table sets forth, based upon the minimum, midpoint, maximum and 15% above the maximum of the Offering Range, the following: (i) the total number of shares of Common Stock and Exchange Shares to be issued in the Conversion and Reorganization, (ii) the percentage of the total

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Common Stock represented by the Common Stock and the Exchange Shares, and (iii) the Exchange Ratio. The table assumes that there is no cash paid in lieu of issuing fractional Exchange Shares.

                               Conversion Stock to            Exchange Shares to
                                   be Issued(1)                  be Issued(1)              Total Shares of
                             ----------------------        ---------------------            Common Stock         Exchange
                              Amount        Percent         Amount       Percent       to be Outstanding(1)      Ratio(1)
                              ------        -------         ------       -------       --------------------      --------

Minimum.................     2,805,000      70.15%         1,193,709     29.85%              3,998,709             1.2276

Midpoint................     3,300,000      70.15          1,404,364     29.85               4,704,364             1.4443

Maximum.................     3,795,000      70.15          1,615,019     29.85               5,410,019             1.6609

15% above maximum.......     4,364,250      70.15          1,857,272     29.85               6,221,522             1.9101


-----------------
(1) Assumes that exercisable options to purchase 14,383 shares of Bank Common Stock at June 30, 1997 are not exercised prior to consummation of the Conversion and Reorganization. Assuming that all of such options are exercised prior to such consummation, the percentages represented by the Conversion Stock and the Exchange Shares would amount to 69.84% and 30.16%, respectively, and the Exchange Ratio would amount to 1.2222, 1.4379, 1.6536, and 1.9016, at the minimum, midpoint, maximum and 15% above the maximum of the Offering Range, respectively.


Procedure for Purchasing Shares in the Offerings.

         To help ensure that each purchaser receives a Prospectus at least 48 hours before the Expiration Date in accordance with Rule 15c2-8 of the Exchange Act, no Prospectus will be mailed any later than five days prior to such date or hand delivered any later than two days prior to such date. Execution of the order form will confirm receipt or delivery of the Prospectus in accordance with Rule 15c2-8. Order forms will only be distributed with a Prospectus.

         To purchase Conversion Stock in the Offerings, an executed order form with the required payment for each share subscribed for, or with appropriate authorization for withdrawal from a deposit account at the Bank (which may be given by completing the appropriate blanks on the order form), must be received by the Bank at any of its offices by 12:00 p.m., Missouri Time, on the Expiration Date. Order forms which are not received by such time or are executed defectively or are received without full payment (or appropriate withdrawal instructions) are not required to be accepted. In addition, the Bank may not accept orders submitted or photocopied or telecopied order forms. The Primary Parties have the right to waive or permit the correction of incomplete or improperly executed forms, but do not represent that they will do so. The waiver of an irregularity on an order form, the allowance by the Primary Parties of a correction of an incomplete or improperly executed order form, or the acceptance of an order after 12:00 p.m. on the Expiration Date in no way obligates the Primary Parties to waive an irregularity, allow a correction, or accept an order with respect to any other order form. The interpretation by the Primary Parties of the acceptability of an order form will be final. Once received, an executed order form may not be modified, amended or rescinded without the consent of the Primary Parties, unless the Offerings have not been completed within 45 days after the end of the Subscription, Public Stockholders, and Community Offerings, unless such period has been extended.

         In order to ensure that Eligible Account Holders, Supplemental Eligible Account Holders and Other Members are properly identified as to their stock purchase priority, depositors as of the close of business on the Eligibility Record Date (December 31, 1995) or the Supplemental Eligibility Record Date (September 30, 1997) or the voting record date (___________, 1997) must list on the order form all

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

accounts in which they have an ownership interest at the applicable eligibility date, giving all names in each account and the account numbers.

         Payment for subscriptions and orders may be made (i) in cash if delivered in person at any office of the Bank, (ii) by check or money order or
(iii) by authorization of withdrawal from deposit accounts maintained with the Bank. The Primary Parties also may elect to receive payment for shares of Conversion Stock by wired funds, but are not required to do so. Funds will be deposited in a segregated account at the Bank and interest will be paid on funds made by cash, check or money order at the Bank's passbook rate of interest from the date payment is received until completion or termination of the Conversion and Reorganization. If payment is made by authorization of withdrawal from certificate accounts, the funds authorized to be withdrawn from a Bank deposit account will continue to accrue interest at the contractual rates until completion or termination of the Conversion and Reorganization, but a hold will be placed on such funds, thereby making them unavailable to the depositor until completion or termination of the Conversion and Reorganization.

         If a subscriber authorizes the Bank to withdraw the aggregate amount of the purchase price from a deposit account, the Bank will do so as of the effective date of the Conversion and Reorganization. The Bank will waive any applicable penalties for early withdrawal from certificate accounts. If the remaining balance in a certificate account is reduced below the applicable minimum balance requirement at the time that the funds actually are transferred under the authorization, the certificate will be canceled at the time of the withdrawal, without penalty, and the remaining balance will be returned to the subscriber.

         The ESOP will not be required to pay for the shares subscribed for at the time it subscribes, but rather may pay for such shares of Conversion Stock subscribed for upon consummation of the Offerings, provided that there is in force from the time of its subscription until such time, a loan commitment from an unrelated financial institution or the Company to lend to the ESOP, at such time, the aggregate purchase price of the shares for which it has subscribed.

         A depositor interested in using his or her IRA funds to purchase Conversion Stock must do so through a self-directed IRA. Since the Bank does not offer such accounts, it will allow a depositor to make a trustee-to-trustee transfer of the IRA funds to a trustee offering a self-directed IRA program with the agreement that such funds will be used to purchase the Conversion Stock in the Offerings. There will be no early withdrawal or IRS interest penalties for such transfers. The new trustee would hold the Conversion Stock in a self-directed account in the same manner as the Bank now holds the depositor's IRA funds. An annual administrative fee may be payable to the new trustee. Depositors interested in using funds in a Bank IRA to purchase Conversion Stock should contact the Stock Center as soon as possible so that the necessary forms may be forwarded for execution and returned prior to the Expiration Date.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

         Structure of the Conversion and Reorganization. The following diagram outlines the organizational structure of the Primary Parties prior to the adoption of the Plan and their ownership interests:


-----------------------------------------  -------------------------------------
|                                       |  |                                   |
|   Guaranty Federal Bancshares, M.H.C. |  |  Holders of Public Bank Stock     |
|                                       |  |                                   |
-----------------------------------------  -------------------------------------
                      |                                          |
                      |  68.88%                          31.12%  |
                      |                                          |
                      --------------------------------------------
                      |                                          |
                      |       Guaranty Federal Savings Bank      |
                      |                                          |
                      --------------------------------------------





         In order to complete the Conversion and Reorganization, (i) Mutual Holding Company (following its conversion to an interim federal stock savings bank ("Interim A")) will merge with and into the Bank, with the Bank surviving the merger (ii) the Company will form a subsidiary interim federal stock savings bank ("Interim B") and Interim B will merge with the Bank, with the Bank surviving the merger, resulting in the Bank as a subsidiary of the Company, pursuant to which the Public Bank Shares will be converted into Exchange Shares, and (iii) the Company will offer Common Stock.

         The following diagram reflects the organizational structure and ownership interests (after adjustment to give effect to the market value of assets held by the Mutual Holding Company) after the Conversion and Reorganization and assumes that there are no fractional shares and does not give effect to purchases of Common Stock by Public Stockholders or the exercise of outstanding stock options.

-------------------------------------  -----------------------------------------
|                                   |  |                                       |
|  Purchasers of Conversion Stock   |  |  Former Holders of Public Bank Stock  |
|                                   |  |                                       |
-------------------------------------  -----------------------------------------
                 |                                        |
                 |  70.15%                        29.85%  |
                 |                                        |
                 ------------------------------------------
                 |                                        |
                 |    Guaranty Federal Bancshares, Inc.   |
                 |                                        |
                 ------------------------------------------
                                      |
                                      |  100%
                                      |
                 -------------------------------------------
                 |                                         |
                 |      Guaranty Federal Savings Bank      |
                 |                                         |
                 -------------------------------------------

         For further information see "The Conversion and Reorganization."

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Benefits to Management from the Conversion and Reorganization

         Employees of the Bank will participate in the Conversion and Reorganization through individual stock purchases and stock purchases by the employee stock ownership plan, which is a form of retirement plan. The Company intends to implement a restricted stock plan and a stock option plan following completion of the conversion, which may benefit the President and other officers and directors. However, the restricted stock plan and stock option plan may not be adopted until after the conversion and are subject to stockholder approval and compliance with OTS regulations. Officers and directors may be granted common stock under a restricted stock plan without payment of cash.

Risks in Owning Common Stock

         Before you decide to purchase stock in the offering, you should read the Risk Factors section on pages _____ - _____ of this Prospectus.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                 SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

         The following tables include certain information concerning the financial position of the Bank (including consolidated data from operations of subsidiaries) as of the dates indicated. Certain amounts have been reclassified to conform to the current presentation. Dollar amounts are expressed in thousands except per share data. This information is derived in part from, and should be read in conjunction with, the Consolidated Financial Statements and Notes thereto of the Bank presented elsewhere in this Prospectus.

Selected Consolidated Financial Condition Data

         The following table sets forth certain information concerning the financial position of the Bank at the dates indicated:

                                                                                      As of June 30,
                                                             -------------------------------------------------------------
                                                                    1997       1996        1995      1994        1993
                                                             ---------------------------------------------- --------------
ASSETS
Cash and cash equivalents....................................    $  3,817   $  2,675    $  4,350   $  3,569     $ 11,012
Investment securities........................................      11,946     17,708      24,118     28,899       22,753
Mortgage-backed securities...................................      15,814     20,067      13,855     14,138       24,101
Loans receivable, net........................................     158,135    135,029     119,842    105,265       96,142
Accrued interest receivable..................................       1,312      1,381       1,274      1,124        1,066
Prepaid and other assets.....................................       1,964      1,913       1,802      2,675           60
Foreclosed assets............................................         210          2         656        805          936
Premises and equipment.......................................       6,267      6,392       4,987      2,375        2,241
                                                                  -------    -------     -------    -------      -------
         Total assets........................................    $199,465   $185,167    $170,884   $158,850     $158,311
                                                                  =======    =======     =======    =======      =======

LIABILITIES
Deposits.....................................................    $151,246   $157,008    $139,595  $ 141,017     $142,529
Federal Home Loan Bank advances..............................      18,151         --       4,000         --           --
Other liabilities............................................       2,578      1,573       1,245      1,271        1,265
                                                                  -------    -------     -------    -------      -------
         Total liabilities...................................     171,975    158,581     144,840    142,288      143,794
                                                                  -------    -------     -------    -------      -------
STOCKHOLDERS' EQUITY
Common stock.................................................       3,125      3,125       3,125         --(1)       --(1)
Additional paid-in capital...................................       3,687      3,556       3,900         --(1)       --(1)
Retained earnings............................................      18,620     18,646      17,892     16,562       14,517
                                                                  -------    -------     -------    -------      -------
                                                                   25,432     25,327      24,917     16,562       14,517
Unrealized appreciation on available-for-sale securities, net       2,058      1,259       1,127         --           --
                                                                  -------    -------     -------  ---------      -------
         Total stockholders' equity..........................      27,490     26,586      26,044     16,562       14,517
                                                                  -------    -------     -------    -------      -------
         Total liabilities and stockholders' equity..........    $199,465   $185,167    $170,884   $158,850     $158,311
                                                                  =======    =======     =======    =======      =======


---------------
(1) The Bank had no common stock or capital prior to its conversion from the mutual to stock form in April 1995.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------




Selected Operating Data

         The following table summarizes the Bank's results of operations for each of the periods indicated:

                                                                       Years Ended June 30,
                                                 -----------------------------------------------------------------
                                                         1997        1996        1995         1994          1993
                                                 ---------------   --------    --------     --------      --------

Interest income..................................      $14,711      $13,702     $11,637      $10,858      $11,480
Interest expense.................................        8,310        8,239       6,595        5,924        6,657
                                                        ------       ------      ------       ------       ------
Net interest income..............................        6,401        5,463       5,042        4,934        4,823
Provision (credit) for loan losses...............           --       (1,212)         16           14          (98)
                                                      --------       ------      ------       ------      -------
Net interest income after provision
  (credit) for loan losses.......................        6,401        6,675       5,026        4,920        4,921
Noninterest income (loss)........................          530          221          71         (50)          269
Noninterest expense (1)..........................        5,105        4,117       3,077        2,815        2,514
                                                        ------       ------      ------       ------       ------
Income before income taxes.......................        1,826        2,779       2,020        2,055        2,676
Provision for income taxes.......................          664        1,026         690          637          815
                                                       -------       ------    --------       ------          ---
Income before change in accounting principle.....        1,162        1,753       1,330        1,418        1,861
Change in accounting principle...................           --           --          --          628           --
                                                      --------     --------   ---------       ------     --------
Net income.......................................      $ 1,162      $ 1,753     $ 1,330      $ 2,046      $ 1,861
                                                        ======       ======      ======       ======       ======
Earnings per common share .......................     $   0.37     $   0.56     $  0.10(2)       -- (3)       -- (3)
                                                       =======      =======      ======      =======      =======
Shares used to calculate earnings per share......    3,149,062    3,125,933   3,125,000          -- (3)       -- (3)



-------------------------
(1) For 1997, includes a $932,000 special assessment for the recapitalization of the SAIF.
(2) Consists of earnings following the conversion of the Bank from mutual to stock form on April 7, 1995 through June 30, 1995.
(3) The Bank had no common shares prior to its conversion from the mutual to stock form in April 1995.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Key Operating Ratios and Other Data

     The table below sets forth certain performance ratios and other data of the Bank for the periods indicated.

                                                                                           At or For the Year Ended June 30,
                                                                                ----------------------------------------------------
                                                                                 1997       1996        1995       1994       1993
                                                                                 ----       ----        ----       ----       ----
Performance Ratios:
Return on average assets (net earnings divided by average total assets) (1)..    0.61%      0.96%       0.81%      0.89%      1.19%
Return on average equity (net earnings divided by average equity) (1)........    4.34       6.61        6.67       9.12      13.70
Net interest rate spread.....................................................    2.87       2.48        2.71       2.86       2.96
Net interest margin (net interest income as a percentage
  of average interest-earning assets)........................................    3.53       3.13        3.19       3.18       3.24
Net interest income to average assets........................................    3.37       2.99        3.08       3.07       3.09
Average interest-earning assets to average interest-bearing liabilities......  114.16     113.80      111.57     108.53     106.78
Noninterest expense/average assets...........................................    2.69       2.25        1.88       1.75       1.61
Efficiency ratio(2)..........................................................   73.65      72.43       60.18      57.64      49.37
Quality Ratios:
Non-performing loans to total loans (3)......................................    0.74       0.27        1.47       1.92       2.25
Non-performing assets to total assets........................................    0.74       0.21        1.51       2.02       2.09
Allowance for loan losses to total loans (3).................................    1.27       1.45        1.34       1.48       1.64
Capital Ratios:
Average equity to average assets ratio (average equity divided by average
  total assets)..............................................................   14.10      14.49       12.16       9.96       8.75
Equity to assets at period end...............................................   13.78      14.36       15.24      10.43       9.17
Number of:
Mortgage loans serviced......................................................   2,476      2,280       2,211      2,120      1,988
Non-mortgage loans serviced..................................................     566        315         127        106        112
Deposit accounts.............................................................  17,223     15,039      13,477     13,284     13,349
Offices (all full service)...................................................       4          4           3          3          3
Per Share Data(4)(5):
Book value per share.........................................................  $ 8.80     $ 8.51    $   8.33        N/A        N/A
Earnings per share...........................................................    0.37       0.56        0.10        N/A        N/A
Dividends declared per share.................................................    0.38       0.32         N/A        N/A        N/A
Dividend  payout ratio  (dividends  declared per share
  divided by net income per share)(6)........................................  102.70      57.14         N/A        N/A        N/A

-----------------
(1) For 1997, had the $932,000 special assessment for the recapitalization of the SAIF not been incurred, the return on average assets would have been 0.92% and the return on average equity would have been 6.42%.
(2)  Noninterest expense to sum of net interest income and noninterest income.
(3)  Total loans exclude mortgage/asset-backed securities.
(4)  Based on outstanding shares at period end.
(5) The Bank had no common stock or capital prior to its conversion from the mutual to stock form in April 1995.
(6) Includes dividends received by the Mutual Holding Company. Represents dividends declared divided by net income.

--------------------------------------------------------------------------------

                                  RISK FACTORS

         Before investing in shares of the Common Stock offered hereby, prospective investors should carefully consider the matters presented below in addition to those discussed elsewhere in this Prospectus.

Intent to Remain Independent; Unsuitability as Short-Term Investment

         The directors and executive officers of the Company and the Bank believe that it is in the best interests of the Bank, the Company and the Company's shareholders for the Company and the Bank to remain independent, with the objective of long-term enhancement of shareholder value. Accordingly, an investment in the Common Stock of the Company may not be suitable for investors who are seeking short-term returns through a sale of the Company.

Certain Anti-Takeover Provisions

         Certain provisions of the Company's certificate of incorporation and bylaws, as well as certain federal regulations, assist the Company in maintaining its status as an independent publicly owned corporation and serve to render a hostile takeover more difficult. These provisions provide for, among other things, limits on voting rights, supermajority voting, authorized but unissued shares of common and preferred stock, staggered terms for members of the board of directors, noncumulative voting for directors, limits on the calling of special meetings, and restrictions on certain business combinations. In particular, the Company's Certificate of Incorporation provides that beneficial owners of more than 10% of the Company's outstanding common stock may not vote the shares owned in excess of the 10% limit, and for a period of five years from the completion of the Conversion and Reorganization, no person may directly or indirectly offer to acquire or acquire the beneficial ownership of more than 10% of any class of an equity security of the Company. The impact of these provisions on the submission of a proxy on behalf of a beneficial holder of more than 10% of the Common Stock is to disregard for voting purposes and require divestiture of the amount of stock held in excess of 10% (if within five years of the Conversion and Reorganization more than 10% of the Common Stock is beneficially owned by a person). Unless the grantor of a revocable proxy is an affiliate or an associate of a 10% holder or there is an arrangement, agreement, or understanding with such 10% holder, these provisions would not restrict (1) the ability of a 10% holder of revocable proxies to exercise revocable proxies for which the 10% holder is neither a beneficial nor record owner or (2) the ability of a beneficial owner of less than 10% of the Common Stock to solicit revocable proxies during a public proxy solicitation for a particular meeting of stockholders and vote such proxies. However, these provisions may discourage potential proxy contests. Additional restrictions apply after the completion of the Conversion and Reorganization.

         Furthermore, the Bank intends to enter into employment agreements with nine members of management of the Bank whereby such individuals would be entitled to lump sum compensation in the event of termination of employment following a change-in-control of the Bank or the Company. Assuming there was a change-in-control on June 30, 1997, and the agreements were triggered, the eight individuals would be entitled to aggregate compensation of approximately $1.2 million. See "Management of the Bank - Executive Compensation - Employment Agreements."

         Despite the belief of the Bank and the Company that such anti-takeover provisions benefit stockholders of the Company, such provisions may have the effect of discouraging a future takeover attempt not approved by the Company's Board of Directors, pursuant to which stockholders might receive a substantial premium for their shares over then-current market prices. As a result, stockholders who might desire to participate in such a transaction might not have any opportunity to do so. Such provisions will also render the removal of the Company's Board of Directors and management more difficult and, therefore, may serve to perpetuate current management. The Boards of Directors of the Bank and the Company, however, have concluded that the potential benefits outweigh the possible disadvantages, because they believe that such provisions encourage potential acquirors to negotiate directly with the Boards of Directors. The Boards of Directors believe that they are in the best position to act on behalf of all stockholders. Further, the Board of Directors of the Company has the ability to waive certain restrictions on acquisition, provided that the proposed acquisition is approved by a majority of the disinterested members of the Board of Directors. See "Certain Restrictions on Acquisition of the Company."

Construction Lending Risks

         Prompted by demand for new residential housing units in its market area, the Bank has been an active originator of residential construction loans, predominantly speculative loans to approximately 48 local residential builders. Residential construction loans constituted $25,149,000 or 14.71% of the loan portfolio at June 30, 1997. Subject to market conditions, the Bank intends to continue originating residential construction loans.

         Construction lending generally involves greater credit risk than one-to four-family mortgage lending. Construction loans generally have higher loan balances than one-to four-family mortgage loans. In addition, the potential for cost overruns because of the inherent difficulties in estimating construction costs and, therefore, collateral values and the difficulties and costs associated with monitoring construction progress, among other things, are major contributing factors to this greater credit risk. Speculative construction loans have the added risk that there is not an identified buyer for the completed home when the loan is originated, with the risk that the builder will have to service the construction loan debt and finance the other carrying costs of the completed home for an extended time period until a buyer is identified. Furthermore, the demand for construction loans and the ability of construction loan borrowers to service their debt depends on the state of the local economy, and market interest rate levels. A material downturn in economic conditions would be expected to have a material adverse effect on the credit quality of the construction loan portfolio, and may require management to establish additional provisions for loan losses, which would have a material adverse effect on net income. See "Business of the Bank - Lending Activities - Construction Loans."

Potential Impact of Changes in Interest Rates

         The Bank's profitability is dependent to a large extent upon its net interest income, which is the difference between its interest income on interest-earning assets, primarily loans and securities, and its interest expense on interest-bearing liabilities, primarily deposits and other borrowings (the interest rate spread). The Bank's loans and investments generally have longer effective maturities than its deposits. As a result, the yield on interest-earning assets will adjust to changes in interest rates at a slower rate than the cost of the Bank's interest-bearing liabilities. During periods of increasing interest rates, net interest income is likely to be negatively affected because the Bank's interest rate sensitive liabilities would be expected to reprice faster than its interest rate sensitive assets, causing a decline in the Bank's interest rate spread and margin. This would result from an increase in the Bank's cost of funds that would not be immediately offset by an increase in its yield on loans and investments. An increase in the cost of funds without an equivalent increase in the yield on funds would tend to reduce net interest income. In times of falling interest rates, the lag in repricing of interest rate sensitive assets could be expected to have the opposite effect on the Bank. However, falling interest rates may result in the refinancing by customers of loans at lower interest rates or the investment of funds by the Bank at lower interest rates, either of which would reduce the interest rate spread and margin of the Bank and, therefore, reduce net interest income. For additional discussion of interest rate risk and the Bank's management of its interest-bearing liabilities and interest-earning assets, see "Management's Discussion and Analysis of Financial Condition and Results of Operations - Management Strategy" and "- Asset/Liability Management." As discussed under "Business of the Bank," more than 87% of the mortgage loan portfolio consists of adjustable rate loans due more than one year after June 30, 1997, and more than 53% of the mortgage-backed securities portfolio are secured by adjustable rate loans.

Decreased Return on Average Equity and Increased Expenses Immediately After Conversion and Reorganization

         Return on average equity (net income divided by average equity) is a ratio used by many investors to compare the performance of a savings institution to its peers. As a result of the Conversion and Reorganization, the Company's equity will increase substantially. The Company's expenses also will increase because of the costs associated with the employee stock ownership plan, restricted stock ownership plan, and the costs of being a public company. Because of the increases in equity and expenses, return on equity may decrease as compared to performance in previous years. Initially, the Company and the Bank intend to invest the net proceeds in short term investments which generally have lower yields than residential mortgage loans. For the years ended June 30, 1997 and 1996, return on average equity was 4.3% (6.4% without the SAIF assessment) and 6.6%, respectively. A lower return on equity could reduce the trading price the Company's shares. See "Use of Proceeds."

Possible Dilutive Effect of Issuance of Additional Shares

         Various possible and planned issuances of common stock could dilute the interests of prospective stockholders of the Company or existing stockholders of the Bank who will become stockholders of the Company following consummation of the Conversion and Reorganization, as noted below.

         The number of shares to be sold in the Conversion and Reorganization may be increased to up to 4,364,250 shares as a result of an increase in the Offering Range of up to 15% to reflect changes in market and financial conditions following the commencement of the Offerings, or to fill in whole or in part the stock order of the ESOP. An increase in the number of shares will decrease net income per share and stockholders' equity per share. See "Capitalization" and "Pro Forma Data."

         The ESOP intends to purchase 8% of the Conversion Stock to be issued in the Offerings (excluding exchanged shares). In the event that there are insufficient shares available to fill the ESOP's order due to an oversubscription by Eligible Account Holders, and the ESOP is unable to fulfill its subscription through the use of its first priority with respect to Common Stock sold above the maximum of the Offering Range, the Company may issue authorized but unissued shares of common stock to the ESOP after the conclusion of the Offerings in an amount sufficient to fill the ESOP's order or the ESOP may purchase shares in the open market. In the event that additional shares of Common Stock are issued to the ESOP to fill its order, stockholders would experience dilution of their ownership interests by 5.3%, assuming the ESOP purchased no shares in the Offerings) and per share stockholders' equity and per share net income would decrease as a result of an increase in the number of outstanding shares of Common Stock. See "Management of the Bank - Certain Benefits - Employee Stock Ownership Plan" and "The Conversion and Reorganization - The Offerings - Subscription Offering - ESOP (Second Priority)."

         The 1998 RSP intends to acquire an amount of common stock equal to 4.0% of the shares of Conversion Stock issued in the Offerings. Such shares of common stock may be acquired in the open market with funds provided by the Company, if permissible, or from authorized but unissued shares of Common Stock. In the event that additional shares of common stock are issued to the 1998 RSP, resulting in a 2.8% overall increase in outstanding shares of common stock, stockholders would experience dilution of their ownership interests by 2.7% and per share stockholders' equity and per share net income would decrease. See "Pro Forma Data" and "Management of the Company - Proposed Future Stock Benefit Plans
- 1998 Management Recognition Plan."

         The Company intends to reserve for future issuance pursuant to the 1998 Option Plan a number of authorized shares of common stock equal to an aggregate of 10% of the Conversion Stock issued in the Offerings (330,000 shares, based on the midpoint of the Offering Range). In the event that such shares are issued, resulting in a 7.0% overall increase in outstanding shares of common stock, stockholders would experience dilution of their ownership interests by 6.6% and per share stockholders' equity and per share net income would decrease. See "Pro Forma Data" and "Management of the Company - Proposed Future Stock Benefit Plans
- 1998 Stock Option Plan."

         The Bank previously adopted and maintains the 1994 Stock Option Plan ("1994 Option Plan"), which reserved for issuance 97,237 shares of Bank Common Stock. As of June 30, 1997, no shares had been issued as a result of the exercise of options granted under the 1994 Option Plan. Upon consummation of the Conversion and Reorganization, this plan will become a plan of the Company and common stock of the Company will be issued in lieu of Bank Common Stock pursuant to the terms of such plans. Assuming an exchange ratio of 1.4443, the 97,237 unexercised options under the 1994 Option Plan at June 30, 1997 would be converted into options to purchase 140,439 shares of common stock. See "Management of the Bank - Certain Benefits -1994 Stock Option Plan."

Voting Power of Directors and Executive Officers

         Directors and executive officers of the Company, who currently hold 135,205 shares (including unexercised stock options) or 4.3% of the outstanding Bank Common Stock, expect to hold approximately 5.5% to 5.1% of the shares of common stock outstanding upon consummation of the Conversion and Reorganization (based upon the exchange of Bank Common Stock and anticipated purchases of Conversion Stock at the minimum and the maximum of the Offering Range, respectively). See "Beneficial Ownership of Capital Stock." Executive officers of the Company, as well as other eligible employees of the Company, also will hold shares of common stock which are allocated to the accounts established for them pursuant to the ESOP. The ESOP intends to purchase 8% of the Conversion Stock to be issued in the Offerings (264,000 shares based on the midpoint of the Offering Range). Under the terms of the ESOP, shares of common stock that have not yet been allocated to the accounts of employee participants in the ESOP, or for which no voting instructions have been received, will be voted by the trustees of the ESOP, who are directors of the Company in accordance with the direction of the ESOP Committee.

         The Bank's 1994 Recognition and Retention Plan and Trust ("1994 RRP") purchased 38,895 shares of Bank Common Stock in connection with the MHC Reorganization. In addition, subject to stockholder approval following the consummation of the Conversion and Reorganization, the Company
expects to acquire common stock on behalf of the 1998 RSP, a non-tax qualified restricted stock plan, in an amount equal to 4.0% of the Conversion Stock issued in the Offerings (132,000 shares based on the midpoint of the Offering Range). Under the terms of the 1994 RRP and 1998 RSP, directors and executive officers are allocated shares of common stock over which they have voting power and the trustees of such plan, who also are directors of the Company, will have authority to vote all shares held by such plan that have not been earned and distributed, as directed by the trustees of the plan. Subject to stockholder approval, the Company also intends to reserve for future issuance pursuant to the 1998 Option Plan a number of authorized shares of common stock equal to an aggregate of 10% of the Conversion Stock issued in the Offerings (330,000 shares, based on the midpoint of the Offering Range). These options are in addition to the unexercised options for 97,237 shares of Bank Common Stock previously granted under the 1994 Option Plan at June 30, 1997 adopted in connection with the MHC Reorganization. See "Management of the Company - Proposed Future Stock Benefit Plans" and "Management of the Bank - Certain Benefits."

         Management's potential voting power could, together with additional stockholder support, preclude or make more difficult takeover attempts which do not have the support of the Company's Board of Directors and may tend to perpetuate existing management. Moreover, such voting control will enable the Company's Board of Directors and management to block approval of transactions requiring the approval of 80% of the stockholders. See "Comparison of Stockholders' Rights - Amendment of Governing Instruments" and "Certain Restrictions on Acquisition of the Company.

Competition

         The Bank faces significant competition both in making loans and in attracting deposits. The State of Missouri has a high density of financial institutions, several of which are branches of significantly larger institutions that have greater financial resources than the Bank. All of these institutions are competitors of the Bank to varying degrees including large commercial banks and thrift institutions with headquarters outside of Missouri that have branch offices in the market area. The Bank's competition for loans comes principally from other savings institutions, credit unions, regional bank and thrift holding companies and commercial banks located in its primary market area. Significant competition for the Bank's other deposit products and services comes from money market mutual funds, brokerage firms, and insurance companies. The primary factors in competing for loans are interest rates and loan origination fees and the range of services offered by various financial institutions. Competition for origination of real estate loans normally comes from other savings institutions, commercial banks, mortgage bankers, mortgage brokers and insurance companies.

         The Bank's primary competition consists of financial institutions with offices located near the Bank's branch offices and includes five thrift institutions and 17 commercial banks and 12 credit unions.
See "Business of the Bank - Competition."

Geographic Concentration

         The primary market area of the Bank is Greene County, Missouri. As a result, economic conditions in this one county can significantly impact the deposit and loan activities of the Bank. Although this area is economically diversified, an economic downturn in this area could negatively impact the operations of the Bank. See "Business of the Bank - Market Area."

Expected Increase in the Provision for Loan Losses

         The Bank recorded no provisions for loan losses during the 1997 fiscal year and recorded a $1,211,502 credit to the provision for the 1996 fiscal year due to net recoveries of amounts previously charged to income. As a result, net income reported during recent years by the Bank has been favorably impacted by the nonrecurring credit and the lack of provisions. Provisions for loan losses reduce net income and credits increase net income.

         It is expected that provisions for loan losses will be taken within the next year if the past growth in the loan portfolio continues or if conditions otherwise necessitate additional provisions. These expected provisions will negatively impact net income. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Results of Operation - Comparison of Years Ended June 30, 1997 and 1996 - Provision for Loan Losses."

Possible Delay in Completing the Offerings

         The Bank intends to end the Offerings on _________________ and complete the Conversion and Reorganization before _____________. However, certain events are beyond the control of the Primary Parties, including, among other things, market conditions, subscriber interest, an update of the appraisal after the end of the Offerings, the results of meetings of stockholders and members of the Bank and Mutual Holding Company, and regulatory review and approval. If the Offerings are extended beyond _____________, completion of the Conversion and Reorganization will be delayed. See "The Conversion - Required Approvals." The Offerings may not extend beyond ___________ without the approval of the OTS and the OTS may require a resolicitation of subscribers if the Conversion and Reorganization cannot be completed before __________________. Solely in the event of a resolicitation, subscribers will have the right to confirm, increase, decrease, or rescind their subscription and the failure of a subscriber to provide an affirmative response will result in the rescission of the subscription and the prompt return of funds, including interest at the Bank's passbook rate, following the end of the resolicitation period.

         Subscribers should be aware that payment for shares, whether made by check, money order, or authorization for withdrawal from accounts maintained at the Bank, will be unavailable to the subscriber until the Offerings are completed or terminated.

Regulatory Oversight and Proposed Legislation

         The Bank is subject to extensive regulation, supervision, and examination by the OTS as its chartering authority and primary federal regulator, and by the Federal Deposit Insurance Corporation (the "FDIC"), which insures its deposits up to applicable limits. The Bank is a member of the Federal Home Loan Bank ("FHLB") of Des Moines. As the savings and loan holding company of the Bank, the Company is also subject to regulation and oversight by the OTS. Such regulation and supervision governs the activities in which an institution can engage and is intended primarily for the protection of the FDIC insurance fund and depositors. Regulatory authorities have been granted extensive discretion in connection with their supervisory and enforcement activities. See "Regulation."

         A bill has been passed by the House Banking Committee that would consolidate the OTS with the Office of the Comptroller of the Currency ("OCC") and eliminate the federal thrift charter. All federal thrifts, such as the Bank, would be forced to convert to national banks, state banks or state thrifts. Under current law and regulations, a unitary savings and loan holding company, such as the Company, which has only one thrift subsidiary that meets the qualified thrift lender ("QTL") test, such as the Bank, has essentially unlimited investment authority. See "Regulation - Company Regulation." Legislation has also been proposed which, if enacted, would limit the non-banking related activities of the savings and loan holding company to those activities permitted for bank holding companies.

Lack of IRS Private Letter Ruling

         The IRS has  placed  transactions  which  involve  certain  "downstream mergers" (such as the merger of the Mutual Holding Company, after the Conversion, into the Bank) into a "no rule" area. However, the Bank has obtained a tax opinion from counsel, which supports the tax-free nature of the transaction, but is not binding upon the IRS. Management does not believe the fact that the IRS has placed this transaction into a "no rule" area will result in the IRS treating the Conversion and the Reorganization as taxable transactions. If the IRS determines that the tax effects of the transaction are to be treated differently from that presented in the tax opinion, the Mutual Holding Company, Bank and stockholders may be subject to adverse tax consequences as a result of the Conversion and Reorganization.

Possible Adverse Income Tax Consequences of the Distribution of Subscription Rights

         The Primary Parties have received an opinion of RP Financial that subscription rights granted to Eligible Account Holders, Supplemental Eligible Account Holders, and Other Members have no value. However, this opinion is not binding on the IRS. If the subscription rights granted are deemed to have an ascertainable value, receipt of such rights likely would be taxable in an amount equal to such value (as capital gain or ordinary income) only to those Eligible Account Holders, Supplemental Eligible Account Holders or Other Members who exercise the subscription rights. Whether subscription rights are considered to have ascertainable value is an inherently factual determination. See "The Conversion and Reorganization - Effects of the Conversion and Reorganization" and "- Tax Aspects."

Possible Year 2000 Computer Program Problems

         A great deal of information has been disseminated about the global computer crash that may occur in the year 2000. Many computer programs that can only distinguish the final two digits of the year entered (a common programming practice in earlier years) are expected to read entries for the year 2000 as the year 1900 and compute payment, interest or delinquency based on the wrong date or are expected to be unable to compute payment, interest or delinquency. Rapid and accurate data processing is essential to the operation of the Bank. Data processing is also essential to most other financial institutions and many other companies.

         All of the material data processing of the Bank that could be affected by this problem is provided by a third party service bureau. The service bureau of the Bank has advised the Bank that it expects to resolve this potential problem before the year 2000. However, if the service bureau is unable to resolve this potential problem in time, the Bank would likely experience significant data processing delays, mistakes or failures. These delays, mistakes or failures could have a significant adverse impact on the financial condition and results of operation of the Bank.

                        GUARANTY FEDERAL BANCSHARES, INC.

         The Company was organized in September 1997 at the direction of the Board of Directors of the Bank for the purpose of holding all of the capital stock of the Bank and in order to facilitate the Conversion and Reorganization. The Company has applied for the approval of the OTS to become a savings and loan holding company and as such will be subject to regulation by the OTS. After completion of the Conversion and Reorganization, the Company will conduct business initially as a unitary savings and loan holding company. See
"Regulation - Company Regulation." Upon consummation of the Conversion and Reorganization, the Company will have no significant assets other than (i) all of the outstanding shares of stock of the Bank, (ii) notes evidencing the Company's loans to the ESOP and to the Bank, (iii) real estate (with a carrying value of $1.2 million at June 30, 1997) purchased by the Mutual Holding Company and partially funded with a loan from the Bank (the Mutual Holding Company expects to repay this loan prior to the completion of the Conversion and Reorganization), and (iv) the portion of the net proceeds from the Offerings retained by the Company, and the Company will have no significant liabilities. See "Use of Proceeds." Initially, the management of the Company and the Bank will be substantially similar, and the Company will use the premises, equipment and furniture of the Bank. At the present time, the Company does not intend to employ any persons other than executive officers who are also executive officers of the Bank, and the Company will utilize the support staff of the Bank from time to time. Additional employees will be hired as appropriate to the extent the Company expands or changes its business in the future.

         Management believes that the holding company structure will provide the Company with additional flexibility to diversify, should it decide to do so, its business activities through existing or newly formed subsidiaries, or through acquisitions of or mergers with other financial institutions and financial services related companies. Although there are no current arrangements, understandings or agreements regarding any such opportunities or transactions, the Company will be in a position after the Conversion and Reorganization, subject to regulatory limitations and the Company's financial position, to take advantage of any such acquisition and expansion opportunities that may arise. The initial activities of the Company are anticipated to be funded by the proceeds to be retained by the Company and earnings thereon, as well as dividends from the Bank. See "Dividend Policy."

         The Company's principal executive office is located at the home office of the Bank at 1341 W. Battlefield, Springfield, Missouri 65807, and its telephone number is (417) 889-2494.

                                    THE BANK

         Guaranty Federal is a federally chartered stock savings bank that was formed as a result of the reorganization of Guaranty Federal Savings and Loan Association of Springfield (the "Mutual Association") from a federal mutual savings association into a federal mutual holding company structure in April 1995 (the "MHC Reorganization"). The current name was obtained during the MHC Reorganization. The Bank was originally chartered in 1913 by the State of Missouri as Guaranty Savings and Loan Association. A federal charter was granted to the Mutual Association in 1935, the same year that its deposit accounts became federally insured and the Mutual Association became a member of the FHLB System. The Bank's deposits are now insured by the FDIC under the Savings Association Insurance Fund (the "SAIF"), and the Bank is regulated by the OTS.

         The principal business of the Bank consists of attracting deposits from the general public and using such deposits to originate mortgage loans secured by one- to four-family residences and, to a lesser extent, multi-family, construction and commercial real estate loans and consumer and business loans. The Bank also uses these funds to purchase loans secured by one- to four-family residences, mortgage-backed securities, US government and agency obligations and other permissible securities. When cash outflows exceed inflows, the Bank uses borrowings as an additional financing source. Guaranty Federal's income is derived largely from interest on interest-earning assets such as loans, mortgage-backed securities and investments. Its principal expenses are interest paid on deposits and borrowings, operating expenses and provisions for loan losses.

                       GUARANTY FEDERAL BANCSHARES, M.H.C.

         The Mutual Holding Company is a federally chartered mutual holding company that was chartered in April 1995, in connection with the MHC Reorganization. Pursuant to the MHC Reorganization, (i) the Bank was formed as a new federal stock savings bank subsidiary of the Mutual Association, (ii) the Mutual Association transferred substantially all of its assets and all of its liabilities to the Bank, and (iii) the Mutual Association amended its mutual savings bank charter into a mutual holding company charter and was renamed Guaranty Federal Bancshares, M.H.C. Concurrently with the MHC Reorganization, 972,365 shares of the Bank Common Stock representing 31.1% of the then issued and outstanding shares of the Bank Common Stock were issued in a subscription and community offering to certain depositor and borrower members of Guaranty Federal and certain other persons. Each share of Bank Common Stock was issued and sold at a price of $8.00 per share. As of June 30, 1997, the Mutual Holding Company owned 68.9% (2,152,635 shares) of the outstanding Bank Common Stock, which is the Mutual Holding Company's primary asset. At June 30, 1997, the Mutual Holding Company's other assets included real property with a carrying value of $1.2 million for which a $600,000 loan balance existed with the Bank, cash and cash equivalents of $691,000, and equity securities in the amount of $116,000.

         Pursuant to applicable regulations, the Mutual Holding Company is required to own at least a majority of the Common Stock, and therefore the Mutual Holding Company is able to elect the Board of Directors and otherwise direct the affairs of the Bank. Voting and liquidation rights in the Mutual Holding Company are held by the depositors and certain borrowers of the Bank. Accordingly, the depositors and certain borrowers indirectly control the affairs of the Bank as a result of their authority to direct the Board of Directors and otherwise control the affairs of the Mutual Holding Company. As part of the Reorganization, the Mutual Holding Company will convert from mutual to stock form and simultaneously merge into the Bank, with the Bank being the surviving entity.

                                 USE OF PROCEEDS

         Net proceeds from the sale of the Conversion Stock are estimated to be between $27,135,000 and $37,035,000 ($42,727,500 assuming an increase in the
Offering Range by 15%). See "Pro Forma Data" as to the assumptions used to arrive at such amounts.

         The Company will use at least 50% of the net proceeds to purchase all of the capital stock of the Bank and will use the balance of the net proceeds, less the amount of the loan by the Company to the ESOP, as its initial capitalization. The net proceeds contributed to the Bank will become part of the Bank's general funds for use in its business, through its current activities, subject to applicable regulatory restrictions. The portion of the net proceeds retained by the Company initially may be used to, among other possible investments, invest in U.S. Government and federal agency securities of various maturities, high-grade short-term and medium-term marketable securities, adjustable and fixed rate mortgage-backed securities, equity securities, deposits of or loans to the Bank, a combination thereof or to repay existing borrowings. The Bank may likewise use the proceeds it receives to, among other things, repay a portion of its borrowings from the FHLB, invest in high grade securities of various maturities, including federal government and agency securities, and mortgage-backed securities or it may use the proceeds in a combination thereof. Ultimately, the portion of net proceeds retained by the Company may be used: (i) to fund the 1998 RSP ($1,122,000 and $1,518,000 based on the sale of 2,805,000 and 3,795,000 shares of Conversion Stock at $10.00 per share at the minimum and maximum of the Offering Range, respectively), (ii) to support the Bank's lending activities, (iii) to support future expansion of operations through establishment of additional branch offices or other customer facilities, (iv) to support acquisitions of other financial service organizations, such as other mutual or stock savings institutions and commercial banks, (v) to support future expansion into other lending markets, (vi) to support future diversification into other banking related businesses (although no such transactions are specifically being considered at this time), and (vii) for other business and investment purposes, including the possible payment of dividends, and repurchases of the Common Stock. The Company intends to lend funds to the ESOP sufficient to enable the ESOP to purchase up to 8% of the Conversion Stock. Based upon the sale of 2,805,000 or 3,795,000 shares of Conversion Stock at the minimum and maximum of the Offering Range, respectively, the loan to the ESOP to purchase 8% of the Conversion Stock would be approximately $2,244,000 or $3,036,000, respectively. The ESOP loan is currently expected to be for 10 years at an adjustable interest rate approximately equal to the prime rate published in The Wall Street Journal.

         Upon completion of the Conversion and Reorganization, the Board of Directors will have the authority to adopt stock repurchase plans, subject to any applicable statutory and regulatory requirements. Based upon facts and circumstances which may arise following Conversion and Reorganization, the Board of Directors may determine to repurchase stock in the future. Such facts and circumstances may include, but are not limited to, (i) market and economic factors such as the price at which the stock is trading in the market, the volume of trading, the attractiveness of other investment alternatives in terms of the rate of return and risk involved in the investment, the ability to increase the book value and/or earnings per share of the remaining outstanding shares, and an improvement in the Company's return on equity; (ii) the avoidance of dilution to stockholders by not having to issue additional shares to cover the exercise of stock options or to fund employee stock benefit plans; or (iii) any other circumstances in which repurchases would be in the best interests of the Company and its shareholders. Any stock repurchases will be subject to the determination of the Board of Directors that both the Company and the Bank will be capitalized in excess of all applicable regulatory requirements after any such repurchases and that capital will be adequate taking into account, among other things, the level of non-performing and other risk assets, the Company's and the Bank's current and projected results of operations and asset/liability structure, the economic environment, and tax and other considerations. For a discussion of regulatory restrictions on the repurchase of stock during the first three years after the Conversion and Reorganization, see "The Conversion and Reorganization - Certain Restrictions on Purchase or Transfer of Shares After the Conversion and Reorganization."

                                 DIVIDEND POLICY

         Upon completion of the Conversion and Reorganization, the Board of Directors of the Company will have the authority to declare dividends on the Common Stock, subject to statutory and regulatory requirements. Following consummation of the Conversion and Reorganization, the Board of Directors of the Company intends to pay semi-annual cash dividends on the Common Stock commencing with the second quarter of the calendar year, in an annual amount of approximately $0.30 per share. Declarations of dividends by the Board of Directors will depend upon a number of factors, including, but not limited to:
(i) the amount of net proceeds from the Offerings retained by the Company, (ii) investment opportunities available to the Company or the Bank, (iii) capital requirements, (iv) regulatory limitations, (v) the Company's and the Bank's financial condition and results of operations, (vi) tax considerations, and
(vii) general economic conditions. Consequently, there can be no assurance that dividends will in fact be paid on the Common Stock or that, if paid, such dividends will not be reduced or eliminated in future periods.

         Dividends from the Company will depend, in part, upon receipt of dividends from the Bank, because the Company initially will have no source of income other than dividends from the Bank, earnings from the investment of proceeds from the sale of Common Stock retained by the Company, and principal and interest payments with respect to the Company's loan to the ESOP. A regulation of the OTS imposes limitations on "capital distributions" by savings institutions, including cash dividends, payments by savings institution to repurchase or otherwise acquire its stock, payments to stockholders of another savings institution in a cash-out merger and other distributions charged against capital. The regulation establishes a three-tiered system, with the greatest flexibility being afforded to well-capitalized or Tier 1 savings institutions and the least flexibility being afforded to under-capitalized or Tier 3 savings institution. As of June 30, 1997, the Bank was a Tier 1 savings institution and is expected to continue to so qualify immediately following the consummation of the Conversion and Reorganization.

         Any payment of dividends by the Bank to the Company which would be deemed to be a distribution from the Bank's bad debt reserves for federal income tax purposes would require a payment of taxes at the then-current tax rate by the Bank on the amount of earnings deemed to be removed from the reserves for such distribution. At June 30, 1997, the Bank's bad debt reserves for which no federal deferred tax liabilities are recorded amounted to $5.1 million, and as a result for tax purposes (but not regulatory purposes) the Bank could declare approximately $22.4 million of dividends without having to recognize additional Federal income tax expense on its bad debt reserves for federal income tax purposes. The Bank has no current intention of making any distribution that would create such a federal tax liability either before or after the Conversion and Reorganization. See "Federal and State Taxation" and "Risk Factors - Regulatory Oversight and Possible Recapture of Bad Debt Reserve."

         Unlike the Bank, the Company is not subject to the aforementioned regulatory restrictions on the payment of dividends to its stockholders, although the source of such dividends will be, in part, dependent upon dividends from the Bank in addition to the net proceeds retained by the Company and earnings thereon. The Company is subject, however, to the requirements of Missouri law. See "Comparison of Stockholders' Rights - Payments of Dividends."

                             MARKET FOR COMMON STOCK

         There is an established, but relatively illiquid, market for the Bank Common Stock, which is currently listed on the National Market of The Nasdaq Stock Market under the symbol "GFED." At June 30, 1997, there were 3,125,000 shares of Bank Common Stock outstanding including 972,365 Public Bank Shares, which were held of record by 637 stockholders. The Bank Common Stock had 12 market makers as of June 30, 1997. The Company, however, is newly formed and has never issued capital stock. Consequently, there is no market for the Company's Common Stock. It is expected that the Company's Common Stock will be more liquid than the Bank Common Stock because there will be significantly more outstanding shares owned by the public. However, there can be no assurance that an active and liquid trading market for the Common Stock will develop or, if developed, will be maintained.

         The Company expects to have the Common Stock succeed the Bank Common Stock in being quoted on the National Market of The Nasdaq Stock Market under the Bank's current symbol, "GFED." The Company expects to obtain several market makers in the Common Stock. FBR has advised the Company that upon completion of the conversion it intends to continue as a market maker in the Common Stock depending upon the volume of trading and subject to compliance with applicable laws and regulatory requirements. FBR will assist the Company in obtaining additional market makers, but there can be no assurance that additional market makers will be identified. Making a market involves maintaining bid and ask quotations and being able, as principal, to effect transactions in reasonable quantities at those quoted prices, subject to various securities laws and other regulatory requirements.

         The following table shows the high and low per share sales prices of the Bank Common Stock as reported by The Nasdaq Stock Market and the dividends declared per share during the periods indicated.


                                                                    High                    Low                   Dividends(1)
                                                                    ----                    ---                   ------------
Fiscal Year Ended June 30, 1997
Quarter Ended June 30, 1997                                         $21.50                  $12.38                    $0.20
Quarter Ended March 31, 1997                                         13.00                   11.50                       --
Quarter Ended December 31, 1996                                      12.25                   10.25                     0.18
Quarter Ended September 30, 1996                                     11.75                    9.75                       --

Fiscal Year Ended June 30, 1996
Quarter Ended June 30, 1996                                         $12.25                  $11.25                    $0.16
Quarter Ended March 31, 1996                                         12.50                   11.50                       --
Quarter Ended December 31, 1995                                      12.25                    9.25                     0.16
Quarter Ended September 30, 1995                                      9.75                    8.00                       --


------------------
(1) The aggregate dividends paid were $1,000,000 for the 1996 fiscal year and $1,187,500 for the 1997 fiscal year.

         The closing price of a share of Public Bank Shares was $15.62 on May 20, 1997, the most recent day on which trading of the Bank Common Stock occurred preceding the Bank's announcement of the Conversion and Reorganization and ______ on ___________, 1997, the date of this Prospectus. There can be no assurances as to future prices of the Bank Common Stock prior to completion of the Conversion and Reorganization or the Common Stock of the Company upon consummation of the Conversion and Reorganization.

                                 CAPITALIZATION

         The following table presents, as of June 30, 1997, the unaudited historical capitalization of the Bank and the pro forma consolidated capitalization of the Company after giving effect to the Conversion and Reorganization, and other assumptions set forth below and under "Pro Forma Data" based upon the sale of shares at the minimum, midpoint, maximum, and 15% above the maximum of the Offering Range:


                                                                Minimum            Midpoint             Maximum        Maximum,
                                                               2,805,000           3,300,000            3,795,000     as adjusted
                                                              Shares at a         Shares at a          Shares at a     4,364,250
                                              Guaranty          Price of           Price of             Price of      Shares at a
                                               Federal           $10.00             $10.00               $10.00     Price of $10.00
                                              Historical        Per Share          Per Share            Per Share     Per Share(1)
                                              ----------        ---------          ---------            ---------     ------------
                                                                            (Dollars in Thousands)

Deposits(2)..................................   $151,246         $151,246            $151,246             $151,246       $151,246
Borrowings...................................     18,151           18,151              18,151               18,151         18,151
Other liabilities............................      2,578            2,578               2,578                2,578          2,578
                                                --------         --------            --------             --------       --------
Total liabilities............................   $171,975         $171,975            $171,975             $171,975       $171,975
                                                 =======          =======             =======              =======        =======

Stockholders' equity:(3)
  Common stock(4)............................      3,125              400                 470                  541            622
  Preferred stock(5).........................         --               --                  --                   --             --
  Additional paid-in capital (6).............      3,687           33,547              38,427               43,306         48,918
  Retained earnings (6)......................     18,620           20,055              20,055               20,055         20,055
  Unrealized gain on securities
  available-for-sale.........................      2,058            2,058               2,058                2,058          2,058
  Less:  Proposed Plans
    Common Stock acquired by ESOP(7).........         --           (2,244)             (2,640)              (3,036)        (3,491)
    Common Stock acquired by RSP(7)..........         --           (1,122)             (1,320)              (1,518)        (1,746)
                                               ---------           ------              ------               ------         ------

Total stockholders' equity (6)...............   $ 27,490         $ 52,694            $ 57,050             $ 61,406       $ 66,416
                                                 =======          =======             =======              =======        =======

---------------------
(1) As adjusted to give effect to an increase in the number of shares which could occur due to an increase in the Offering Range of up to 15% to reflect changes in market and financial conditions following the commencement of the Offerings.
(2) Does not reflect withdrawals from deposit accounts for the purchase of Conversion Stock in the Offerings. Such withdrawals would reduce pro forma deposits by the amount of such withdrawals.
(3) Assumes (i) that the 972,365 Public Bank Shares outstanding at June 30, 1997 are converted into 1,193,709, 1,404,364, 1,615,019 and 1,857,272
     Exchange Shares at the minimum, midpoint, maximum and 15% above the maximum of the Offering Range, respectively, and (ii) that no fractional shares of Exchange Shares will be issued by the Company.
(4) Par value of historical Bank Common Stock is $1.00 per share and par value of pro forma Common Stock is $0.10 per share.
(5) The Bank has 2,000,000 shares of Preferred Stock authorized with a par value of $1.00 per share and none outstanding. The Company has 2,000,000 shares of Preferred Stock authorized, $.10 par value per share, none of which are currently outstanding or will be outstanding after the completion of the Conversion and Reorganization.

(6) The pro forma retained earnings include $1,435,000 of assets of the Mutual Holding Company. The pro forma additional paid in capital and retained earnings reflect a restriction of the original retained earnings of the Bank prior to the conversion into the mutual holding company form in April 1995.
(7) Assumes that 8% and 4% of the shares sold in the Offerings will be purchased by the ESOP and 1998 RSP, respectively, although no shares will be purchased by the RSP in the Offerings. Such purchases by the 1998 RSP would occur upon receipt of stockholder approval no earlier than six months after completion of the Conversion and Reorganization. A purchase by the RSP in the Offerings has been included on a pro forma basis to give an indication of its effect on capitalization. The pro forma presentation does not show the impact of (a) results of operations after the Conversion and Reorganization, (b) changing market prices of shares of Common Stock after the Conversion and Reorganization, (c) a smaller than 4% purchase by the 1998 RSP, or (d) the purchase by the RSP of Common Stock out of authorized but unissued shares. Assumes that the funds used to acquire the ESOP shares will be borrowed from the Company for a ten year term at the prime rate. For an estimate of the impact of the loan on earnings, see "Pro Forma Data." If the ESOP obtained a loan from a third party, other borrowings would increase by the amount of Common Stock acquired by the ESOP. The Bank intends to make contributions to the ESOP sufficient to service and retire its debt. The amount to be acquired by the ESOP and 1998 RSP is reflected as a reduction of stockholders' equity. The issuance of authorized but unissued shares for the 1998 RSP in an amount equal to 4% of the outstanding shares of Conversion Stock issued in the Offerings could have the effect of diluting existing shareholders by approximately 2.7%. There can be no assurance that stockholder approval of the 1998 RSP will be obtained. See "Management of the Bank - Certain Benefits - Employee Stock Ownership Plan" and "Management of the Company - Proposed Future Stock Benefit Plans - 1998 Management Recognition Plan."

                   HISTORICAL AND PRO FORMA CAPITAL COMPLIANCE

         The following table presents the historical regulatory capital of the Bank at June 30, 1997, and the pro forma regulatory capital of the Bank as of that date, after giving effect to the Conversion and the Reorganization, based upon the minimum, midpoint, maximum and 15% above the maximum of the Offering Range, respectively. For a discussion of the assumptions underlying the pro forma capital calculations presented below, see "Use of Proceeds," "Capitalization" and "Pro Forma Data." The definitions of the terms used in the table are those provided in the capital regulations issued by the OTS. For a discussion of the capital standards applicable to the Bank, see "Regulation - Regulation of the Bank - Regulatory Capital Requirements."

                                                                            Pro Forma as of June 30, 1997
                                               -------------------------------------------------------------------------------------
                            Historical, as of     $28,050,000           $33,000,000            $37,950,000               $43,642,500
                             June 30, 1997          Minimum               Midpoint               Maximum        Maximum, as adjusted
                           ------------------- -------------------  ----------------------  ------------------- --------------------
                                    Percent              Percent                 Percent              Percent             Percent
                            Amount  of Assets    Amount  of Assets     Amount    of Assets    Amount  of Assets   Amount  of Assets
                            ------  ---------    ------  ---------     ------    ---------    ------  ---------   ------  ---------
                                                                     (Dollars in Thousands)
GAAP Capital...............$27,490    13.78%    $39,126   18.34%       $41,007    19.02%     $42,888   19.68%    $45,052    20.43%
                            ======    =====      ======   =====         ======    =====       ======   =====      ======    =====

Tangible Capital(1)(2).....$25,432    12.96%    $37,068   17.64%       $38,949    18.34%     $40,830   19.02%    $42,994    19.79%
Tangible Capital
  Requirement..............  2,943     1.50       3,151    1.50          3,185     1.50        3,220    1.50       3,259     1.50
                            ------    -----      ------   -----         ------    -----       ------   -----      ------    -----
Excess.....................$22,489    11.46%    $33,917   16.14%       $35,764    16.84%     $37,610   17.52%    $39,735    18.29%
                            ======    =====      ======   =====         ======    =====       ======   =====      ======    =====

Core Capital(1)(2)(3)......$25,432    12.96%    $37,068   17.64%       $38,949    18.34%     $40,830   19.02%    $42,994    19.79%
Core Capital Requirement...  5,886     3.00       6,302    3.00          6,371     3.00        6,439    3.00       6,518     3.00
                            ------    -----      ------   -----         ------    -----       ------   -----      ------    -----
Excess.....................$19,546     9.96%    $30,766   14.64%       $32,578    15.34%     $34,391   16.02%    $36,476    16.79%
                            ======    =====      ======   =====         ======    =====       ======   =====      ======    =====

Total Risk-Based
  Capital(1)(2)(4)(5)......$26,872    23.32%    $38,508   32.63%       $40,389    34.09%     $42,270   35.55%    $44,434    37.20%
Risk-Based Capital
  Requirement..............  9,218     8.00       9,441    8.00          9,477     8.00        9,513    8.00       9,555     8.00
                            ------    -----      ------   -----         ------    -----       ------   -----      ------    -----
Excess.....................$17,654    15.32%    $29,067   24.63%       $30,912    26.09%     $32,757   27.55%    $34,879    29.20%
                            ======    =====      ======   =====         ======    =====       ======   =====      ======    =====

-----------------
(1) Net unrealized gains or losses on securities classified as available for sale are excluded from regulatory capital when computing core and risk-based capital. The net unrealized gain on securities classified as available for sale amounted to $2,058,000 as of June 30, 1997.
(2) Tangible capital is computed as a percentage of adjusted total assets of $196.2 million prior to the consummation of the Offerings and $210.1 million, $212.4 million, $214.6 million and $217.3 million following the issuance of 3,998,709, 4,704,364, 5,410,019 and 6,221,522 shares of Common
     Stock in the Conversion and Reorganization, respectively. Core capital is computed as a percentage of adjusted total assets of $196.2 million prior to the consummation of the Offerings and $210.1 million, $212.4 million, $214.6 million and $217.3 million following the issuance of 3,998,709, 4,704,364, 5,410,019 and 6,221,522 shares of Common Stock in the Conversion and Reorganization, respectively. Risk-based capital is computed as a percentage of adjusted risk-weighted assets of $115.2 million prior to the consummation of the Offerings and $118.0 million, $118.5 million, $118.9 million and $119.4 million following the issuance of 3,998,709, 4,704,364, 5,410,019 and 6,221,522 shares of Common Stock in the Conversion and Reorganization, respectively.
(3) Does not reflect proposed amendments to regulatory capital requirements or, in the case of the core capital requirement, the 4.0% requirement to be met in order for an institution to be "adequately capitalized" under applicable laws and regulations. See "Regulation - Regulation of the Bank - Regulatory Capital Requirements."
(4) The pro forma risked-based capital ratios (i) reflect the receipt by the Bank of the assets held by the Mutual Holding Company and of 50% of the estimated net proceeds from the Offerings, and a reduction due to the 1998 RSP purchase and the ESOP purchase, (ii) assume no repayment of FHLB advances, and (iii) assume the investment of the net remaining proceeds received by the Bank in assets that have a 20% risk-weighting, as if such net proceeds had been received and so applied at June 30, 1997.
(5) Risk-weighted assets on a pro forma basis are calculated based on the percentage of risk-weighted assets to leveraged assets at June 30, 1997. Includes the $1.44 million of general allowance for loan losses that was included in risk-based capital as of June 30, 1997.

                                 PRO FORMA DATA

         The actual net proceeds from the sale of the Conversion Stock cannot be determined until the Conversion and Reorganization is completed. However, net proceeds are currently estimated to be between $27.14 million and $37.04 million. Actual Conversion and Reorganization expenses may vary from those estimated. Under the Plan of Conversion, the Conversion Stock must be sold in the Offerings at an aggregate subscription price not less than nor greater than the Offering Range, which is subject to adjustment. The Offering Range, as established by the Board of Directors is between a minimum of $28.05 million and a maximum of $37.95 million, with a midpoint of $33.00 million. This represents a range between a minimum of 2,805,000 shares and a maximum of 3,795,000 shares, based upon the Purchase Price of $10.00 per share. If the Offering Range is increased by up to 15% to reflect market or general financial conditions following the commencement of the Offerings, the adjusted maximum number of shares of Conversion Stock to be sold would be 4,364,250, for estimated net proceeds of $42.73 million.

         Pro forma consolidated net income of the Company for the fiscal year ended June 30, 1997 has been calculated as if the Company had been in existence and estimated net proceeds received by the Company and the Bank had been invested at an assumed interest rate of 6.62% for the fiscal year ended June 30, 1997. The assumed interest rates for the Bank were calculated as the arithmetic average of the weighted average yield earned by the Bank on its interest-earning assets and weighted average rate paid on its interest-bearing deposits, as is required by OTS regulations. The effect of withdrawals from deposit accounts for the purchase of Common Stock has not been reflected. The earning assets to be consolidated from the Mutual Holding Company have not been reflected. The pro forma blended after-tax yield on the estimated net proceeds is assumed to be 4.17% for the fiscal year ended June 30, 1997, based on an effective tax rate of 37.0%. Historical and pro forma per share amounts have been calculated by dividing historical and pro forma amounts by the indicated number of shares of Common Stock. No effect has been given in the pro forma stockholders' equity calculations for the assumed earnings on the net proceeds. It is assumed that the Company will retain 50% of the estimated adjusted net proceeds, less the amount of the ESOP loan.

         The following pro forma information may not be representative of the financial effects of the foregoing transactions at the dates on which such transactions actually occur and should not be taken as indicative of future results of operations. Pro forma consolidated stockholders' equity represents the difference between the stated amount of assets and liabilities of the Company computed in accordance with generally accepted accounting principles ("GAAP"). The pro forma stockholders' equity is not intended to represent the fair market value of the Common Stock and may be greater than amounts that would be available for distribution to stockholders in the event of liquidation. The following table includes assets held by the Mutual Holding Company that have been consolidated into the financial condition of the Bank.

         The following tables summarize historical data of the Bank and pro forma data of the Company at or for the year ended June 30, 1997, based on assumptions set forth above and in the table and should not be used as a basis for projections of market value of the Common Stock following the Conversion and Reorganization. No effect has been given in the tables to the possible issuance of additional shares reserved for future issuance pursuant to currently outstanding stock options or the 1998 Option Plan, nor does book value give any effect to the liquidation account to be established for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders or the bad debt reserve in liquidation. See "The Conversion and Reorganization - Liquidation Rights," and "Management of the Bank - Directors' Compensation," "- Executive Compensation," and "- Certain Benefits."

                                                                   At or For the Year Ended June 30, 1997
                                                    --------------------------------------------------------------
                                                                                                     Maximum,
                                                        Minimum       Midpoint        Maximum       as adjusted
                                                       2,805,000      3,300,000      3,795,000       4,364,250
                                                       Shares at      Shares at       Shares at      Shares at
                                                         $10.00         $10.00          $10.00         $10.00
                                                       Per Share      Per Share       Per Share      Per Share(1)
                                                       ---------      ---------       ---------      ------------
                                                                            (Dollars in Thousands)
Gross proceeds ...................................   $    28,050     $    33,000     $    37,950     $    43,642
Less expenses ....................................           915             915             915             915
                                                     -----------     -----------     -----------     -----------
  Estimated net proceeds .........................        27,135          32,085          37,035          42,727
  Less:  Common Stock purchased by ESOP(2) .......        (2,244)         (2,640)         (3,036)         (3,491)
  Less:  Common Stock purchased by RSP(3) ........        (1,122)         (1,320)         (1,518)         (1,746)
                                                     -----------     -----------     -----------     -----------
    Estimated net proceeds, as adjusted ..........   $    23,769     $    28,125     $    32,481     $    37,490
                                                     ===========     ===========     ===========     ===========

Consolidated net income
  Historical .....................................   $     1,162     $     1,162     $     1,162     $     1,162
  Pro forma income on net proceeds ...............           991           1,173           1,355           1,564
  Pro forma ESOP adjustment(2) ...................          (141)           (166)           (191)           (220)
  Pro forma RSP adjustment(3) ....................          (141)           (166)           (191)           (220)
                                                     -----------     -----------     -----------     -----------
    Pro forma net income .........................   $     1,871     $     2,003     $     2,135     $     2,286
                                                     ===========     ===========     ===========     ===========
Per share net income (reflects SOP 93-6)(4)(5)(6):
  Historical .....................................   $      0.31     $      0.26     $      0.23     $      0.20
  Pro forma income on net proceeds ...............          0.26            0.27            0.27            0.27
  Pro forma ESOP adjustment(2) ...................         (0.04)          (0.04)          (0.04)          (0.04)
  Pro forma RSP adjustment(3) ....................         (0.04)          (0.04)          (0.04)          (0.04)
                                                     -----------     -----------     -----------     -----------
    Pro forma net income per share(4) ............   $      0.49     $      0.45     $      0.42     $      0.39
                                                     ===========     ===========     ===========     ===========
Purchase Price as a multiple of pro forma earnings        20.41x          22.22x          23.81x          25.64x
                                                     ===========     ===========     ===========     ===========
Number of shares used in earnings per share
  calculations ...................................     3,796,749       4,466,764       5,136,779       5,907,296
                                                     ===========     ===========     ===========     ===========

Stockholders' equity(7):
  Historical .....................................   $    27,490     $    27,490     $    27,490     $    27,490
  Estimated net proceeds .........................        27,135          32,085          37,035          42,727
  Add:  Assets consolidated from MHC .............         1,435           1,435           1,435           1,435
  Less:  Common Stock acquired by ESOP(2) ........        (2,244)         (2,640)         (3,036)         (3,491)
  Less:  Common Stock acquired by RSP(3) .........        (1,122)         (1,320)         (1,518)         (1,746)
                                                     -----------     -----------     -----------     -----------
    Pro forma stockholders' equity ...............   $    52,694     $    57,050     $    61,406     $    66,415
                                                     ===========     ===========     ===========     ===========
Stockholders' equity per share(4)(5)(6):
  Historical combined ............................   $      6.87     $      5.84     $      5.08     $      4.42
  Estimated net proceeds .........................          6.79            6.82            6.84            6.87
  Add:  Assets consolidated from MHC .............          0.36            0.31            0.27            0.23
  Less:  Common Stock acquired by ESOP(2) ........         (0.56)          (0.56)          (0.56)          (0.56)
  Less:  Common Stock acquired by RSP(3) .........         (0.28)          (0.28)          (0.28)          (0.28)
                                                     -----------     -----------     -----------     -----------
    Pro forma stockholders' equity per share(4) ..   $     13.18     $     12.13     $     11.35     $     10.68
                                                     ===========     ===========     ===========     ===========

Purchase Price as a percent of pro forma equity ..         75.87%          82.44%          88.11%          93.63%
                                                     ===========     ===========     ===========     ===========
Number of shares used in book value per share
  calculations ...................................     3,998,709       4,704,364       5,410,019       6,221,522
Pro forma equity as a percent of pro forma assets          23.45%          24.91%          26.31%          27.86%


                                                   (footnotes on following page)

--------------------
(1) As adjusted to give effect to an increase in the number of shares which could occur due to a 15% increase in the Offering Range to reflect changes in market and financial conditions following the commencement of the Offerings.
(2) Assumes that 8% of shares of Conversion Stock offered in the Offerings will be purchased by the ESOP. For purposes of this table, the funds used to acquire such shares are assumed to have been borrowed by the ESOP from the net proceeds of the Offerings retained by the Company. The Bank intends to make annual contributions to the ESOP in an amount at least equal to the principal of the debt and interest due. The ESOP debt is payable over 10 years. Statement of Position ("SOP") 93-6 requires that an employer record compensation expense in an amount equal to the fair value of the shares committed to be released to employees. The pro forma adjustments assume that the ESOP shares are allocated in ten equal annual installments and the fair value of the Company's stock remains at the Purchase Price and the effective tax rates are assumed to be 37.0%. The unallocated ESOP shares are reflected as a reduction of stockholders' equity. No reinvestment is assumed on proceeds contributed to fund the ESOP. The pro forma net income further assumes (i) that 22,440, 26,400, 30,360 and 34,914 shares were committed to be released during the fiscal year ended June 30, 1997, in each case at the minimum, midpoint, maximum, and 15% above maximum, respectively, and (ii) in accordance with SOP 93-6, only the ESOP shares committed to be released during the respective periods were considered outstanding for purposes of net income per share calculations. See "Management of the Bank - Certain Benefits - Employee Stock Ownership Plan."
(3) Subject to the approval of the Company's stockholders, the 1998 RSP intends to purchase an aggregate number of shares of Common Stock equal to 4% of the shares of Conversion Stock to be sold in the Offerings. The shares may be acquired directly from the Company, or through open market purchases. The funds to be used by the RSP to purchase the shares will be provided by the Bank or the Company. See "Management of the Company - Proposed Future Stock Benefit Plans - 1998 Management Recognition Plan." Assumes that the 1998 RSP acquires the shares through open market purchases at the Purchase Price with funds contributed by the Bank, and that 20% of the amount contributed to the 1998 RSP is amortized as an expense during the fiscal year ended June 30, 1997. If the 1998 RSP purchases authorized but unissued shares instead of making open market purchases, (i) the voting interests of then existing stockholders would be diluted by approximately 2.7%, (ii) the pro forma net income per share for the fiscal year ended June 30, 1997 would be $0.47, $0.43, $0.40 and $0.37 and pro forma stockholders' equity at June 30, 1997 would be $13.09, $12.07, $11.31 and $10.66 in each case at the minimum, midpoint, maximum, and 15% above maximum of the Offering Range, respectively.
(4) Per share figures include shares of Exchange Stock that will be exchanged for Public Bank Shares in the Exchange. Net income per share computations are determined by taking the number of shares of Common Stock assumed to be issued in the Conversion and Reorganization and, in accordance with SOP 93-6, subtracting the ESOP shares that have not been committed for release during the respective period. See Note 2 above. The number of Exchange Shares to be issued were then added to such amounts. The number of shares of Conversion Stock actually sold and the corresponding number of Exchange Shares may be more or less than the assumed amounts.
(5) No effect has been given to the issuance of additional shares of Common Stock pursuant to the 1998 Option Plan, which is expected to be adopted by the Company following the Offerings and presented to stockholders for approval at the Company's 1998 Annual Meeting. An amount equal to 10% of the Conversion Stock sold in the Offerings will be reserved for future issuance upon the exercise of options to be granted under the 1998 Option Plan, if approved by stockholders. The issuance of authorized but previously unissued shares of Common Stock pursuant to the exercise of options under such plan would dilute existing stockholders' interests. Assuming stockholder approval of the 1998 Option Plan, that all the options were exercised at the end of the period at an exercise price equal to the Purchase Price per share shown for each column, and that the 1998 RSP purchases shares in the open market at such purchase price per share, (i) pro forma net income per share for the year ended June 30, 1997 would be $0.46, $0.43, $0.40 and $0.37, and pro forma stockholders' equity per share at June 30, 1997 would be $12.97, $11.99, $11.26 and $10.63, in each case at the minimum, midpoint, maximum and 15% above maximum of the Offering Range, respectively.
(6) Per share figures include shares of Common Stock that will be exchanged for Public Bank Shares in the Exchange. Stockholders' equity per share calculations are based upon the sum of (i) the number of shares of Conversion Stock assumed to be sold in the Offering, and (ii) Exchange Shares equal to the minimum, midpoint, maximum and 15% above maximum of the Offering Range, respectively. The Exchange Shares reflect an Exchange Ratio of 1.2276, 1.4443, 1.6609, and 1.9101, respectively, at the minimum, midpoint, maximum, and 15% above maximum of the Offering Range, respectively. The number of Conversion Stock actually sold and the corresponding number of Exchange Shares may be more or less than the assumed amounts.
(7) The retained earnings of the Bank will be substantially restricted after the Conversion and Reorganization. See "Dividend Policy," "The Conversion and Reorganization - Effects of the Conversion and Reorganization - Effect on Liquidation Rights" and "Regulation - Regulation of the Bank - Dividend and Other Capital Distribution Limitations."

                          GUARANTY FEDERAL SAVINGS BANK
                              STATEMENTS OF INCOME

                    Years Ended June 30, 1997, 1996 and 1995

         The following Consolidated Statements of Income of the Bank for the years ended June 30, 1997, 1996 and 1995 have been audited by Baird Kurtz & Dobson, independent accountants, whose report thereon appears elsewhere in this Prospectus. These statements should be read in conjunction with the Consolidated Financial Statements and related notes included elsewhere in this Prospectus.

                                                                       1997                  1996                  1995
                                                                  ------------          ------------          ------------
INTEREST INCOME
   Loans                                                         $   12,346,820          $10,534,323           $ 8,638,585
   Investment securities                                                551,741            1,317,152             1,529,819
   Mortgage-backed securities                                         1,412,302            1,370,770             1,175,826
   Other                                                                400,422              479,911               293,320
                                                                  -------------         ------------          ------------
                                                                     14,711,285           13,702,156            11,637,550
                                                                  -------------         ------------          ------------

INTEREST EXPENSE
   Deposits                                                           7,471,093            8,200,026             6,443,596
   Federal Home Loan Bank advances                                      839,082               39,077               151,752
                                                                  -------------         ------------          ------------
                                                                      8,310,175            8,239,103             6,595,348
                                                                  -------------         ------------          ------------
NET INTEREST INCOME                                                   6,401,110            5,463,053             5,042,202

PROVISION (CREDIT) FOR LOAN LOSSES                                            --          (1,211,502)               16,350
                                                                  --------------        -------------         ------------

NET INTEREST INCOME AFTER
   PROVISION FOR LOAN LOSSES                                          6,401,110            6,674,555             5,025,852
                                                                  -------------         ------------          ------------

NONINTEREST INCOME (LOSS)
   Service charges                                                      264,649               97,092                65,869
   Late charges and other fees                                           85,673               69,754                49,444
   Gain (loss) on loans, investment
     securities and mortgage-backed securities                           61,468               43,065              (103,473)
   Income on foreclosed assets                                           17,896                   --                16,843
   Other income                                                         100,115               11,492                42,478
                                                                  -------------         ------------          ------------
                                                                        529,801              221,403                71,161
                                                                  -------------         ------------          ------------
NONINTEREST EXPENSE
   Salaries and employee benefits                                     2,030,213            1,992,534             1,660,790
   Occupancy                                                            653,851              655,783               275,349
   SAIF deposit insurance premiums                                    1,141,148              338,697               324,037
   Data processing                                                      359,403              222,097               175,823
   Advertising                                                          319,162              316,556               244,877
   Other expense                                                        600,854              590,879               396,152
                                                                  -------------         ------------          ------------
                                                                      5,104,631            4,116,546             3,077,028
                                                                  -------------         ------------          ------------

INCOME BEFORE INCOME TAXES                                            1,826,280            2,779,412             2,019,985

PROVISION FOR INCOME TAXES                                              664,500            1,026,000               690,000
                                                                  -------------         ------------          ------------

NET INCOME                                                       $    1,161,780        $   1,753,412         $   1,329,985
                                                                  =============         ============          ============

EARNINGS PER COMMON SHARE
   Since conversion                                              $         0.37        $        0.56         $        0.10
                                                                  =============         ============          ============

See Notes to Consolidated Financial Statements

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

General

         Guaranty Federal's results of operations are primarily dependent on its net interest income, which is the difference between interest income earned on its loan, mortgage-backed and other asset-backed securities and investment portfolios, and its cost of funds, consisting of interest paid on deposits and borrowings. Net interest income is affected by the relative amounts of interest-earning assets and interest-bearing liabilities as well as the relative yields and costs of those assets and liabilities. The Bank's net income also is affected by its provision for loan losses, as well as the amount of noninterest income, including service charges and late fees, and noninterest expense. Operating results are also affected to a lesser extent by the type of lending, fixed rate versus adjustable or long-term versus short-term, each of which has a different rate and fee structure. The Bank's operating expenses principally consist of employee compensation, occupancy expenses, federal insurance premiums and other general and administrative expenses. Earnings of the Bank are also affected significantly by general economic and competitive conditions, particularly changes in market interest rates, government policies and actions of regulatory authorities.

         The principal business of the Bank consists of attracting deposits from the general public and using such deposits to originate mortgage loans secured by one-to four-family residences and, to a lesser extent, multi-family, construction and commercial real estate loans and consumer and business loans. The Bank also uses these funds to purchase loans secured by one- to four-family residences, mortgage-backed securities, US government and agency obligations and other permissible securities. When cash outflows exceed inflows, the Bank uses borrowings as an additional financing source.

         The Bank derives revenues principally from interest earned on loans and investments and, to a lesser extent, from fees charged for services. General economic conditions and policies of the financial institution regulatory agencies, including the OTS and the FDIC significantly influence the Bank's operations. Interest rates on competing investments and general market interest rates influence the Bank's cost of funds. Lending activities are affected by the interest rates at which such financing may be offered. The Bank intends to continue to focus on its lending programs for both one- to four-family lending and consumer lending throughout southwestern Missouri.

Financial Condition

         The Bank's total assets increased $14,297,932 (8%), from $185,167,107 as of June 30, 1996, to $199,465,039 as of June 30, 1997.

         Net loans receivable increased by $20,619,460 (16%), from $131,612,835 as of June 30, 1996, to $152,232,295 as of June 30, 1997. During this period, permanent loans secured by both owner and non-owner occupied one- to four- unit residential real estate increased by $15,036,217 (16%) and construction loans increased by $3,419,080 (16%). Loans past maturity and past due 90 days or more decreased $949,000 from $1,777,000 (1.4% of net loans) as of June 30, 1996, to $828,000 (0.5% of net loans) as of June 30,1997. Of these loans, a loan of $113,200 is past maturity and still on accrual status as management believes the loan is well secured and expects full collection of principal and interest. As of June 30, 1997, management considers $1,257,352 as impaired with a related allowance for loan losses of $206,897. Growth in loans receivable is anticipated to continue and represents a major part of the Bank's planned asset growth.

         Securities available-for-sale decreased $4,482,380 (57%) from $7,842,380 as of June 30 1996, to $3,360,000 as of June 30, 1997, and securities held-to-maturity decreased $1,279,966 (13%), from $9,865,719 as of June 30, 1996, to $8,585,753 as of June 30, 1997. The Bank redeployed these funds to higher yielding loans. The Bank continues to hold 96,000 shares of Federal Home Loan Mortgage Corporation ("FHLMC") stock with an amortized cost of $94,000 in the securities available-for-sale category. As of June 30, 1997, the gross unrealized gain on the stock was $3,266,000, an increase from $1,958,000 as of June 30, 1996.

         Mortgage-backed securities, held-to-maturity, decreased $4,253,359 (21%), from $20,067,249 as of June 30, 1996, to $15,813,890 as of June 30, 1997.
This decrease is attributable to repayments received during the year. There were no purchases of mortgage-backed securities during the year ended June 30, 1997. As of June 30, 1997, and June 30, 1996, there were no mortgage-backed securities classified as available-for-sale.

         The Bank increased the allowance for loan losses $389,743 (23%) in fiscal year 1996, and $68,950 (3%) in fiscal year 1997. During fiscal year 1996, the Bank recovered $1,406,860 primarily on a large commercial loan and after evaluating the adequacy of the allowance, the Bank reduced the allowance by crediting income $1,211,502. During fiscal year 1997, the allowance increased due to recoveries net of charge-offs of $68,950. The allowance for loan losses as of June 30, 1997, was 1.49% of average net loans outstanding versus 1.66% as of June 30, 1996. As of June 30, 1997, the allowance for loan losses was 173% of impaired loans versus 536% as of June 30, 1996.

         Foreclosed assets held for sale as of June 30, 1997, include a duplex acquired in July 1996, and a single family residence acquired in June 1997. The Bank carries these properties at their fair value of $210,155 as of June 30, 1997.

         Premises and equipment decreased $124,586 (2%), from $6,391,743 as of June 30, 1996, to $6,267,157 as of June 30, 1997. In September 1995, the Bank completed construction of a new main office facility. The facility is expected to assist with planned growth by attracting new customers and providing additional work space for employees. The Bank does not currently require full use of the new facility and it leases the excess space. As of June 30, 1997, the Bank had signed leases for all 8,938 square feet of excess space available for lease in the building.

         Deposits  decreased  $5,761,408 (4%), from  $157,007,890 as of June 30,
1996, to $151,246,482 as of June 30, 1997. During this period, core deposit accounts increased by $4,944,356 (21%), while certificates of deposit decreased by $10,705,764 (8%). The majority of this increase in checking and passbook accounts can be attributed to an aggressive marketing campaign initiated in early 1997 designed to attract checking deposit customers. The decrease in certificate deposits can be attributed to management's decision to allow high cost accounts to run off and replace these funds with FHLB advances at a lower marginal cost.

         As a result of the overall decrease in deposits and the continued increase in loan demand, the Bank increased borrowings from the FHLB to $18,150,844 as of June 30, 1997. There were no outstanding FHLB advances as of June 30, 1996. The Bank has the ability to borrow additional funds from the FHLB should the need arise.

         Stockholders' equity (including unrealized appreciation on securities available-for-sale, net of tax) increased $903,991 (3%), from $26,586,164 as of June 30, 1996, to $27,490,155 as of June 30, 1997. Unrealized appreciation on securities available-for-sale, net of tax, contributed $798,169 ($0.26 per share) to the increase in stockholders' equity. On a per share basis, stockholders' equity increased from $8.51 per share as of June 30, 1996, to $8.80 per share as of June 30, 1997. Stockholders' equity includes no contributed capital from the issuance of 2,152,635 shares of common stock to Guaranty Federal Bancshares, M.H.C.

Average Balances, Interest and Average Yields

         The following tables show (1) the average monthly balances of various categories of interest-earning assets and interest-bearing liabilities, (2) the total interest earned or paid thereon, and (3) the resulting weighted average yields and costs. In addition, the table shows the Bank's rate spreads and net yields. Average balances are based on daily balances. Tax-free income is not material; accordingly, interest income and related average yields have not been calculated on a tax equivalent basis. Average loan balances include non-accrual loans.

                       As of June 30, 1997   Year Ended June 30, 1997      Year Ended June 30, 1996      Year Ended June 30, 1995
                      --------------------- ---------------------------   ---------------------------   ----------------------------
                                     Yield    Average             Yield      Average            Yield      Average            Yield
                        Balance      /Cost    Balance Interest    /Cost      Balance  Interest  /Cost      Balance  Interest  /Cost
                        -------      -----    ------- --------    -----      -------  --------  -----      -------  --------  -----
                                                                (Dollars in Thousands)
Interest-
  earning assets:
Loans.................   $158,135      8.43% $146,468  $12,347     8.43%    $127,485 $10,534     8.26%    $113,134  $8,638     7.64%
Investment
  securities..........      8,586      6.13     8,879      552     6.22       19,271   1,317     6.83       24,715   1,530     6.19
Mortgage-backed
  securities..........     15,814      7.70    18,032    1,412     7.83       18,522   1,371     7.40       13,964   1,176     8.42
Other assets..........      8,494      4.51     8,160      400     4.90        9,494     480     5.06        6,126     293     4.78
                          -------             -------   ------               -------  ------               -------  ------
Total interest-
  earning assets......    191,029      8.09   181,539   14,711     8.10      174,772  13,702     7.84      157,939  11,637     7.37
                                                        ------                        ------                        ------
Non-interest-
  earning assets......      8,436               8,387                          8,137                         6,009
                          -------             -------                        -------                       -------
                         $199,465            $189,926                       $182,909                      $163,948
                          =======             =======                        =======                       =======
Interest-bearing
  liabilities:
Savings accounts......   $  8,621      2.76  $  9,191      258     2.81      $10,272     315     3.07      $12,976     462     3.56
Transaction accounts..     17,674      2.94    13,846      406     2.93       10,355     276     2.67        9,524     245     2.57
Certificates of
  Deposit.............    122,617      5.58   122,219    6,807     5.57      132,265   7,609     5.75      116,477   5,736     4.92
FHLB advances.........     18,151      6.12    13,767      839     6.09          690      39     5.65        2,583     152     5.88
                          -------             -------    -----                ------   -----              --------  ------
Total interest-
  bearing
  liabilities.........    167,063      5.21   159,023    8,310     5.23      153,582   8,239     5.36      141,560   6,595     4.66
                                                         -----                        ------                        ------
Non-interest-
  bearing
  liabilities.........      4,912               4,122                          2,821                         2,460
                          -------             -------                        -------                       -------
Total liabilities.....    171,975             163,145                        156,403                       144,020
Stockholders' equity..     27,490              26,781                         26,506                        19,928
                          -------              ------                         ------                        ------
                         $199,465            $189,926                       $182,909                      $163,948
                          =======             =======                        =======                       =======
Net earning balance...   $ 23,966            $ 22,516                        $21,190                      $ 16,379
                          =======             =======                         ======                       =======
Earning yield less
  costing rate........                 2.88%                       2.87%                         2.48%                         2.71%
                                       ====                        ====                          ====                          ====
Net interest income,
  and net yield
  spread on
  interest-
  earning assets......                 3.52%            $6,401     3.53%              $5,463     3.13%              $5,042     3.19%
                                       ====              =====     ====                =====     ====                =====     ====
Ratio of interest-
  earning assets
  to interest-
  bearing liabilities.       114%                114%                           114%                          112%
                             ===                 ===                            ===                           ===

         The following table sets forth information regarding changes in interest income and interest expense for the periods indicated resulting from changes in average balances and average rates shown above. For each category of interest-earning assets and interest-bearing liabilities information is provided with respect to changes attributable to: (i) changes in balance (change in balance multiplied by the old rate), (ii) changes in interest rates (change in rate multiplied by the old balance); and (iii) the combined effect of changes in balance and interest rates (change in balance multiplied by change in rate).

                                   Year Ended June 30, 1997 versus 1996             Year Ended June 30, 1996 versus 1995
                                   -----------------------------------------       ----------------------------------------------
                                                         Rate &                                             Rate &
                                  Balance     Rate       Balance       Total       Balance       Rate       Balance       Total
                                  -------     ----       -------       -----       -------       ----       -------       -----
Interest income:
  Loans.......................... $1,568    $   213     $     31       $1,813       $1,096        $ 710        $ 90       $1,896
  Investment securities..........   (710)      (119)          64         (765)        (337)         159         (35)        (213)
  Mortgage-backed securities.....    (36)        79           (2)          41          384         (142)        (47)         195
  Other assets...................    (67)       (15)           2          (80)         161           17           9          187
                                  ------     ------      -------        -----        -----         ----         ---        -----
Net change in interest income....    755        158           96        1,009        1,304          744          17        2,065
                                  ------     ------      -------        -----        -----         ----         ---        -----

Interest expense:
  Savings accounts...............    (33)       (27)           3          (57)         (96)         (64)         13         (147)
  Transaction accounts...........     93         29            8          130           21            9           1           31
  Certificates of deposit........   (578)      (245)          21         (802)         777          965         131        1,873
  Advances.......................    739          3           58          800         (111)          (6)          4         (113)
                                  ------     ------       ------        -----       ------       ------        -----       -----
Net change in interest expense...    221       (240)          90           71          591          904         149        1,644
                                 -------     ------       ------        -----       ------       ------        -----       -----
Change in net interest income....$   534    $   398      $     6      $   938      $   713      $  (160)     $ (132)      $  421
                                  ======     ======       ======       ======       ======       ======       =====        =====


Results of Operations - Comparison of Years Ended June 30, 1997 and 1996

         Interest Income - The weekly average yield for US Treasury securities adjusted to a constant maturity of one year increased 21 basis points from 5.48% for the year ended June 30, 1996, to 5.69% for the year ended June 30, 1997. A basis point is 0.01%. Total interest income increased $1,009,129 (7%) as the average balance of interest-earning assets increased $6,767,000 (4%) while the average yield on those interest-earning assets increased 26 basis points from 7.84% to 8.10%. This increase was due primarily to an increase in loan interest of $1,812,497 (17%). During the year, the average loan receivable balance increased $18,983,000 (15%) at the same time the average yield on loans increased 17 basis points from 8.26% to 8.43%. Average balances of investment securities declined $10,392,000 (54%) during the year as the Bank replaced securities with higher yielding loans. To the extent possible, subject to market conditions and competition, the Bank intends to emphasize loan production and will purchase investment securities and mortgage-backed securities only if spreads between the asset yield and the liability cost net an arbitrage profit over a range of potential interest rate scenarios.

         Interest Expense. Total interest expense increased $71,072 (1%) as the average balance of interest-bearing liabilities increased $5,441,000 (3%) while the average cost of those interest-bearing liabilities decreased 13 basis points from 5.36% to 5.23%. The average balances of certificates of deposit decreased $10,046,000 (8%) and the average cost of those certificates decreased 18 basis points from 5.75% to 5.57%. The decrease in the average balances of certificates of deposit was partially offset by an increase in the average balances of checking accounts of $3,491,000 (34%). The average cost of these checking accounts increased 26 basis points from 2.67% to 2.93%. In order to fund the increase in assets and decrease in deposits, the Bank borrowed additional funds from the FHLB. The average balance of FHLB advances increased by $13,077,000 from $690,000 to $13,767,000. Management attempts to price certificates of deposit so that the marginal cost of attracting deposits is equal to the marginal cost of FHLB advances on a duration adjusted basis.

         Net Interest Income. The Bank's net interest income increased $938,057 (17%) from $5,463,053 to $6,401,110. During the year ended June 30, 1997, the average balance of interest-earning assets exceeded the average balance of interest-bearing liabilities by $22,516,000, an increase in the average net earning balance of $1,326,000 (6%). At the same time the spread between the average yield on interest-earning assets and the average cost of interest-bearing liabilities increased by 39 basis points from 2.48% to 2.87%.

         Provision for Loan Losses. Provisions for loan losses are charged or credited to earnings to bring the total allowance to a level considered adequate by the Bank to provide for potential loan losses in the existing portfolio. When making the assessment, the Bank considers prior loss experience, volume and type of lending, industry standards and past due loans in the Bank's portfolio. In addition, the Bank considers general economic conditions and other factors related to collectibility of the Bank's portfolio.

         During fiscal year 1996 the Bank recovered $1,211,502 on a commercial loan which was previously partially charged off. The loan recovery represents amounts recovered in excess of the carrying balance of the loan as reflected by the original terms of the loan, including accrued interest and previously charged-off principal. Consequently, the Bank determined that the allowance for loan losses was sufficient prior to the recovery, and credited the provision for loan losses. During the fiscal year 1997, the bank again experienced a net recovery and based on a review as discussed above, elected to make no further addition to the allowance. Management anticipates the need to begin adding to loss reserves through charges to the provision for loan losses within the next year if the growth in the loan portfolio continues as anticipated.

         Non-Interest Income. Non-interest income, which consists of service charges and other fees, income from foreclosed assets and gains or losses on sale of assets, increased $308,393 (139%) from $221,403 to $529,801. This increase is primarily due to the increase in service charges on checking accounts which increased $167,557 (172%) due to the success of the Bank's new checking account promotion in generating new checking accounts.

         Non-Interest Expense. Non-interest expense increased $988,085 (24%), from $4,116,546 to $5,104,631. This increase was primarily due to a special one-time assessment by the FDIC on all assessable deposits as of March 31, 1995. This assessment resulted in a $802,451 (237%) increase in SAIF premiums. While this special assessment had a negative impact on earnings for fiscal year 1997, deposit premiums in the future are expected to be materially lower. Beginning January 1, 1997, deposit premiums declined from an average of 23.4 basis points to an average of 6.4 basis points. Data processing expense increased $137,306 (62%) due to the increased volume of transactions handled. Excluding the increase in SAIF premiums, non-interest expense increased by $185,634 (5%).

         Income Taxes. The change in income tax is a direct result of changes in the Bank's taxable income and allowable bad debt deduction.

         Cash Dividends Paid. The Bank paid cash dividends of $562,500 ($0.18 per share) on December 2, 1996, to the stockholders of record as of November 1, 1996, and of $625,000 ($0.20 per share) on May 30, 1997, to the stockholders of record as of May 2, 1997.

Results of Operations - Comparison of Years Ended June 30, 1996 and 1995

         Interest Income. The weekly average yield for US Treasury securities adjusted to a constant maturity of one year decreased 71 basis points from 6.19% for the twelve months ended June 30, 1995, to 5.48% for the twelve months ended June 30, 1996. Total interest income increased $2,064,606 (18%) as the average balance of interest-earning assets increased $16,833,000 (11%) while the average yield on those interest-earning assets increased 47 basis points from 7.37% to 7.84%. This increase was due primarily to an increase in loan interest of $1,895,738 (22%). During the year, the average loan receivable balance increased $14,351,000 (13%) and the average yield on loans increased 62 basis points from 7.64% to 8.26%. Average balances of investment securities declined $5,444,000 (22%) during the year as the Bank replaced securities with higher yielding loans and mortgage-backed securities, which mortgage-backed securities increased $4,558,000 (33%).

         Interest Expense. Total interest expense increased $1,643,755 (25%) as the average balance of interest-bearing liabilities increased $12,022,000 (8%) while the average cost of those interest-bearing liabilities increased 70 basis points from 4.66% to 5.36%. The increase in interest expense was primarily due to the increase in average balances of certificates of deposit of $15,788,000 (14%) combined with the increase in average cost of those certificates of 83 basis points from 4.92% to 5.75%.

         Net Interest Income. The Bank's net interest income increased $420,851 (8%) from $5,042,202 to $5,463,053. During the year ended June 30, 1996, the average balance of interest-earning assets exceeded the average balance of interest-bearing liabilities by $21,190,000, an increase in the average net earning balance of $4,811,000 (29%). This increase more than off-set the decline in the spread between the average yield on interest-earning assets and the average cost of interest-bearing liabilities of 23 basis points from 2.71% to 2.48%.

         Provision for Loan Losses. Refer to the prior discussion of the fiscal year 1996 loan loss recovery. In fiscal year 1995, the provision was $16,350.

         Non-Interest Income. Non-interest income, which consists of service charges and other fees, income from foreclosed assets, gain or losses on sale of assets and loan recoveries, increased $150,242 (211%) from $71,161 to $221,403. This increase was due primarily to the gain on asset sales in 1996 versus a loss in 1995.

         Non-Interest Expense. Non-interest expense increased $1,039,518 (34%), from $3,077,028 to $4,116,546. The increases in salaries and employee benefits of $331,744 (20%), occupancy of $380,434 (138%), and advertising of $71,679
(29%) were primarily the result of increased staffing and other costs related to opening a new facility in September 1995.

         Income Taxes. The change in income tax is a direct result of changes in the Bank's taxable income and allowable bad debt deduction.

         Cash Dividends Paid. On December 6, 1995, the Bank paid a cash dividend of $500,000 ($0.16 per share) to the stockholders of record as of November 17, 1995, and again on May 31, 1996, the Bank paid a cash dividend of $500,000 ($0.16 per share) to the stockholders of record as of May 3, 1996.

Asset/Liability Management

         The goal of the Bank's asset/liability policy is to manage interest rate risk so as to maximize net interest income over time in changing interest rate environments. Management monitors the Bank's net interest spreads (the difference between yields received on assets and paid on liabilities) and, although constrained by market conditions, economic conditions, and prudent underwriting standards, it offers deposit rates and loan rates in an attempt to maximize net interest income. Management also attempts to fund the Bank's assets with liabilities of a comparable duration to minimize the impact of changing interest rates on the Bank's net interest income. Since the relative spread between financial assets and liabilities is constantly changing, the Bank's current net interest income may not be an indication of future net interest income.

         The Bank's initial efforts to manage interest rate risk included implementing an adjustable rate mortgage loan ("ARM") program beginning in the early 1980s. The ARMS have met with excellent customer acceptance. As of June 30, 1997, ARMs constituted 75% of the Bank's mortgage loan portfolio.

         The Bank is also managing interest rate risk by the origination of construction loans. As of June 30, 1997, such loans made up 15% of the Bank's loan portfolio. In general, these loans have higher yields, shorter maturities and greater interest rate sensitivity than other real estate loans.

         The Bank constantly monitors its deposits in an effort to decrease their interest rate sensitivity. Rates of interest paid on deposits at the Bank are priced competitively in order to meet the Bank's asset/liability management objectives and spread requirements. As of June 30, 1997, the Bank's savings accounts, checking accounts and money market deposit accounts totaled $28,629,148 or 19% of its total deposits. The Bank believes, based on historical experience, that a substantial portion of such accounts represent non-interest rate sensitive core deposits.

Interest Rate Sensitivity Analysis

         The value of the Bank's loan portfolio will change as interest rates change. Rising interest rates will decrease the Bank's net portfolio value, while falling interest rates increase the value of that portfolio.

         The following table sets forth as of June 30, 1997, (the most recent available) OTS estimate of the projected changes in net portfolio value ("NPV") in the event of 100, 200, 300, and 400 basis points ("bp") instantaneous and permanent increases and decreases in market interest rates. Dollar amounts are expressed in thousands.

                                            Estimated Net Portfolio Value                             NPV as % of PV of Assets
      BP Change               --------------------------------------------------------------   -------------------------------------
       in Rates               $ Amount              $ Change              % Change             NPV Ratio             BP Change
       --------               --------              --------              --------             ---------             ---------

         +400 bp              $24,395               $-9,913                   -29%                12.82%               -393 bp
         +300                  27,754                -6,554                   -19                 14.26                -250
         +200                  30,698                -3,610                   -11                 15.45                -130
         +100                  32,933                -1,375                    -4                 16.30                 -46
          NC                   34,308                                                             16.75
         -100                  34,817                   510                    +1                 16.84                  +9
         -200                  34,904                   597                    +2                 16.75                   0
         -300                  35,180                   872                    +3                 16.74                  -2
         -400                  35,898                 1,590                    +5                 16.89                 +14


         Computations of prospective effects of hypothetical interest rate changes are calculated by the OTS from data provided by the Bank and are based on numerous assumptions, including relative levels of market interest rates, loan repayments and deposit runoffs, and should not be relied upon as indicative of actual results. Further, the computations do not contemplate any actions the Bank may undertake in response to changes in interest rates.

         Management cannot predict future interest rates or their effect on the Bank's NPV in the future. Certain shortcomings are inherent in the method of analysis presented in the computation of NPV. For example, although certain assets and liabilities may have similar maturities or periods to repricing, they may react in differing degrees to changes in market interest rates. Additionally, certain assets, such as adjustable rate loans, which represent the bank's primary loan product, have features which restrict changes in interest rates during the initial term and over the remaining life of the asset. In addition, the proportion of adjustable rate loans in the Bank's portfolio could decrease in future periods due to refinancing activity if market interest rates remain or decrease in future periods due to refinancing activity. Further, in the event of a change in interest rates, prepayment and early withdrawal levels could deviate significantly from those assumed in the table. Finally, the ability of many borrowers to service their adjustable-rate debt may decrease in the event of an interest rate increase.

         The Bank's Board of Directors is responsible for reviewing the asset and liability policies. The Board meets quarterly to review interest rate risk and trends, as well as liquidity and capital ratios and requirements. The Bank's management is responsible for administering the policies and determinations of the Board of Directors with respect to the Bank's asset and liability goals and strategies. Management expects that the Bank's asset and liability policies and strategies will continue as described above so long as competitive and regulatory conditions in the financial institution industry and market interest rates continue as they have in recent years.

Liquidity and Capital Resources

         The Bank is required by OTS regulations to maintain minimum levels of specified liquid assets. Currently, specified liquid assets must be at least equal to 5% of deposits and short-term borrowings. The Bank's liquidity ratio as of June 30, 1997, was 8.2%.

         The Bank's principal sources of funds for investments and operations are net income, deposits from its primary market area, principal and interest payments on loans and mortgage-backed securities, and proceeds from maturing investment securities. The Bank considers deposits as the primary, and FHLB advances as the secondary, source of funds.

         The Bank's most liquid assets are cash and cash equivalents, which are cash on hand, amounts due from financial institutions, and certificates of deposit with other financial institutions that have an original maturity of three months or less. The levels of such assets are dependent on the Bank's operating, financing and investment activities at any given time. Then Bank's cash and cash equivalents totaled $3,817,351 as of June 30, 1997. The variations in levels of cash and cash equivalents are influenced by deposit flows and anticipated future deposit flows.

         As of June 30, 1997, the Bank had no conditional commitments in the form of letters of credit. Outstanding loan commitments were $2,084,000. As of June 30, 1997, the Bank had granted unused lines of credit to borrowers aggregating approximately $266,000 and $2,275,000 for commercial lines and open-end consumer lines, respectively. As of June 30, 1997, the Bank had $81,479,645 in certificates of deposit which were scheduled to mature in one year or less. It is anticipated that the majority of these certificates will be renewed in the normal course of operations.

         The Bank's capital position of $27,490,155 is 14% of total assets on June 30, 1997. The Bank has an excess of $22,489,000, $19,546,000 and
$17,654,000 of required regulatory levels of tangible, core and risk-based capital, respectively. Under current regulatory guidelines, the Bank is classified as well-capitalized.

         Other than the stock offering, which will significantly increase both the liquidity and capital resources of the Bank, the Bank is not aware of any trends or uncertainties that will have or are likely to have a material effect on the Bank's liquidity or capital resources.

Impact of Inflation and Changing Prices

         The Bank prepared the consolidated financial statements and related data presented herein in accordance with generally accepted accounting principles which require the measurement of financial position and operating results in terms of historical dollars, without considering changes in the relative purchasing power of money over time due to inflation.

         Unlike most companies, the assets and liabilities of a financial institution are primarily monetary in nature. As a result, interest rates have a more significant impact on a financial institution's performance than the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or in the same magnitude as the price of goods and services, since such prices are affected by inflation. In the current interest rate environment, liquidity and the maturity structure of the Bank's assets and liabilities are critical to the maintenance of acceptable performance levels.

Impact of New Accounting Pronouncements

         During the fiscal year ended June 30, 1997, the Bank implemented the Financial Accounting Standards Board ("FASB") Statement of Financial Accounting Standards No. 122, "Accounting for Mortgage Servicing Rights" ("SFAS 122"). SFAS 122 requires that mortgage banking enterprises recognize as separate assets, rights to service mortgage loans for others. The balance sheet as of June 30, 1997, includes an asset representing such mortgage servicing rights in the amount of $39,006.

         During the fiscal year ended June 30, 1997, the Bank implemented the FASB SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities." This accounting statement extends the rules in SFAS 122 to all loan servicing. The implementation of SFAS No,. 125 had no impact on the financial statements of the Bank.

         The FASB has issued SFAS No. 123, "Accounting for Stock-based Compensation." This statement establishes a fair value method of accounting for stock-based compensation plans. It encourages entities to adopt that method in place of the provisions of Accounting Principles Board Opinion No,. 25, "Accounting for Stock Issued to Employees," for all arrangements under which employees receive shares of stock or other equity instruments of the employer or the employer incurs liabilities to employees in amounts based on the price of its stock. Management has elected to continue to account for its stock-based compensation plans in accordance with the provision of APB No. 25 and therefore SFAS 123 had no impact on the Bank's consolidated financial statements. A footnote to the consolidated financial statements discloses the pro forma impact of SFAS 123, if the Bank would have elected to adopt SFAS 123.

         The FASB recently adopted SFAS 128, "Earnings Per Share." This statement replaces the presentation of primary earnings per share with a presentation of basic earnings per share. The statement also requires dual presentation of basic and diluted earnings per share by entities with complex capital structures and requires a reconciliation of the numerators and denominators between the two calculations. SFAS 128 is effective for financial statements issued for periods ending after December 15, 1997, including interim periods. Management has not determined the impact, if any, of adopting SFAS 128 on the Bank's financial statements.

                              BUSINESS OF THE BANK

         In April 1995, Guaranty Federal Savings & Loan Association reorganized from a mutual savings and loan association into a mutual holding company, Guaranty Federal Bancshares, M.H.C. (the "Mutual Holding Company"). Concurrent with the reorganization, Guaranty Federal Savings Bank (the "Bank"), a stock savings bank was chartered. The Bank issued 3,125,000 shares of common stock in connection with the reorganization, the majority of which are owned by the Mutual Holding Company (68.88% of the outstanding shares).

         The principal business of the Bank consists of attracting deposits from the general public and using such deposits to originate mortgage loans secured by one- to four-family residences and, to a lesser extent, multi-family, construction and commercial real estate loans and consumer and business loans. The Bank also uses these funds to purchase loans secured by one- to four-family residences, mortgage-backed securities, US government and agency obligations and other permissible securities. The Bank's revenues are derived principally from interest on its investments and fees charged for services provided. The Bank's primary sources of funds are: deposits; borrowings; amortization and prepayments of loan principal; and amortizations, prepayments and maturing of mortgage-backed securities.

         In May 1997, the Boards of Directors of the Bank and the Mutual Holding Company announced a plan whereby the Bank would be wholly owned by a newly formed stock holding company. Each share of Bank Common Stock currently owned by Public Stockholders will be automatically converted into shares of the holding company Common Stock based upon an Exchange Ratio. Subscription rights to purchase the remainder of the conversion stock will be granted to certain eligible depositors and other members of the Bank and Mutual Holding Company. Any shares not sold in the subscription offering will be offered to certain persons in a community offering. The Conversion and Reorganization are subject to several contingencies, including the receipt of regulatory approval, the approval of the depositors of the Bank and the approval of the stockholders of the Bank.

Market Area

         The Bank's primary market area is Greene County, which is in the southwestern corner of Missouri. While the population of Greene County increased 12.4% between 1980 and 1990 and its per capita income grew approximately 32% between 1985 and 1990, the average per capita income in 1990 still was lower than the average per capita income for Missouri and the United States.
Springfield has a Metropolitan Statistical Area population of approximately 250,000. The local economy is well diversified with the majority of jobs in light manufacturing and service industries. There is a large regional health care presence with two large regional hospitals employing over 8,000 persons. There also are four accredited colleges and one major university with total enrollment approaching 25,000. Part of Greene County's growth can be attributed to its proximity to Branson, Missouri, which has developed a strong tourism industry related to country music and entertainment. Branson is located 30 miles south of Springfield, and has between five and six million tourist visitors each year, many of which pass through Springfield.

Lending Activities

         Set forth below is selected data relating to the composition of the Bank's loan portfolio at the dates indicated:

Composition of Loan Portfolio

                                                                                At June 30,
                                                         1997                      1996                      1995
                                               ---------------------        -------------------------   -----------------
                                                       $         %             $         %                $         %
                                                      ---       ---            ---       ---              ---       --
                                                                          (Dollars in Thousands)
Type of Loans:
Mortgage loans (includes loans held-for-sale):
  One- to four-family.......................        $116,441   68.11%       $ 98,918       68.26%       $92,104    71.84%
  Multi-family..............................          15,457    9.04          13,701        9.45         12,169     9.49
  Construction..............................          25,149   14.71          21,729       14.99         17,887    13.95
  Commercial real estate....................           8,323    4.87           8,739        6.03          5,162     4.03
                                                     -------    ----         -------        ----      ---------   ------
     Total mortgage loans...................         165,370   96.73         143,087       98.73        127,322    99.30
                                                     -------   -----         -------       -----      ---------   ------
Commercial business loans...................             383    0.22             255        0.18            219     0.17
Share loans.................................             720    0.42             530        0.37            522     0.41
Automobile loans............................           1,765    1.03           1,005        0.69            106     0.08
Other.......................................           2,727    1.60              48        0.03             45     0.04
                                                     -------    ----         -------        ----      ---------   ------
     Total consumer and other loans.........           5,595    3.27           1,838        1.27            892     0.70
                                                     -------  ------         -------      ------      ---------   ------
       Total loans..........................         170,965  100.00%        144,925      100.00%       128,214   100.00%
                                                              ======                      ======                  ======
Less:
  Loans in process..........................          10,476                   7,572                      6,537
  Deferred loan costs, net..................             (39)                    (22)                      (116)
  Unearned discounts........................             216                     238                        233
  Allowance for loan losses.................           2,177                   2,108                      1,718
                                                     -------                 -------                     ------
Total loans, net............................        $158,135                $135,029                   $119,842
                                                     =======                 =======                    =======



         The following table sets forth the dollar amount, before deductions for unearned discounts, deferred loan costs and allowance for loan losses, at June 30, 1997 of all loans due after June 30, 1998, which have pre-determined interest rates and which have adjustable interest rates.

Fixed and Adjustable Rate Loans by Type

                                                Fixed           Adjustable
                                                Rates             Rates                 Total
                                                -----             -----                 -----
                                                            (In Thousands)
One- to four-family..................           $13,728           $ 98,344            $112,072
Multi-family.........................             1,187             13,709              14,896
Construction.........................               308              2,632               2,940
Commercial real estate...............               790              4,741               5,531
Consumer and Other...................             1,601              2,303               3,904
                                              ---------          ---------          ----------
  Total (1)..........................           $17,614           $121,729            $139,343
                                                 ======            =======             =======

--------------
(1) Before deductions for unearned discounts, deferred loan costs, net and allowances for loan losses.

         The following table sets forth the Bank's loan originations and loan purchases, sales and principal repayments.

Origination, Purchase and Sale of Loans

                                                                                        Year Ended June 30,
                                                                      ------------------------------------------------------
                                                                           1997                1996                1995
                                                                          ------              ------              -----
                                                                                          (In Thousands)
Total gross loans receivable at
   beginning of period.........................................          $144,925             $127,981            $115,380
                                                                          -------              -------             -------

Loans originated:
  One- to four-family..........................................            47,942               32,448              26,078
  Multi-family.................................................             2,259                2,903                  --
  Construction ................................................            28,863               26,680              22,824
  Commercial real estate.......................................             3,398                7,053                 241
  Consumer and other...........................................             4,499                3,521               1,636
                                                                          -------             --------            --------
Total loans originated.........................................            86,961               72,605              50,779

Loans purchased:
Total loans purchased..........................................                --                   --                  --

Loans sold:
  Whole loans..................................................            (4,134)              (5,319)                 --
Loan principal repayments......................................           (45,923)             (41,867)            (28,864)
Other (net)(1).................................................           (10,864)              (8,475)             (9,314)
                                                                          -------             --------             -------
Net loan activity..............................................            26,040               16,944              12,601
                                                                          -------             --------             -------
Total gross loans receivable at
    end of period..............................................          $170,965             $144,925            $127,981
                                                                          =======              =======             =======


--------------------
(1) Includes non-cash portion of loan originations.

         The following table sets forth the maturity of the Bank's loan portfolio at June 30, 1997. The table shows loans that have adjustable-rates as due in the period during which they contractually mature. The table does not include prepayments or scheduled principal amortization. Prepayments and scheduled principal repayments on loans totaled $45.9 million and $41.8 million for the years ended June 30, 1997 and 1996, respectively.

Loan Maturities

                            1-4 Family
                            Residential        Multi-family                           Commercial
                                Real           Residential                               Real           Consumer
                                Estate         Real Estate        Construction          Estate          and Other            Total
                                ------         -----------        ------------          ------          ---------            -----
                                                                           (In Thousands)
Amounts Due:
1 Year or less.............   $  4,355            $   561            $12,307             $2,232           $1,691           $ 21,146
                                 -----             ------             ------              -----            -----             ------

After 1 year:
  1 to 5 years.............     12,106              2,425                935              1,796            3,895             21,157
  Over 5 years.............     99,966             12,471              2,005              3,735                9            118,186
                               -------             ------             ------              -----           ------            -------

Total due after one year...    112,072             14,896              2,940              5,531            3,904            139,343
                              --------             ------             ------              -----            -----            -------
Total amount due...........   $116,427            $15,457            $15,247             $7,763           $5,595            160,489
                               =======             ======             ======              =====            =====

Less:
Allowance for loan losses..                                                                                                   2,177
Unearned discounts.........                                                                                                     216
Deferred loan costs, net...                                                                                                     (39)
                                                                                                                          ---------
  Loans receivable, net....                                                                                                $158,135
                                                                                                                            =======

         One- to Four-Family Mortgage Loans. The Bank offers fixed- and adjustable-rate first mortgage loans secured by one- to four-family residences in the Bank's primary lending area. Typically, such residences are single family homes that serve as the primary residence of the owner. However, there are a significant number of loans originated by the Bank which are secured by non-owner occupied properties due to the large student population and high number of service sector jobs. Loan originations are generally obtained from existing or past customers, members of the local community, referrals from attorneys, established builders, and realtors within the Bank's market area. Originated mortgage loans in the Bank's portfolio include due-on-sale clauses which provide the Bank with the contractual right to deem the loan immediately due and payable in the event that the borrower transfers ownership of the property without the Bank's consent.

         As of June 30, 1997, 68.1% of mortgage loans receivable consisted of one- to four-family residential loans, of which 86.3% were ARM loans. The Bank offers ARM loans that have fixed interest rates for either one, three or five years and, following that initial fixed period, adjust annually. The Bank has also offered ARM loans for which interest rates adjust every one, three or five years. Generally, ARM loans provide for limits on the maximum interest rate adjustment ("caps") that can be made at the end of each applicable period and throughout the duration of the loan. ARM loans are originated for a term of up to 30 years on owner-occupied properties and generally up to 25 years on non-owner occupied properties. Typically, interest rate adjustments are calculated based on U.S. treasury securities adjusted to a constant maturity of one year (CMT), plus a 2.75% margin. Interest rates charged on fixed-rate loans are competitively priced based on market conditions and the cost of funds. The Bank's fixed-rate mortgage loans currently are made for terms of 15 and 30 years.

         Generally, ARM loans pose credit risks different from the risks inherent in fixed-rate loans, primarily because as interest rates rise the underlying payments of the borrower rise, thereby increasing the potential for default. At the same time, the marketability of the underlying property may be adversely affected by higher interest rates. The Bank does not originate ARM loans which provide for negative amortization.

         The Bank generally originates one- to four-family residential mortgage loans in amounts up to 80% of the appraised value or the selling price of the mortgaged property, whichever is lower. The Bank typically requires private mortgage insurance for the excess percentage over 80% of mortgage loans with loan to value percentages over 80%. The Bank originates mortgage loans secured by non-owner occupied, one- to four-family residential properties at typically up to 75% of the appraised value or the selling price of the mortgaged property, whichever is lower. The Bank, however, may on occasion make such investor loans with higher loan-to-value ratios. The Bank has two separate investors who have accumulated, primarily, single family rental properties with mortgages totalling $7.7 million as of June 30, 1997. Both borrowers are current as of June 30, 1997 and are in good standing with the Bank. Such loans represent a risk to the Bank in that the borrowers' ability to make monthly payments is to an extent dependent on the rental market for one- to four-family homes in Springfield, Missouri.

         Multi-Family Mortgage Loans. The Bank originates multi-family mortgage loans in its primary lending area. As of June 30, 1997, $15.5 million or 9.0% of the Bank's total loan portfolio consisted of multi-family residential loans. With regard to multi-family mortgage loans, the Bank generally requires personal guarantees of the principals as well as security interest in real estate. Multi-family mortgage loans are generally originated in amounts of up to 75% of the appraised value of the property. The loan-to-one-borrower limitation, $4.1 million as of June 30, 1997, is the maximum the Bank will lend on a multi-family real estate loan. This limit will increase as a result of the proceeds received by the Bank from the Offerings.

         Loans secured by multi-family residential real estate generally involve a greater degree of credit risk than one- to four-family residential mortgage loans and carry larger loan balances. This increased credit risk is a result of several factors, including the concentration of principal in a limited number of loans and borrowers, the effects of general economic conditions on income producing properties, and the increased difficulty of evaluating and monitoring these types of loans. Furthermore, the repayment of loans secured by multi-family residential real estate is typically dependent upon the successful operation of the related real estate property. If the cash flow from the project is reduced, the borrower's ability to repay the loan may be impaired.

         Construction Loans. As of June 30, 1997, construction loans totaled $25.1 million or 14.7% of the Bank's total loans outstanding. Construction loans are made to certain builders for construction of single family homes for resale, as well as to individuals in connection with long-term, permanent loans to be made upon completion of the construction. This portfolio predominantly consists of speculative loans i.e. loans to builders who are speculating that they will be able to locate a purchaser for the underlying property prior to or shortly after the time construction has been completed.

         The Bank principally finances the construction of single-family homes. Construction loans are made to contractors who have sufficient financial strength and a proven track record, for the purpose of resale, as well as on a "pre-sold" basis. Construction loans made for the purpose of resale generally provide for interest only payments at fixed rates and have terms of six months to one year. Construction loans on "pre-sold" homes may convert into a permanent ARM loan upon completion of construction. Construction loans to a borrower who will occupy a home, or to a builder who has pre-sold the home, will be considered for loan to value ratios of up to 85%. Construction loans for speculative purposes, models, and commercial properties may be considered for loan to value ratios of up to 80%. Loan proceeds are disbursed in increments as construction progresses and as inspections warrant. The Bank employs inspectors rather than paying title companies for construction disbursement purposes.

         Construction lending by its nature entails significant additional risks as compared with one-to four-family mortgage lending, attributable primarily to the fact that funds are advanced upon the security of the project under construction prior to its completion. As a result, construction lending often involves the disbursement of substantial funds with repayment dependent on the success of the ultimate project and the ability of the borrower or guarantor to repay the loan. Because of these factors, the analysis of the prospective construction loan projects require an expertise that is different in significant respects from that which is required for residential mortgage lending. The Bank has attempted to address these risks through its underwriting procedures.

         Commercial Real Estate. As of June 30, 1997, the Bank had commercial real estate loans totaling $8.3 million or 4.9% of the Bank's total loan portfolio. Commercial real estate loans are generally originated in amounts up to 75% of the appraised value of the mortgaged property. The Bank's commercial real estate loans are generally permanent, adjustable rate loans secured by improved property such as office buildings, retail stores, small shopping centers, medical offices, churches and other non-residential buildings. All originated commercial real estate loans are within the Bank's market area.

         To originate commercial real estate loans, the Bank generally requires a security interest in the real estate, personal guarantees of the principals, a security interest in personal property, and a standby assignment of rents and leases. The Bank has established its loan-to-one borrower limitation, which was $4.1 million as of June 30, 1997, as its maximum commercial real estate loan amount. This limit will increase as a result of the proceeds received by the Bank from the Offerings. Commercial loans above 75% loan to value ratio require Board of Director approval on a case-by-case basis. Because of the small number of commercial real estate loans made, and the relationship of each borrower to the Bank, each such loan has differing terms and conditions applicable to the particular borrower.

         Loans secured by commercial real estate are generally larger and involve a greater degree of risk than residential mortgage loans. Because payments on loans secured by commercial real estate are often dependent on successful operation or management of the properties, repayment of such loans may be subject, to a greater extent, to adverse conditions in the real estate market or the economy. The Bank seeks to minimize these risks by limiting the number of such loans, lending only to established customers and borrowers otherwise known to the Bank, and generally restricting such loans to its primary market area.

         At June 30, 1997, the Bank also included approximately $3.4 million in loans to develop land into residential lots and loans on completed lots in the commercial real estate loan portfolio. The Bank utilizes its knowledge of the local market conditions and appraisals to evaluate the development cost, and estimate projected lot prices and absorption rates to assess loans on residential subdivisions. The Bank typically loans up to 70% of the appraised value over terms up to two years. Development loans generally involve a greater degree of risk than residential mortgage loans because (1) the funds are advanced upon the security of the land which has a materially lower value prior to completion of the infrastructure required of a subdivision, (2) the cash flow available for debt repayment is a function of the sale of the individual lots, and (3) the interest required to service the debt is a function of the time required to complete the development and sell the lots.

         Consumer and Other Lending. The Bank also offers other loans, primarily loans secured by share accounts, commercial business assets, consumer loans, and automobile loans. As of June 30, 1997, $5.6 million or 3.3%, of the Bank's loan portfolio consisted of such loans. The Bank will continue to expand its consumer lending as opportunities present themselves.

         Loan Approval Authority and Underwriting. All loans secured by real estate must have the approval of the members of the loan committee which consists of six senior officers. The loan committee meets periodically to review and approve loans made within the scope of its authority. Real estate loans in excess of $500,000 require prior approval by the Board of Directors.

         For all loans originated by the Bank, upon receipt of a completed loan application from a prospective borrower, a credit report is requested, income, assets, and certain other information are verified and, if necessary, additional financial information is requested. An appraisal of the real estate intended to secure the proposed loan is generally required, which currently is performed by certified appraisers designated and approved by the Board of Directors. It is the Bank's policy to obtain appropriate insurance protection on all real estate first mortgage loans. Borrowers generally must also obtain hazard insurance prior to closing. Borrowers generally are required to advance funds for certain items such as real estate taxes, flood insurance and private mortgage insurance, when applicable.

Delinquencies and Problem Assets.

         Delinquent Loans. As of June 30, 1997, the Bank had 9 loans with a total principal balance of $828,000, 90 days or more past due and 16 loans with total principal balances of $1.2 million between 30 and 89 days past due. The Bank generally does not accrue interest on loans past due more than 90 days unless they are well secured and the Bank expects that the account will be collected within 30 days.

         The following table sets forth the Bank's loans that are 90 days or more delinquent.

Delinquency Summary

                                                                         At June 30,
                                                   -------------------------------------------------------------------
                                                    1997           1996           1995           1994          1993
                                                    ----           ----           ----           ----          ----
                                                                    (Dollars in Thousands)
Loans accounted for on a non-accrual basis:
Mortgage loans:
  One- to four-family............................   $279       $     --       $     --       $     --      $     --
  Multi-family...................................    286             --             --             --            --
  Construction...................................    150            273             --             --            --
  Commercial real estate.........................     --             --          1,882          2,013         2,313
                                                     ---            ---          -----          -----         -----
Total mortgage loans.............................    715            273          1,882          2,013         2,313
                                                     ---            ---          -----          -----         -----
Non-mortgage loans
  Commercial.....................................     --            120             --             --            --
  Consumer and other.............................     --             --             --              6            11
                                                     ---        -------         ------        -------        ------
Total non-mortgage loans.........................     --            120             --              6            11
                                                     ---         ------         ------        -------        ------
Total non-accrual loans..........................    715            393          1,882          2,019         2,324
                                                     ---         ------         ------          -----         -----

Accruing  loans which are past  maturity and
contractually  past due 90 days or more:
Mortgage loans:
  One- to four-family............................     --            246             --             --            --
  Multi-family...................................     --             --             --             --            --
  Construction...................................    113          1,047             --             --            --
  Commercial real estate.........................     --             91             --             --            --
                                                     ---          -----          -----          -----         -----
Total mortgage loans.............................    113          1,381             --             --            --
                                                     ---          -----          -----          -----         -----
Non-mortgage loans:
  Commercial.....................................     --             --             --             --            --
  Consumer and other.............................     --             --             --             --            --
                                                    ----        -------        -------        -------       -------
Total non-mortgage loans.........................     --             --             --             --            --
                                                    ----        -------        -------        -------       -------
Total accruing loans.............................    113          1,384             --             --            --
                                                     ---          -----        -------        -------       -------
Total non-accrual and accrual loans..............   $828         $1,777         $1,882         $2,019        $2,324
                                                     ===          =====          =====          =====         =====
Total non-accrual and accrual loans
  as a percentage of net loans...................    .52%          1.32%          1.57%          1.92%         2.42%
                                                     ===           ====           ====           ====          ====
Total non-accrual and accrual loans
  as a percentage of total assets................    .42%           .96%          1.10%          1.27%         1.46%
                                                     ===            ===           ====           ====          ====

         Non-Performing Assets. Loans are reviewed on a regular basis and are placed on non-accrual status when, in the opinion of management, the collection of additional interest is doubtful. Mortgage loans are placed on non-accrual status generally when either principal or interest is more than 90 days past due. Interest accrued and unpaid at the time a loan is placed on nonaccrual status is charged against interest income.

         Real estate acquired by the Bank as a result of foreclosure or by deed in lieu of foreclosure is deemed a foreclosed asset held for sale until such time as it is sold. When a foreclosed asset held for sale is acquired it is recorded at its estimated fair value, less estimated selling expenses. Valuations are periodically performed by management, and any subsequent decline in fair value is charged to operations.

         As of July 1, 1995, the Bank implemented Statement of Financial Accounting Standards No. 114 (SFAS 114). While implementation had no material effect on net income, in accordance with the new pronouncement, loans totaling $851,818, net of the valuation allowance, which were previously classified as in-substance foreclosures, and reported as part of foreclosed assets held-for-sale have been reclassified to loans along with $199,033 of related allowances for collectibility.

         Prior to the implementation of SFAS 114, the Bank considered collateral for a loan to be in-substance foreclosed if: (1) the borrower had little or no equity in the collateral; (ii) proceeds for repayment of the loan could be expected to come only from the operation or sale of the collateral; and (iii) the borrower had either formally or effectively abandoned control of the collateral to the Bank, or retained control of the collateral but was unlikely to be able to rebuild equity in the collateral or otherwise repay the loan in the foreseeable future. Cash flow attributable to in-substance foreclosures was used to reduce the carrying value of the collateral.

         The following table shows the principal amount of non-performing assets and the resulting impact on interest income for the periods then ended.

Non-Performing Assets

                                                                           As of June 30,
                                           -------------------------------------------------------------------------------------
                                                   1997             1996             1995             1994            1993
                                           --------------   -----------------   ---------------   -------------   --------------
                                                                        (Dollars in Thousands)

Mortgage Loans:
  One- to four-family......................        $  279           $   --          $     --        $     --       $     --
  Multi-family.............................           286               --                --              --             --
  Construction.............................           190              273                --              --             --
  Commercial real estate...................           502               --             1,882           2,013          2,313
                                                    -----              ---             -----           -----          -----
Total mortgage loans.......................         1,257              273             1,882           2,013          2,313
                                                    -----              ---             -----           -----          -----
Non-mortgage loans:
  Commercial...............................            --              120                --              --             --
  Consumer and other.......................            --               --                --               6             11
                                                    -----              ---             -----          ------         ------
Total non-mortgage loans...................            --              120                 -               6             11
                                                    -----              ---             -----          ------         ------
Total non-performing loans.................         1,257              393             1,882           2,019          2,324
Foreclosed assets held for sale............           210                2                 4               6              7
Non-performing loans classified as
  in-substance foreclosures................            --               --               698             846            974
                                                    -----              ---            ------           -----         ------
Total non-performing assets ...............        $1,467             $395            $2,584          $2,871         $3,305
                                                    =====              ===             =====           =====          =====
Total non-performing loans as a percentage
  of net loans.............................          .79%             .29%             1.57%           1.92%          2.55%
Total non-performing assets as a percentage
  of total assets..........................          .74%             .21%             1.51%           2.02%          2.09%
Impact on interest income for the period:
Interest income that would have been
  recorded on non-accruing loans...........        $   31            $  15          $     --        $     --        $     1


                  Problem  Assets.  Federal  regulations  require  that the Bank review and classify its assets on a regular basis. In addition, in connection with examinations of insured institutions, OTS examiners have authority to identify problem assets and, if appropriate, require them to be classified. There are three classifications for problem assets: substandard, doubtful and loss. "Substandard assets" must have one or more defined weaknesses and are characterized by the distinct possibility that the insured institution will sustain some loss if the deficiencies are not corrected. "Doubtful assets" have the weaknesses of substandard assets with the additional characteristic that the weaknesses make collection or liquidation in full on the basis of currently existing facts, conditions and values, questionable, and there is a high possibility of loss. An asset classified "loss" is considered uncollectible and of such little value that continuance as an asset of the institution is not warranted. The regulations have also created a special mention category, described as assets which do not currently expose an insured institution to a sufficient degree of risk to warrant classification but do possess credit deficiencies or potential weaknesses deserving management's close attention. Assets classified as substandard or doubtful require the institution to establish general allowance for loan losses. If an asset or portion thereof is classified loss, the insured institution must either establish specific allowances for loan losses in the amount of 100% of the portion of the asset classified loss or charge off such amount. A portion of general loss allowances established to cover possible losses related to assets classified substandard or doubtful may be included in determining an institution's regulatory capital, while specific valuation allowances for loan losses generally do not qualify as regulatory capital.

         As of June 30, 1997, the Bank had total classified assets of $2.2 million of which $2.2 million were considered substandard and $0 were classified as loss. Special mention assets totaled $930,000 as of June 30, 1997.

         One borrower had three non-accrual loans with the Bank that were classified as substandard or special mention at June 30, 1997. These loans, aggregating approximately $373,000, are cross collateralized by a partially completed single family residence and three duplexes. The Bank has provided reserves against the estimated potential loss for these loans.

         One bankrupt borrower had three non-accrual loans with the Bank that were classified as substandard at June 30, 1997. These loans, aggregating approximately $306,000, are secured by first deeds on multi-family properties and a second deed on a single family residence. The Bank believes that the borrower may abandon these properties and that the Bank will ultimately take possession of these properties. The Bank has established a reserve equal to 20% of the outstanding balance.

         Nine non-accrual loans originated by the Bank to a builder were classified as substandard at June 30, 1997. Of these loans, aggregating approximately $580,000, three are secured by first deeds on nonowner occupied residences, four are secured by first deeds on partially completed single family residences, one is a commercial loan and one is a consumer loan. The Bank has established a reserve equal to 20% of the outstanding balance.

         One borrower had 16 loans past due less than 30 days that were classified as special mention at June 30, 1997. These loans, aggregating approximately $534,000, were secured by first deeds on three single family residences and 13 duplex units. This borrower also holds loans from the Bank on nine condominium units secured by first and second deeds of trust, aggregating approximately $314,000 at June 30, 1997 and current at that date. This same borrower also owes the Bank approximately $503,000 to the Bank through a first deed of trust on a multi-family dwelling. This loan was also current at June 30, 1997. The Bank has provided reserves against all of the loans by this borrower due to past payment performance.

Classification of Assets

         The  following  table  shows  the  aggregate   amounts  of  the  Bank's
classified assets as of June 30, 1997.

                                                                             As of June 30, 1997
                                              -----------------------------------------------------------------------------
                                                 Substandard            Doubtful            Loss           Special Mention
                                              ------------------    -----------------   ---------------   -----------------
                                               Number    Balance    Number    Balance   Number  Balance   Number    Balance
                                               ------    -------    ------    -------   ------  -------   ------    -------
                                                                              (In Thousands)
Loans:
  1-4 family............................         10      $  384         --      $ --      --    $ --        15      $747
  Multi-family..........................          4       1,077         --        --      --      --         1       183
  Commercial real estate................          1          19         --        --      --      --        --        --
  Construction and land.................          7         473         --        --      --      --        --        --
  Other loans...........................          1           8         --        --      --      --        --        --
                                                 --                                                        ---      ----
     Total loans........................         23      $1,961         --      $ --      --    $ --        16      $930
                                                 ==       =====        ===       ===     ===     ===        ==       ===

Foreclosed assets held-for-sale:
  1-4 family............................          2      $  210         --      $ --      --    $ --        --      $ --
  Commercial real estate................         --          --         --        --      --      --        --        --
  Land and other loans..................         --          --         --        --      --      --        --        --
                                                 --       -----        ---       ---     ---     ---        --       ---
     Total foreclosed assets............          2         210         --        --      --      --        --        --
                                                 --                                                         --      ----
     Total..............................         25      $2,171         --      $ --      --    $ --        16      $930
                                                 ==       =====        ===       ===     ===     ===        ==       ===

Allowance for Loan Losses

         The allowance for loan losses is established through a provision for loan losses based on management's evaluation of the risk inherent in its loan portfolio and the general economy. Such evaluation, which includes a review of all loans on which full collectibility may not be reasonably assured, considers among other matters, the estimated fair value of the underlying collateral, economic conditions, historical loan loss experience, and other factors that warrant recognition in providing for an adequate loan loss allowance. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowance for loan losses and valuation of foreclosed assets held for sale. Such agencies may require the Bank to recognize additions to the allowance based on their judgments about information available to them at the time of their examination.

         As of June 30, 1997, the Bank's total allowance for loan losses was $2.2 million which amounted to 1.3% of total loans. This allowance reflects not only management's determination to maintain an allowance for loan losses consistent with regulatory expectations for non-performing assets, but also reflects the Bank's policy of evaluating the risks inherent in its loan portfolio, and the regional economy.

         In March 1996 the Bank had $1.2 million of loan recovery on a commercial loan which was previously partially charged off. The loan recovery represents amounts recovered in excess of the carrying balance of the loan as reflected by the original terms of the loan, including accrued interest and previously charged-off principal. Consequently, the Bank determined that the allowance for loan losses was sufficient prior to the recovery, and credited the provision for loan losses. During fiscal year 1997, the Bank again experienced a net recovery and based on a review discussed above, elected to make no further addition to the allowance. Management anticipates the need to begin adding to loss reserves through charges to provision for loan losses within the next year if growth in the loan portfolio continues as anticipated.

                  The following tables set forth certain information concerning the Bank's allowance for possible loan losses at the dates indicated.

         Allowance for Loan Losses

                                                                                 Year Ended June 30,
                                                              -----------------------------------------------------------
                                                                 1997        1996        1995          1994       1993
                                                                 ----        ----        ----          ----       ----
                                                                                 (Dollars in Thousands)

Allowance for loan losses:
Beginning balance...........................................    $2,108      $1,718      $1,703         $1,687    $1,792
                                                                 -----       -----       -----          -----     -----
Gross loan charge offs (non-residential, commercial
  and residential 1-4 family)...............................       (63)         (4)         (5)            (2)      (13)
Recoveries (residential 1-4 family and non-residential)...         132       1,407           4              4         6
                                                                  ----       -----       -----          -----     -----
Net loan recoveries (charge-offs)...........................        69       1,403         (1)              2       (7)
Provision (credit) for loan losses (charged to expense).....        --     (1,212)          16             14      (98)
Allowances reclassified to loans which were previously
  classified as in-substance foreclosures...................        --         199          --             --        --
                                                                ------      ------     -------         ------    ------
Ending balance..............................................    $2,177      $2,108      $1,718         $1,703    $1,687
                                                                 =====       =====       =====          =====     =====

Net recoveries (charge-offs) as a percentage of
  average loans, net........................................      0.05%       1.10%         --%            --%     0.01%
Allowance for loan losses as a percentage of
  average loans, net........................................      1.49        1.66        1.52           1.62      1.82
Allowance for loan losses as a percentage of total
  non-performing loans......................................    173.19      536.39       91.29          84.35     72.59

Allocation of Allowance for Loan Losses

                                                                        June 30,
                            ----------------------------------------------------------------------------------------------------
                                          1997                             1996                             1995
                            --------------------------------   -----------------------------   ---------------------------------
                                                Percent of                      Percent of                        Percent of
                                                 Loans in                        Loans in                          Loans in
                                                   Each                            Each                              Each
                                                  Category                        Category                          Category
                                                  to Total                        to Total                          to Total
                                  Amount            Loans           Amount          Loans            Amount            Loans
                                  ------            -----           ------          -----            ------            -----
                                                                  (Dollars in Thousands)
Mortgage loans(1)...........       $2,099           96.73%         $2,071          98.73%            $1,700           99.30%
Consumer and other loans....           78            3.27              37           1.27                 18            0.70
                                    -----           ------           -----        ------             ------          ------
     Total..................       $2,177          100.00%         $2,108         100.00%           $ 1,718          100.00%
                                    =====          ======           =====         ======             ======          ======

----------------
(1) Includes an allowance for loan losses for construction loans of $450,000 and $195,000 at June 30, 1997 and 1996, respectively.

Mortgage-Backed Securities

         The Bank has significant investments in mortgage-backed securities and has at times utilized such investments to complement its mortgage lending activities. As of June 30, 1997, the Bank held mortgage-backed securities totaling $15.8 million or 7.9%, of total assets. The estimated fair value of such securities totaled $16.1 million as of June 30, 1997. All of the Bank's mortgage-backed securities are insured and are guaranteed by the Federal Home Loan Mortgage Corporation ("FHLMC"), the Government National Mortgage Bank ("GNMA"), or the Federal National Mortgage Association ("FNMA").

         The following table sets forth the Bank's mortgage-backed  portfolio by
the  amount  of  such  securities  backed  by  fixed-rate  and   adjustable-rate
mortgages.

Composition of Mortgage-Backed Securities by Fixed and Adjustable Rates

                                                     At June 30, 1997
                                   -------------------------------------------------------
                                                        Adjustable
                                    Fixed Rates            Rates                Total
                                    -----------            -----                -----
                                               (Dollars in Thousands)
Held-to-maturity:
GNMA......................            $  3,748           $   2,194            $   5,942
FNMA......................                 609               1,074                1,683
FHLMC.....................               3,014               5,175                8,189
                                         -----               -----                -----
Total.....................            $  7,371           $   8,443            $  15,814
                                         =====               =====               ======

                                                      At June 30, 1996
                                   ------------------------------------------------------
                                                         Adjustable
                                     Fixed Rates            Rates                Total
                                     -----------            -----                -----
                                                   (Dollars in Thousands)
Held-to-maturity:
GNMA......................            $  7,317           $      --           $    7,317
FNMA......................                 925               1,606                2,531
FHLMC.....................               3,585               6,634               10,219
                                         -----               -----               ------
Total.....................            $ 11,827           $   8,240           $   20,067
                                        ======               =====               ======

                                                   As of June 30, 1995
                                  -----------------------------------------------------
                                                        Adjustable
                                    Fixed Rates            Rates               Total
                                    -----------            -----               -----
                                               (Dollars in Thousands)
Held to maturity:
GNMA......................            $  5,830          $       --            $   5,830
FNMA......................                 939                 403                1,342
FHLMC.....................               2,635               4,048                6,683
                                         -----               -----                -----
Total.....................            $  9,404            $  4,451            $  13,855
                                         =====               =====               ======


         As of June 30, 1997, all mortgage-backed securities were classified as held-to-maturity by the Bank. The following table sets forth the composition of the Bank's mortgage-backed securities portfolio, indicating the amortized cost, percent of portfolio and estimated fair value.

Composition of Mortgage-Backed Securities by Cost and Fair Value

                                              At June 30, 1997
                                  --------------------------------------------------
                                                     Percent             Estimated
                                   Amortized            of                  Fair
                                      Cost           Portfolio              Value
                                      ----           ---------              -----
                                               (Dollars in Thousands)
Held to maturity:
GNMA....................            $ 5,942         37.58%               $   6,312
FNMA....................              1,683         10.64                    1,719
FHLMC...................              8,189         51.78                    8,060
                                      -----         -----                    -----
Total...................            $15,814        100.00%                $ 16,091
                                     ======        ======                  =======

                                              At June 30, 1996
                                  --------------------------------------------------
                                                  Percent                Estimated
                                   Amortized         of                     Fair
                                      Cost       Portfolio                  Value
                                      ----       ---------                  -----
                                               (Dollars in Thousands)
Held-to-maturity:
GNMA....................          $   7,317         36.47%               $   7,672
FNMA....................              2,531         12.61                    2,480
FHLMC...................             10,219         50.92                   10,189
                                     ------         -----                   ------
Total...................          $  20,067         100.00%              $  20,341
                                   ========         ======                ========

                                              At June 30, 1995
                                  --------------------------------------------------
                                                  Percent                Estimated
                                   Amortized         of                     Fair
                                      Cost        Portfolio                 Value
                                      ----        ---------                 -----
                                               (Dollars in Thousands)
Held-to-maturity:
GNMA....................          $   5,830        42.08%               $    6,235
FNMA....................              1,342         9.69                     1,343
FHLMC...................              6,683        48.23                     6,698
                                      -----        -----                     -----
Total...................          $  13,855       100.00%               $   14,276
                                     ======       ======                    ======

         The   following   table  sets  forth  the   maturities  of  the  Bank's
mortgage-backed securities and the weighted yields of those securities at June 30, 1997.


Maturities and Weighted Average Yields of Mortgage-Backed Securities

                                        Contractual Maturities Due at Year Ended June 30, 1997
                      ------------------------------------------------------------------------------------------
                              One          After One Year     After Five Years        After
                          Year or Less     to Five Years        to Ten Years       Ten Years       Total Amount
                      ------------------- ---------------      --------------- ---------------  ----------------
                         Amount    Yield   Amount   Yield      Amount   Yield   Amount  Yield    Amount   Yield
                      ----------  ------- --------- -----      ------  ------  ------- -------  ------- --------
                                                          (Dollars in Thousands)
Held-to-maturity:

     GNMA..........       $ --      --%     $ --      --%      $ --       --%   $ 5,942   8.70%  $ 5,942    8.70%

     FNMA..........         --      --        --      --         --       --      1,683   6.50     1,683    6.50

     FHLMC.........         --      --     1,900    6.00          6     8.10      6,283   7.60     8,189    7.23
                           ---     ---     -----    ----        ---     ----      -----   ----     -----    ----

          Total           $ --      --%   $1,900    6.00%       $ 6     8.10%   $13,908   7.94%  $15,814    7.70%
                           ===     ===     =====    ====         ==     ====     ======   ====    ======    ====


                  The following table sets forth the Bank's mortgage-backed securities purchases, sales and principal repayments.

Mortgage-Backed Securities Activity

                                                                                      Year Ended June 30,
                                                                ---------------------------------------------------------------
                                                                        1997                  1996                   1995
                                                                ----------------      ----------------       ------------------
                                                                                   (In Thousands)

Beginning balance.....................................                 $20,067                $13,855               $14,138

Purchases.............................................                      --                 10,834                 2,174

Sales.................................................                      --                     --                    --

Principal payments....................................                  (4,300)                (4,628)               (2,485)

Amortization and accretion, net.......................                      47                      6                    28
                                                                       -------                -------               -------

  Ending balance......................................                 $15,814                $20,067               $13,855
                                                                        ======                 ======                ======


Investment Activities

         The investment policy of the Bank, which is established by the Board of Directors and reviewed by the Investment Committee, is designed primarily to provide and maintain liquidity, to generate a favorable return on investments without incurring undue interest rate and credit risk, and to complement the Bank's lending activities. The policy currently provides for held-to-maturity and available-for-sale portfolios. The Bank has adopted an investment policy which strictly prohibits speculation in investment securities. The Bank does not currently engage in trading investment securities and does not anticipate doing so in the future. As of June 30, 1997, the Bank had investment securities with an estimated fair value of $11.7 million and a carrying value of $11.9 million. Of those securities $3.4 million, or 28.1%, of the Bank's investment securities portfolio were available-for-sale.

         The Bank has the authority to invest in various types of liquid assets, including United States Treasury obligations, securities of various federal agencies, certain certificates of deposit of insured banks and savings institutions, certain bankers' acceptances, repurchase agreements, and loans on federal funds.

         The following table sets forth the composition of the Bank's investment securities portfolio.

Composition of Investment Securities

                                                                                         At June 30,
                                                                      --------------------------------------------------
                                                                         1997               1996                1995
                                                                         ------             ------              -----
                                                                                       (In Thousands)
Investment Securities:
 U.S. Treasury and government agency securities..............           $ 8,586            $15,656              $20,343
 Obligations of state and political subdivisions.............                --                 --                1,625
 Corporate notes and bonds...................................                --                 --                  500
 Other securities(1).........................................             3,360              2,052                1,650
                                                                         ------             ------               ------
   Total investment securities...............................            11,946             17,708               24,118
Interest-bearing deposits....................................             3,400              2,373                4,186
FHLB stock...................................................             1,734              1,734                1,700
                                                                         ------             ------               ------
   Total investments.........................................           $17,080            $21,815              $30,004
                                                                         ======             ======               ======

------------------
(1)  Consists of FHLMC stock.

         The following table sets forth certain information regarding the carrying values, weighted average yields and maturities of the Bank's investment securities portfolio at June 30, 1997.

Investment Portfolio Maturities and Average Weighted Yields

                                                                As of June 30, 1997
                      -------------------------------------------------------------------------------------------------------------
                                              After One to        After Five to
                       One Year or Less        Five Years            Ten Years       After Ten Years    Total Investment Securities
                      -------------------- -------------------  -----------------   -----------------   ---------------------------
                      Carrying    Average  Carrying    Average  Carrying Average     Carrying Average   Carrying Average   Fair
                        Value      Yield    Value       Yield    Value    Yield       Value    Yield     Value    Yield   Value
                       -------    -------  -------     -------  -------  -------     -------  -------   -------  ------- ----------
                                            (Dollars in Thousands)
U.S. Treasury and
government agencies... $    --        --%    $7,003      6.02%    $   --      --%      $1,583   6.58%     $8,586   6.13% $8,373
                         -----     -----      -----      ----      -----    ----        -----   ----       -----   ----   -----

  Total..............  $    --        --%    $7,003      6.02%    $   --      --%      $1,583   6.58%     $8,586   6.13% $8,373
                        ======     =====      =====      ====      =====    ====        =====   ====       =====   ====   =====

Sources of Funds

         General. The Bank's primary sources of funds are deposits, borrowings, amortization and prepayments on loans and mortgage-backed securities.

         Deposits. The Bank offers a variety of deposit accounts having a range of interest rates and terms. The Bank's deposits principally consist of fixed-term certificates, passbook savings, money market, individual retirement accounts ("IRAs") and NOW (checking) accounts. The flow of deposits is influenced significantly by general economic conditions, the restructuring of the thrift industry, changes in money market and prevailing interest rates and competition. The Bank's deposits are typically obtained from the areas in which its offices are located. The Bank relies primarily on customer service and long-standing relationships with customers to attract and retain these deposits.

         The Bank seeks to maintain a high level of stable core deposits by providing convenient and high quality service through its offices.

         The following table sets forth the distribution of the Bank's deposit accounts as of June 30, 1997.

Deposit Account Types

                                                                                  Minimum       Balance as of         Percentage of
Category                               Term                 Interest Rate(1)  Balance Amount    June 30, 1997        Total Deposits
--------                               ----                 ----------------  --------------    -------------        --------------
                                                                                                 (In thousands)
NOW accounts........................   None                       2.05%            $100            $9,386                6.21%
Savings accounts....................   None                       2.80               25             8,621                5.70
Money market accounts...............   None                       2.98            1,000             8,288                5.47
Non interest-bearing
  demand accounts...................   None                                         100             2,334                1.54
                                                                                                   ------              ------
     Total..........................                                                               28,629               18.92
                                                                                                   ------              ------

Certificates of Deposit:
Fixed Term, Fixed Rate                  1-11 Months               4.96              500            16,846               11.14
Fixed Term, Fixed Rate                 12-23 Months               5.29              500            47,682               31.53
Fixed Term, Fixed Rate                 24-35 Months               5.63              500            28,485               18.83
Fixed Term, Fixed Rate                 36-47 Months               5.77              500            12,013                7.94
Fixed Term, Fixed Rate                 48-59 Months               5.87              500             1,718                1.14
Fixed Term, Fixed Rate                 60-71 Months               5.92              500            10,615                7.02
Fixed Term, Fixed Rate                 72-95 Months               5.92              500             5,258                3.48
                                                                                                  -------              ------
     Total..........................                                                              122,617               81.08
                                                                                                  -------              ------

Total deposits......................                                                             $151,246               100.0%
                                                                                                  =======               =====

---------------
(1) Current interest rate offerings as of June 30, 1997.

         The following table presents the deposit activity of the Bank.

Deposit Activity


                                                                      Year Ended June 30,
                                                         ----------------------------------------------
                                                          1997             1996              1995
                                                          ----             ----              ----
                                                                       (In Thousands)
Beginning balance.................................         $157,008         $139,595           $141,017
                                                            -------          -------            -------
Deposits..........................................          126,919          118,097             83,991
Withdrawals.......................................         (137,273)        (105,689)           (89,184)
                                                           --------         --------            -------
Net deposits (withdrawals)........................          (10,354)          12,408             (5,193)
Interest credited.................................            4,592            5,005              3,771
                                                            -------          -------            -------
Net increase (decrease) in deposits...............           (5,762)          17,413             (1,422)
                                                            -------          -------            -------
Ending balance....................................         $151,246         $157,008           $139,595
                                                            =======          =======            =======




         The following table sets forth the time deposits in the Bank classified by interest rate as of the dates indicated.

Certificates of Deposit Accounts by Rate

                                                                              As of June 30,
                                                            -----------------------------------------------
                                                                1997              1996              1995
                                                                ----              ----              ----
                                                                   (In Thousands)
0.00 - 3.99%.........................................        $        6          $     50          $  1,043
4.00 - 5.99%.........................................           108,383           106,243            68,576
6.00 - 7.99%.........................................            14,228            27,030            49,583
8.00 - 9.99%.........................................                --                --                22
                                                               --------           -------           -------
     Total...........................................         $ 122,617          $133,323          $119,224
                                                               ========           =======           =======



         The following table sets forth the amount and maturities of time deposits at June 30, 1997.

Certificate of Deposit Maturity Schedule

                                                                       Balance Due in
                            ----------------------------------------------------------------------------------------------------
                             Less than              One to                Two to              Three Years
Interest Rate                 One Year              Two Years            Three Years             or More                Total
-------------               -----------           -----------            ----------           -----------            -----------
                                                                  (In Thousands)
0.00 - 3.99%.........           $     6               $    --                $   --              $     --              $      6
4.00 - 5.99%.........            76,118                25,948                 3,742                 2,575               108,383
6.00 - 7.99%.........             5,356                 1,177                 2,601                 5,094                14,228
                                 ------                ------                 -----                 -----                ------
     Total...........           $81,480               $27,125                $6,343                $7,669              $122,617
                                 ======                ======                 =====                 =====               =======

         The following table indicates the approximate amount of the Bank's certificate accounts of $100,000 or more by time remaining until maturity as of June 30, 1997.

Maturities of Certificates of Deposit of $100,000 or More

                                              Certificates
                                               of Deposits
                                             (In thousands)
Maturity Period
Three months or less.....................         $2,592
Three through six months.................          1,101
Six through twelve months................          2,197
Over twelve months.......................          2,106
                                                   -----
     Total...............................         $7,996
                                                   =====

         The following table presents the change in dollar amount of deposit accounts by savings type for the years ended June 30, 1997, 1996, and 1995.

                                                   At June 30, 1997                             At June 30, 1996
                                        -------------------------------------      --------------------------------------
                            Minimum     Balance in  Percentage   Increase or       Balance in Percentage  Increase or
                              Term      Thousands   of Deposits   Decrease         Thousands  of Deposits   Decrease
                             ------     ----------  -----------   ---------        ---------- -----------   ---------
Savings and
transaction accounts:
NOW accounts............      None      $  9,386        6.21%       $2,761           $6,625        4.22%      $1,091
Savings accounts........      None         8,621        5.70        (1,641)          10,262        6.54         (501)
Money market accounts...      None         8,288        5.47         3,024            5,264        3.35        1,956
Non-interest-bearing
  demand accounts.......      None         2,334        1.54           800            1,534        0.98          768
                                          ------       -----        ------           ------       -----      -------
         Total..........                  28,629       18.93         4,944           23,685       15.09        3,314
                                          ------       -----         -----           ------       -----      -------
Certificate of Deposit
accounts:
Fixed-rate, fixed term..   1-11 months    16,846       11.14       (16,454)          33,300       21.21       11,970
Fixed-rate, fixed term..  12-23 months    47,682       31.53         2,983           44,699       28.47        1,363
Fixed-rate, fixed term..  24-35 months    28,485       18.83         3,801           24,684       15.72        1,269
Fixed-rate, fixed term..  36-47 months    12,013        7.94          (461)          12,474        7.94       (1,053)
Fixed-rate, fixed term..  48-59 months     1,718        1.14          (100)           1,818        1.16         (613)
Fixed-rate, fixed term..  60-71 months    10,615        7.02          (590)          11,205        7.14          499
Fixed-rate, fixed term..  72-95 months     5,258        3.48           115            5,143        3.27          664
Fixed-rate, fixed term..   96+ months         --          --            --               --          --           --
                                        --------     -------      ---------         -------   ---------     --------

         Total..........                 122,617       81.07       (10,706)         133,323       84.91       14,099
                                         -------    --------       -------          -------    --------       ------
         Total deposits.                $151,246      100.00%     $ (5,762)        $157,008      100.00%     $17,413
                                         =======     =======       =======          =======     =======       ======


                                                     At June 30, 1995
                                          -----------------------------------
                            Minimum       Balance in   Percentage Increase or
                              Term        Thousands   of Deposits  Decrease
                             ------       ----------  -----------  --------
Savings and
transaction accounts:
NOW accounts............      None         $ 5,534         3.96%    $(687)
Savings accounts........      None          10,763         7.71    (4,468)
Money market accounts...      None           3,308         2.37    (1,026)
Non-interest-bearing
  demand accounts.......      None             766         0.55       500
                                            ------        -----   -------
         Total..........                    20,371        14.59    (5,681)
                                            ------        -----   -------
Certificate of Deposit
accounts:
Fixed-rate, fixed term..   1-11 months      21,330        15.28    (2,764)
Fixed-rate, fixed term..  12-23 months      43,336        31.05     7,345
Fixed-rate, fixed term..  24-35 months      23,415        16.77    (1,208)
Fixed-rate, fixed term..  36-47 months      13,527         9.69    (3,040)
Fixed-rate, fixed term..  48-59 months       2,431         1.74      (244)
Fixed-rate, fixed term..  60-71 months      10,706         7.67     1,969
Fixed-rate, fixed term..  72-95 months       4,479         3.21     2,224
Fixed-rate, fixed term..   96+ months           --           --       (23)
                                          --------      -------  --------

         Total..........                   119,224        85.41     4,259
                                           -------       ------    ------
         Total deposits.                  $139,595       100.00%  $(1,422)
                                           =======       ======   =======

Borrowings

         Deposits are the primary source of funds for the Bank's lending activities and other general business purposes. However, during periods when supply of lendable funds cannot meet the demand for such loans, the FHLB System makes available, subject to compliance eligibility standards, a portion of the funds necessary through loans (advances) to its members.

         As of June 30, 1997 and 1996, there were $18.2 million and $0 outstanding advances from the FHLB, respectively. The weighted average interest rate on such advances at June 30, 1997 was 6.12%. The average balance of outstanding advances during 1997 and 1996, was $13.8 million and $690,000, respectively, and the approximate average interest rate was 6.09% and 5.65%, respectively. During 1997 and 1996 the maximum outstanding at any month end was $21.2 million and $3.0 million, respectively.

Subsidiary Activity

         The Bank has one service corporation, Guaranty Financial Services of Springfield, Inc. The Bank had an investment of $643,000 in its service corporation as of June 30, 1997. The service corporation sells mutual funds, fixed and variable annuities, unit investment trusts, individual stocks and bonds and life insurance. Such sales are completed through an agreement with "INVEST" for providing brokerage services. In addition, the service corporation acts as a real estate broker for properties owned by the Bank.

Employees

         As of June 30, 1997, the Bank had 56 full-time employees and 11 part time employees. None of the Bank's employees are represented by a collective bargaining group. The Bank believes that its relationship with its employees is good.

Legal Proceedings

         The Bank, from time to time, is a party to routine litigation, which arises in the normal course of business, such as claims to enforce liens, condemnation proceedings on properties in which the Bank holds security interests, claims involving the making and servicing of real property loans, and other issues incident to the business of the Bank. There were no lawsuits pending or known to be contemplated against the Bank, the Mutual Holding Company or the Company at June 30, 1997 that would have had a material effect on the operations or income of the Bank or the Company.

Competition

         The Bank experiences substantial competition both in attracting and retaining deposit accounts and in the making of mortgage and other loans.

         Direct competition for savings accounts comes from other savings institutions, credit unions, regional bank and thrift holding companies and commercial banks located in its primary market area. Significant competition for the Bank's other deposit products and services comes from money market mutual funds, brokerage firms and insurance companies. The primary factors in competing for loans are interest rates and loan origination fees and the range of services offered by various financial institutions.

Competition for origination of real estate loans normally comes from other savings institutions, commercial banks, mortgage bankers, mortgage brokers and insurance companies.

         The Bank's primary competition comprises the financial institutions near each of the Bank's branch offices. In Springfield, where the Bank's main office and three branch offices are located, primary competition consists of five thrift institutions and 17 commercial banks and 12 credit unions.

         The Bank believes it is able to compete effectively in its primary market area by offering competitive interest rates and loan fees, and a variety of deposit products, and by emphasizing personal customer service.

                                   REGULATION

         Set forth below is a brief description of certain laws which relate to the Company and the Bank. The description is not complete and is qualified in its entirety by references to applicable laws and regulation.

Holding Company Regulation

         General. The Company will be required to register and file reports with the OTS and will be subject to regulation and examination by the OTS. In addition, the OTS will have enforcement authority over the Company and any non-savings institution subsidiaries. This will permit the OTS to restrict or prohibit activities that it determines to be a serious risk to the Bank. This regulation is intended primarily for the protection of the Bank's depositors and not for the benefit of stockholders of the Company.

         QTL Test. Since the Company will own only one savings institution, it will be able to diversify its operations into activities not related to banking, but only so long as the Bank satisfies the qualified thrift lender (the "QTL") test. If the Company controls more than one savings institution, it would lose the ability to diversify its operations into non-banking related activities, unless such other savings institutions each also qualify as a QTL or were acquired in a supervisory acquisition. See "- Qualified Thrift Lender Test."

         Restrictions on Acquisitions. The Company must obtain approval from the OTS before acquiring control of any other SAIF-insured savings institution. No person may acquire control of a federally insured savings institution without providing at least 60 days written notice to the OTS and giving the OTS an opportunity to disapprove the proposed acquisition.

Savings Institution Regulation

         General. As a federally chartered, SAIF-insured savings institution, the Bank is subject to extensive regulation by the OTS and the FDIC. Lending activities and other investments must comply with various federal and state statutory and regulatory requirements. The Bank is also subject to certain reserve requirements promulgated by the Board of Governors of the Federal Reserve System ("Federal Reserve System").

         The OTS, in conjunction with the FDIC, regularly examines the Bank and prepares reports for the consideration of the Bank's board of directors on any deficiencies that the OTS finds in the Bank's operations. The Bank's relationship with its depositors and borrowers is also regulated to a great extent by federal and state law, especially in such matters as the ownership of savings accounts and the form and content of its mortgage documents.

         The Bank must file reports with the OTS and the FDIC concerning its activities and financial condition, in addition to obtaining regulatory approvals prior to entering into certain transactions such as mergers with or acquisitions of other financial institutions. This regulation and supervision establishes a comprehensive framework of activities in which an institution can engage and is intended primarily for the protection of the SAIF and depositors. The regulatory structure also gives the regulatory authorities extensive discretion in connection with their supervisory and enforcement activities and examination policies, including policies with respect to the classification of assets and the establishment of adequate loan loss reserves for regulatory purposes. Any change in regulations, whether by the OTS, the FDIC or any other government agency, could have a material adverse impact on the Bank's operations.

         Insurance of Deposit Accounts. The deposit accounts of the Bank are insured by the SAIF to a maximum of $100,000 for each insured member (as defined by law and regulation). Insurance of deposits may be terminated by the FDIC upon a finding that the institution has engaged in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations, or has violated any applicable law, regulation, rule, order or condition imposed by the FDIC or the institution's primary regulator. The FDIC may also prohibit an insured depository institution from engaging in any activity the FDIC determines poses a serious threat to the SAIF.

         The FDIC charges an annual assessment for the insurance of deposits based on the risk a particular institution poses to its deposit insurance fund, depending upon the institution's risk classification. This risk classification is based on an institution's capital group and supervisory subgroup assignment. In addition, the FDIC is authorized to increase deposit insurance rates on a semi-annual basis if it determines that such action is necessary to cause the balance in the SAIF to reach the designated reserve ratio of 1.25% of SAIF-insured deposits within a reasonable period of time. The FDIC may impose special assessments on SAIF members to repay amounts borrowed from the U.S. Treasury or for any other reason deemed necessary by the FDIC. Prior to September 30, 1996, savings associations paid within a range of .23% to .31% of domestic deposits and the SAIF was substantially underfunded. By comparison, prior to September 30, 1996, members of the Bank Insurance Fund ("BIF"), predominantly commercial banks, were required to pay substantially lower, or virtually no, federal deposit insurance premiums.

         Effective September 30, 1996, federal law was revised to mandate a one-time special assessment on SAIF members such as the Bank of approximately
 .657% of deposits held on March 31, 1995. The Bank recorded a $932,000 pre-tax expense for this assessment at September 30, 1996. Beginning January 1, 1997, deposit insurance assessments for SAIF members were reduced to approximately
 .064% of deposits on an annual basis; this rate may continue through the end of 1999. During this same period, BIF members are expected to be annually assessed approximately .013% of deposits. Thereafter, assessments for BIF and SAIF members should be the same and the SAIF and BIF may be merged. It is expected that these continuing assessments for both SAIF and BIF members will be used to repay outstanding Financing Corporation bond obligations. As a result of these changes, beginning January 1, 1997, the rate of deposit insurance assessed the Bank substantially declined.

         Under separate proposed legislation, Congress is considering the elimination of the federal thrift charter and the separate federal regulation of thrifts. As a result, the Bank might have to convert to a different financial institution charter and be regulated under federal law as a bank, including being subject to the more restrictive activity limitations imposed on national banks. The Bank cannot predict the impact of its conversion to, or regulation as, a bank until the legislation requiring such change is enacted.

         Regulatory Capital Requirements. OTS capital regulations require savings institutions to meet three capital standards: (1) tangible capital equal to 1.5% of total adjusted assets, (2) core capital equal to at least 3% of total adjusted assets, and (3) risk-based capital equal to 8% of total risk-weighted assets. The Bank's capital ratios are set forth under "Historical and Pro Forma Capital Compliance."

         Tangible capital is defined as core capital less all intangible assets (including supervisory goodwill), less certain mortgage servicing rights and less certain investments. Core capital is defined as common stockholders' equity (including retained earnings), noncumulative perpetual preferred stock and minority interests in the equity accounts of consolidated subsidiaries, certain nonwithdrawable accounts and pledged deposits of mutual savings associations and qualifying supervisory goodwill, less nonqualifying intangible assets, certain mortgage servicing rights and certain investments.

         The risk-based capital standard for savings institutions requires the maintenance of total risk-based capital (which is defined as core capital plus supplementary capital) of 8% of risk-weighted assets. The components of supplementary capital include, among other items, cumulative perpetual preferred stock, perpetual subordinated debt, mandatory convertible subordinated debt, intermediate-term preferred stock, and the portion of the allowance for loan losses not designated for specific loan losses. The portion of the allowance for loan and lease losses includable in supplementary capital is limited to a maximum of 1.25% of risk-weighted assets. Overall, supplementary capital is limited to 100% of core capital. A savings association must calculate its risk-weighted assets by multiplying each asset and off-balance sheet item by various risk factors as determined by the OTS, which range from 0% for cash to 100% for delinquent loans, property acquired through foreclosure, commercial loans, and other assets.

         The risk-based capital standards of the OTS generally require savings institutions with more than a "normal" level of interest rate risk to maintain additional total capital. An institution's interest rate risk will be measured in terms of the sensitivity of its "net portfolio value" to changes in interest rates. Net portfolio value is defined, generally, as the present value of expected cash inflows from existing assets and off-balance sheet contracts less the present value of expected cash outflows from existing liabilities. A savings institution will be considered to have a "normal" level of interest rate risk exposure if the decline in its net portfolio value after an immediate 200 basis point increase or decrease in market interest rates (whichever results in the greater decline) is less than two percent of the current estimated economic value of its assets. An institution with a greater than normal interest rate risk will be required to deduct from total capital, for purposes of calculating its risk-based capital requirement, an amount (the "interest rate risk component") equal to one-half the difference between the institution's measured interest rate risk and the normal level of interest rate risk, multiplied by the economic value of its total assets.

         The OTS calculates the sensitivity of an institution's net portfolio value based on data submitted by the institution in a schedule to its quarterly Thrift Financial Report and using the interest rate risk measurement model adopted by the OTS. The amount of the interest rate risk component, if any, to be deducted from an institution's total capital will be based on the institution's Thrift Financial Report filed two quarters earlier. Savings institutions with less than $300 million in assets and a risk-based capital ratio above 12% are generally exempt from filing the interest rate risk schedule with their Thrift Financial

Reports. However, the OTS may require any exempt institution that it determines may have a high level of interest rate risk exposure to file such schedule on a quarterly basis and may be subject to an additional capital requirement based upon its level of interest rate risk as compared to its peers.

         Dividend and Other Capital Distribution Limitations. OTS regulations require the Bank to give the OTS 30 days advance notice of any proposed declaration of dividends to the Company, and the OTS has the authority under its supervisory powers to prohibit the payment of dividends by the Bank to the Company. In addition, the Bank may not declare or pay a cash dividend on its capital stock if the effect would be to reduce its regulatory capital below the amount required for the liquidation account to be established at the time of the Conversion. See "The Conversion -- Effects of Conversion to Stock Form on Depositors and Borrowers -- Liquidation Account."

         OTS regulations impose limitations upon all capital distributions by savings institutions, such as cash dividends, payments to repurchase or otherwise acquire its shares, payments to stockholders of another institution in a cash-out merger, and other distributions charged against capital. The rule establishes three tiers of institutions based primarily on an institution's capital level. An institution that exceeds all fully phased-in capital requirements before and after a proposed capital distribution ("Tier 1 institution") and has not been advised by the OTS that it is in need of more than the normal supervision can, after prior notice but without the approval of the OTS, make capital distributions during a calendar year equal to the greater of (i) 100% of its net income to date during the calendar year plus the amount that would reduce by one-half its "surplus capital ratio" (the excess capital over its fully phased-in capital requirements) at the beginning of the calendar year, or (ii) 75% of its net income over the most recent four quarter period. Any additional capital distributions require prior regulatory notice. As of June 30, 1997, the Bank qualified as a Tier 1 institution.

         In the event the Bank's capital falls below its fully phased-in requirement or the OTS notifies the Bank that it is in need of more than normal supervision, the Bank would become a Tier 2 or Tier 3 institution and as a result, the Bank's ability to make capital distributions could be restricted. Tier 2 institutions, which are institutions that before and after the proposed distribution meet their current minimum capital requirements, may only make capital distributions of up to 75% of net income over the most recent four quarter period. Tier 3 institutions, which are institutions that do not meet current minimum capital requirements and propose to make any capital distribution, and Tier 2 institutions that propose to make a capital distribution in excess of the noted safe harbor level, must obtain OTS approval prior to making such distribution. In addition, the OTS could prohibit a proposed capital distribution by any institution, which would otherwise be permitted by the regulation, if the OTS determines that such distribution would constitute an unsafe or unsound practice. The OTS has proposed rules relaxing certain approval and notice requirements for well-capitalized institutions.

         A savings institution is prohibited from making a capital distribution if, after making the distribution, the savings institution would be undercapitalized (i.e., not meet any one of its minimum regulatory capital requirements). Further, a savings institution cannot distribute regulatory capital that is needed for its liquidation account. See "The Conversion and Reorganization - Liquidation Rights."

         Qualified Thrift Lender Test. Savings institutions must meet a qualified thrift lender ("QTL") test. If the Bank maintains an appropriate level of qualified thrift investments ("QTIs") (primarily residential mortgages and related investments, including certain mortgage-related securities) and otherwise qualified as a QTL, the Bank will continue to enjoy full borrowing privileges from the FHLB of Des Moines. The required percentage of QTIs is 65% of portfolio assets (defined as all assets minus

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



intangible assets, property used by the institution in conducting its business and liquid assets equal to 20% of total assets). Certain assets are subject to a percentage limitation of 20% of portfolio assets. In addition, savings institutions may include shares of stock of the FHLBs, FNMA, and FHLMC as QTIs. Compliance with the QTL test is determined on a monthly basis in nine out of every 12 months. As of June 30, 1997, the Bank was in compliance with its QTL requirement with approximately 99.9% of its assets invested in QTIs.

         Transactions With Affiliates. Generally, restrictions on transactions with affiliates require that transactions between a savings institution or its subsidiaries and its affiliates be on terms as favorable to the savings institution as comparable transactions with non-affiliates. In addition, certain of these transactions are restricted to an aggregate percentage of the savings institution's capital. Collateral in specified amounts must usually be provided by affiliates in order to receive loans from the savings institution. The Bank's affiliates include the Company and any company which would be under common control with the Bank. In addition, a savings institution may not extend credit to any affiliate engaged in activities not permissible for a bank holding company or acquire the securities of any affiliate that is not a subsidiary. The OTS has the discretion to treat subsidiaries of savings institutions as affiliates on a case-by-case basis.

         Liquidity Requirements. All savings institutions are required to maintain an average daily balance of liquid assets equal to a certain percentage of the sum of its average daily balance of net withdrawable deposit accounts and borrowings payable in one year or less. The liquidity requirement may vary from time to time (between 4% and 10%) depending upon economic conditions and savings flows of all savings institutions. At June 30, 1997, the Bank's required liquid asset ratio was 5.0% and the actual ratio was 8.2%. Monetary penalties may be imposed upon associations for violations of liquidity requirements.

         Federal Home Loan Bank System. The Bank is a member of the FHLB of Des Moines, which is one of 12 regional FHLBs. Each FHLB serves as a reserve or central bank for its members within its assigned region. It is funded primarily from funds deposited by savings institutions and proceeds derived from the sale of consolidated obligations of the FHLB System. It makes loans to members (i.e., advances) in accordance with policies and procedures established by the board of directors of the FHLB.

         As a member, the Bank is required to purchase and maintain stock in the FHLB of Des Moines in an amount equal to at least 1% of its aggregate unpaid residential mortgage loans, home purchase contracts or similar obligations at the beginning of each year. At June 30, 1997, the Bank had $1,733,700 in FHLB stock, at cost, which was in compliance with this requirement. The FHLB imposes various limitations on advances such as limiting the amount of certain types of real estate related collateral to 30% of a member's capital and limiting total advances to a member.

         The FHLBs are required to provide funds for the resolution of troubled savings institutions and to contribute to affordable housing programs through direct loans or interest subsidies on advances targeted for community investment and low- and moderate-income housing projects. These contributions have adversely affected the level of FHLB dividends paid and could continue to do so in the future. For the fiscal year ended June 30, 1997, dividends paid by the FHLB of Des Moines to the Bank totaled $122,281.

         Federal Reserve System. The Federal Reserve System requires all depository institutions to maintain non-interest bearing reserves at specified levels against their transaction accounts (primarily

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



checking, NOW and Super NOW checking accounts) and non-personal time deposits. The balances maintained to meet the reserve requirements imposed by the Federal Reserve System may be used to satisfy the liquidity requirements that are imposed by the OTS. At June 30, 1997, the Bank's reserve met the minimum level required by the Federal Reserve System.

         Savings institutions have authority to borrow from the Federal Reserve System "discount window," but Federal Reserve System policy generally requires savings institutions to exhaust all other sources before borrowing from the Federal Reserve System. The Bank had no borrowings from the Federal Reserve System at June 30, 1997.

                           FEDERAL AND STATE TAXATION

         The Company and the Bank will report their income on a June 30th fiscal year basis using the accrual method of accounting and will be subject to federal income taxation in the same manner as other corporations with some exceptions, including, particularly, the Bank's reserve for bad debts discussed below. After the Conversion and Reorganization, it is expected that the Company and its subsidiaries, including the Bank, will file a consolidated federal income tax return. Consolidated returns have the effect of eliminating intercompany distributions, including dividends, from the computation of consolidated taxable income for the taxable year in which such distributions occur. However, the Company may elect not to file consolidated returns.

         Savings associations are subject to the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), in the same general manner as other corporations. However, prior to August 1996, savings associations such as the Bank, which met certain definitional tests and other conditions prescribed by the Code could benefit from certain favorable provisions regarding their deductions from taxable income for annual additions to their bad debt reserve. For purposes of the bad debt reserve deduction, loans were separated into "qualifying real property loans," which generally are loans secured by interests in certain real property, and nonqualifying loans, which are all other loans. The bad debt reserve deduction with respect to nonqualifying loans must be based on actual loss experience. The amount of bad debt reserve deduction with respect to qualifying real property loans could be based upon actual loss experience ("experience method") or a percentage of taxable income determined without regard to such deduction ("percentage of taxable income method").

         The Bank has generally elected to use the method which has resulted in the greatest deductions for federal income tax purposes. Under the experience method, the bad debt deduction for an addition to the reserve for qualifying real estate property loans is an amount determined under a formula based generally on the bad debts actually sustained by a savings association over a period of years. Under the percentage of taxable income method, the bad debt reserve deduction for qualifying real property loans is computed as a percentage, which Congress has reduced from as much as 60% in prior years to 8% of taxable income, with certain adjustments, effective for taxable years beginning after calendar year 1986. The allowable deduction under the percentage of taxable income method ("percentage bad debt deduction") for taxable years beginning before calendar year 1987 was scaled downward in the event that less than 82% of the total dollar amount of the assets of an institution were within certain designated categories. When the percentage method bad debt deduction was lowered to 8%, the 82% qualifying assets requirement was lowered to 60%. For all taxable years, there is no deduction in the event that less than 60% of the total dollar amount of the assets of an institution falls within such categories. Moreover, in such case, the Bank could be required to recapture, generally over a period of up to four years, its

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



existing bad debt reserve. As of June 30, 1996, more than the required amount of the Bank's total assets fell within such category.

         The bad debt deduction under the percentage of taxable income method was subject to certain limitations. First, the amount added to the reserve for losses on qualifying real property loans could not exceed the amount necessary to increase the balance of such reserve at the close of the taxable year to 6% of such loans outstanding at the end of the taxable year. Further, the addition to the reserve for losses on qualifying real property loans could not exceed the amount which, when added to that year's addition to the bad debt reserve for losses on nonqualifying loans, equals the amount by which 12% of total deposits or withdrawable accounts of depositors at year-end exceeds the sum of surplus, undivided profits and reserves at the beginning of the year. Finally, the percentage bad debt deduction under the percentage of taxable income method was reduced by the deduction for losses on nonqualifying loans.

         To the extent (i) a savings association's reserve for losses on qualifying real property loans under the percentage of income method exceeded the amount that would have been allowed under the experience method, and (ii) a savings association makes distributions to stockholders (including distributions in redemption, dissolution or liquidation) that are considered to result in withdrawals from the excess bad debt reserve, then the amounts considered withdrawn would be included in the savings association's taxable income. The amount that would be deemed withdrawn from such reserves upon such distribution and which would be subject to taxation at the savings association's level at the normal corporate tax rate would have been an amount that, when reduced by taxes on such amount, would equal the amount actually distributed. Dividends paid out of a savings association's current or accumulated earnings and profits as calculated for federal income tax purposes, however, would not be considered to result in withdrawals from its bad debt reserves to the extent of such earnings and profits. Dividends in excess of a savings association's current and accumulated earnings and profits, distributions in redemption of stock, and distributions in partial or complete liquidation of a savings association would be considered to come from its loss reserve. Earnings appropriated to the Bank's bad debt reserve and claimed as a tax deduction are not available for the payment of cash dividends or for distribution to stockholders (including distributions made on dissolution or liquidation), unless the Bank includes the amount in taxable income, along with the amount deemed necessary to pay the resulting federal income tax.

         The Bank's bad debt deduction for the years ended June 30, 1996 and 1995 was based on the percentage of taxable income method. Prior to fiscal 1988, the Bank had used a percentage of taxable income method in determining its bad debt deduction for tax purposes. As a result of deductions under this method, net equity as of June 30, 1997 includes accumulated earnings of $5,075,000 on which federal income taxes have not been provided. If in the future this portion of net equity is used for any purposes other than to absorb losses, income taxes may be provided at the applicable tax rate.

         In August 1996, the Code was revised to equalize the taxation of thrifts and banks. Thrifts, such as the Bank, no longer have a choice between the percentage of taxable income method and the experience method in determining additions to bad debt reserves. Thrifts with $500 million of assets or less may still use the experience method, which is generally available to small banks currently. Larger thrifts must use the specific charge off method regarding bad debts. Any reserve amounts accumulated after 1987, which are presently included as a component of the net deferred tax liability, will be taxed over a six year period beginning in 1996; however, bad debt reserves set aside through 1987 are generally not taxed. An institution may delay recapturing into income its post-1987 bad debt reserves for an additional two years if it meets a residential-lending test. The amount of bad debt reserves and

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



related deferred tax liability that must be recaptured was $913,500 and $338,000 as of June 30, 1997, respectively. This law is not expected to have a material impact on the Bank.

         In addition to their regular federal income tax liability, corporations are also subject to an alternative minimum tax. The corporate alternative minimum tax rate is 20%. The tax is applied on "alternative minimum taxable income" ("AMTI") which includes: (1) 100% of the excess of a savings association's bad debt deduction over the amount allowable under the experience method; (2) 75% of the excess of the "adjusted current earnings" of the Bank over the AMTI; and (3) interest on certain tax-exempt bonds.

         The Revenue Reconciliation Act of 1993 added a new Section 475 to the Code. Section 475 is a new mark-to-market tax law, that is different from the accounting mark-to-market SFAS No. 115. The term "securities" in the Code includes not just traditional debt and equity securities, but mortgages as well. For tax purposes, institutions were required to identify which securities qualified for an exemption by October 31, 1993. A financial institution is subject to a mark-to-market rule if its activities bring it within the definition of a dealer in securities under Section 475(c)(1) of the Code.

         The Bank's federal income tax returns have not been audited during the last five years.

         Thrift institutions located in Missouri, such as the Bank, are subject to a special financial institutions tax, based on net income without regard to net operating loss carryforwards, at the rate of 7% of net income. This tax is in lieu of certain other state taxes on thrift institutions, on their property, capital or income, except taxes on tangible personal property owned by the Bank and held for lease or rental to others and on real estate, contributions paid pursuant to the Unemployment Compensation Law of Missouri, social security taxes, sales taxes and use taxes. In addition, the Bank is entitled to credit against this tax all taxes paid to the State of Missouri or any political subdivision, except taxes on tangible personal property owned by the Bank and held for lease or rental to others and on real estate, contributions paid pursuant to the Unemployment Compensation Law of Missouri, social security taxes, sales and use taxes and taxes imposed by the Missouri Financial Institutions Tax Law. Thrift institutions are not subject to the regular corporate income tax.

                            MANAGEMENT OF THE COMPANY

Directors and Executive Officers

         The Board of Directors of the Company consists of those persons who currently serve as Directors of the Bank. The Board of Directors is divided into three classes, each of which contains approximately one-third of the Board. The directors shall be elected by the stockholders of the Company for staggered three-year terms, or until their successors are elected and qualified. One class of directors, consisting of Messrs. Barham and Haseltine have terms of office expiring at the first annual meeting following the Conversion and
Reorganization. A second class, consisting of Messrs. Barnes and Rogers have terms of office expiring at the annual meeting to be held one year thereafter. A third class, consisting of Messrs. Hall and Lipscomb have terms of office expiring at the annual meeting to be held two years thereafter. Following the Conversion and Reorganization, it is anticipated that the size of the Board of Directors will be increased by the addition of up to two new members.


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



         The following individuals hold the executive offices in the Company set forth below opposite their names.

Name                     Age (1)        Positions Held With the Company
----                     -------        -------------------------------
James E. Haseltine         50           President, Chief Executive Officer and Director
William B. Williams        50           Executive Vice President, Chief Operating Officer
Bruce Winston              49           Vice President, Chief Financial Officer

-------------------
(1)      At June 30, 1997.

         The executive officers of the Company are elected annually and hold office until their respective successors have been elected and qualified or until death, resignation or removal by the Board of Directors. Additional information concerning the business experience and compensation of the directors and executive officers of the Company is set forth under "Management of the Bank".

Proposed Future Stock Benefit Plans

          1998 Stock Option Plan. The Board of Directors of the Company intends to adopt the 1998 Stock Option Plan (the "1998 Option Plan") within one year of the Conversion and Reorganization, subject to approval by the Company's stockholders at a stockholders meeting to be held no sooner than six months after the Conversion and Reorganization. The 1998 Option Plan would be in compliance with the OTS regulations currently in effect. See "- Restrictions on Benefit Plans." In accordance with OTS regulations, a number of shares equal to 10% of the aggregate shares of Conversion Stock to be sold in the Offerings (i.e., 330,000 shares based upon the sale of 3,300,000 shares at the midpoint of the Offering Range) would be reserved for issuance by the Company upon exercise of stock options to be granted to officers, directors and employees of the Company and the Bank from time to time under the 1998 Option Plan. The purpose of the 1998 Option Plan would be to provide additional performance and retention incentives to certain officers, directors and employees by facilitating their purchase of a stock interest in the Company. The 1998 Option Plan, which would become effective upon stockholder approval of such plan, would provide for a term of 10 years, after which no awards could be made, unless earlier terminated by the Board of Directors of the Company pursuant to the 1998 Option Plan. The options would vest over a five year period (i.e., 20% per year), beginning one year after the date of grant of the option. Options would be granted based upon several factors, including seniority, job duties and responsibilities, job performance, the Bank's performance and a comparison of awards given by other institutions converting from mutual to stock form.

         It is anticipated that the 1998 Option Plan would provide that, in the event of a change in control of the Company or the Bank, if accelerated vesting is not inconsistent with applicable OTS regulations at the time of such change in control, options not immediately exercisable on such date of a change in control would become immediately exercisable, and the optionee would, at the discretion of the option committee, be entitled to receive cash in an amount equal to the excess of the fair market value of the stock subject to the option over the option price in exchange for the surrender of the option. Applicable OTS regulations prohibit accelerated vesting except in the event of death or disability, but if OTS regulations are subsequently revised to provide for accelerated vesting upon a change in control, the 1998 Option Plan will provide for accelerated vesting upon a change in control. "Control" generally refers to the acquisition by any person or group of the ownership or power to vote more than 25% of the

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



Company's stock, the control of the election of a majority of directors or the exercise of a controlling influence over the management or policies of the Company.

         The Company would receive no monetary consideration for the granting of stock options under the 1998 Option Plan, however, it would receive the option price for each share issued to optionees upon the exercise of such options. The exercise of options and payment for the shares received would contribute to the equity of the Company.

         If the 1998 Option Plan is implemented more than one year after the Conversion and Reorganization, the 1998 Option Plan will comply with such OTS regulations and policies that are applicable at such time.

         1998 Restricted Stock Plan. The Board of Directors of the Bank intends to adopt the 1998 RSP within one year of the Conversion and Reorganization, the objective of which is to enable the Bank to retain personnel and directors of experience and ability in key positions of responsibility. The Company expects to hold a stockholders' meeting no sooner than six months after the Conversion and Reorganization in order for stockholders to vote to approve the 1998 RSP. The 1998 RSP will be implemented in accordance with applicable OTS regulations currently in effect. See "- Restrictions on Benefit Plans." Awards would be granted based upon a number of factors, including seniority, job duties and responsibilities, job performance, the Bank's performance and a comparison of awards given by other institutions converting from mutual to stock form. The 1998 RSP would be managed by a committee of non-employee directors (the "RSP Trustees"). The 1998 RSP Trustees would have the responsibility to invest all funds contributed by the Bank to the trust created for the 1998 RSP (the "RSP Trust").

         The Bank will contribute sufficient funds to the 1998 RSP so that the 1998 RSP Trust can purchase, in the aggregate, a number of shares equal to up to 4% of the amount of Conversion Stock that is sold in the Offerings. The shares purchased by the 1998 RSP would be authorized but unissued shares or would be purchased in the open market. In the event the market price of the Common Stock is greater than $10.00 per share, the Bank's contribution of funds will be increased. Likewise, in the event the market price is lower than $10.00 per share, the Bank's contribution will be decreased. In recognition of their prior and expected services to the Bank and the Company, as the case may be, the officers, other employees and directors responsible for implementation of the policies adopted by the Board of Directors and the profitable operation of the Bank will, without cost to them, be awarded stock under the 1998 RSP. Based upon the sale of 3,300,000 shares of Conversion Stock in the Offerings at the midpoint of the Offering Range, the 1998 RSP Trust is expected to purchase up to 132,000 shares of Conversion Stock.

         In accordance with applicable OTS regulations, the shares granted under the 1998 RSP will be in the form of restricted stock payable over a five year vesting period (i.e., 20% per year) beginning one year after the date of grant of the award. Compensation expense in the amount of the fair market value of the Common Stock at that time granted will be recognized pro rata over the years during which the shares are payable. It is anticipated that the 1998 RSP would provide that, in the event of a change in control of the Company or the Bank, if accelerated vesting is not inconsistent with applicable OTS regulations at the time of such change in control, restricted stock not vested on the date of a change in control would become immediately vested. Applicable OTS regulations currently prohibit accelerated vesting in the event of a change in control or imminent change in control, but if OTS regulations are subsequently revised to provide for accelerated vesting upon a change in control, the 1998 RSP will provide for such accelerated vesting. "Control" generally refers to the acquisition by any person or group of the ownership or power to vote more than 25% of the Company's stock, the control of the election of a majority of directors or the exercise of a controlling influence over the management or policies of the Company.

         If the 1998 RSP is implemented more than one year after the Conversion and Reorganization, the 1998 RSP will comply with such OTS regulations and policies that are applicable at such time.

         Restrictions on Stock Benefit Plans. OTS regulations provide that in the event the Bank implements or adopts stock option or management and/or employee stock benefit plans within one year from the date of Conversion and Reorganization, such plans must comply with the following restrictions: (1) the plans must be fully disclosed in the Prospectus, (2) for stock option plans, the total number of shares for which options may be granted may not exceed 10% of the shares sold in the Offerings, (3) for restricted stock plans, the shares may not exceed 3% of the shares sold in the Offerings (4% for institutions with 10% or greater tangible capital), (4) the aggregate amount of stock purchased by the ESOP in the Offerings may not exceed 10% (8% for well-capitalized institutions utilizing a 4% restricted stock plan), (5) no individual employee may receive more than 25% of the available awards under any plan, (6) directors who are not employees may not receive more than 5% individually or 30% in the aggregate of the awards under any plan, (7) all plans must be approved by a majority of the total votes eligible to be cast at any duly called meeting of the Company's stockholders held no earlier than six months following the Conversion and Reorganization, (8) for stock option plans, the exercise price must be at least equal to the market price of the stock at the time of grant, (9) for restricted stock plans, no stock issued in a conversion may be used to fund the plan, (10) neither stock option awards nor restricted stock awards may vest earlier than 20% as of one year after the date of stockholder approval and 20% per year thereafter, and vesting may be accelerated only in the case of disability or death (or with OTS approval in the event of a change in control), (11) the proxy material must clearly state that the OTS in no way endorses or approves of the plans, and (12) prior to implementing the plans, all plans must be submitted to the Regional Director of the OTS within five days after stockholder approval with a certification that the plans approved by the stockholders are the same plans that were filed with and disclosed in the proxy materials relating to the meeting at which stockholder approval was received. Plans adopted and implemented more than one year after the Conversion and Reorganization would not necessarily be subject to these limitations.

                             MANAGEMENT OF THE BANK

Directors and Executive Officers

         The Board of Directors of the Bank is composed of six members each of whom serves for a term of three years. The Bank's stock charter and bylaws require that directors be divided into three classes, as nearly equal in number as possible, each class to serve for a three-year period, with approximately one-third of the directors elected each year. Executive officers are elected annually by the Board of Directors and serve at the Board's discretion. Following the Conversion and Reorganization, it is anticipated that the size of the Board of Directors will be increased by the addition of up to two new members.

         The following table sets forth information with respect to the directors and executive officers of the Bank, all of whom will continue to serve in the same capacities after the Conversion and Reorganization.

                                                Position with                     Director              Current
Name                                Age(1)           Bank                           Since            Term Expires
----                                ------           ----                           -----            ------------
Jack L. Barham                        64       Chairman                              1983                 1998
James E. Haseltine                    50       President, CEO, Director              1990                 1998
Wayne V. Barnes                       65       Director                              1976                 1999
George L. Hall                        89       Director                              1987                 2000
Ivy L. Rogers                         78       Director                              1990                 1999
Gary Lipscomb                         67       Director                              1991                 2000

Executive Officers Who Are Not Directors

William B. Williams                   50       Executive Vice President, COO
Bruce Winston                         49       Vice President, CFO
Carla Green                           37       Vice President
Jerry Graham                          60       Vice President
Larry Cruzan                          64       Vice President
Kevin M. Bell                         46       Vice President
Dana A. Elwell                        44       Vice President
E. Lorene Thomas                      63       Secretary


--------------------
(1)   As of June 30, 1997.

Biographical Information

         The principal occupation during the past five years of each executive officer and director of Guaranty Federal is set forth below. All such persons have held their present positions for five years unless otherwise stated.

         Jack L. Barham worked at the Bank for 24 years and retired in 1995. He served in various positions of responsibility and was a realtor and appraiser. In 1983 he was elected to the Board of Directors and in 1990 was elected Vice President and Chairman of the Board. He served in the US Navy, is a deacon at Ridgecrest Baptist Church and has been a member of various civic organizations.

         James E. Haseltine joined the Bank in 1983, and has served as Director, President and Chief Executive Officer since 1990. After graduating Drury College in 1968, he entered military service with the US Army and served in the Republic of Vietnam. He has served as a founding member and Chairman of the Affordable Housing Action Board of Springfield, Inc., an organization serving low to moderate income families. He is a licensed real estate broker.

         He is a past president of the Rotary Club of Springfield, serves as director of the Springfield Business and Development Corporation and the Springfield Finance and Development Corporation (not for profit community organizations), and is a member of First and Calvary Presbyterian Church.

         Wayne V. Barnes is President of Sunnyland Stages Inc. and Sunnyland Tours, Inc., Springfield, Missouri. Mr. Barnes attended the University of Missouri and Drury College, and served in the US Navy. He is active in many civic organizations.

         George L. Hall is a retired owner and manager of the Ed. V. Williams Clothing Company in Springfield. He is active in many civic and religious organizations.

         Ivy L. Rogers retired from the US Department of Justice Bureau of Prisons. He held position as chief Construction Representative working out of Washington, DC and other parts of the country. Now self-employed as a consultant for construction projects he recently completed a contract with Greene County, Missouri to supervise construction of a new judicial building. Mr. Rogers served in the US Navy Construction Battalion during World War II.

         Gary Lipscomb, CPA, practiced as a Certified Public Accountant for over 25 years in Springfield, Missouri retiring from his firm, Lipscomb, Kirkpatrick and Company, CPA's in August of 1988 to devote full time to the operation of Lipscomb Ford-Chrysler, Inc. in Branson, Missouri. He sold his Branson operation in December of 1993 and since that time has owned and operated, with his wife Betty, Lipscomb Mitsubishi in Springfield, Missouri. Mr. Lipscomb has been and is active in many social, fraternal, and religious activities. Mr. Lipscomb owns various real estate investments in Springfield and Branson, including a partnership interest in the Galleria in Springfield, Missouri.

         William B. Williams joined the Bank in 1995 as Executive Vice President and Chief Operating Officer. Prior to joining the Bank, Mr. Williams worked as a consultant to Midland Loan Services, L.P., a commercial mortgage banker in Kansas City, Missouri. From 1987 to 1994, Mr. Williams worked for North American Savings Bank in Grandview, Missouri, most recently as Executive Vice President and Chief Financial Officer. Mr. Williams received a BSBA degree from the University of Arkansas in 1969 and after serving as an officer in the US Navy, he received a MBA degree from Tulane University in 1974. He is a CPA.

         E. Lorene Thomas joined the Bank in 1983. She is presently Corporate Secretary. Mrs. Thomas was employed by Public Finance in Joplin, Missouri for six years, prior to being employed by Joplin Federal Savings & Loan, Joplin, Missouri. She also worked for American Savings and Loan, and First Federal Savings and Loan in Springfield, Illinois. She has worked 28 years in the savings and loan business, having experience in every department. Mrs. Thomas has taken accounting courses and many Institute of Financial Education courses. She has been an active member in the United Methodist Church.

         Bruce Winston is Vice President and Chief Financial Officer of the Bank. He joined the Bank in 1992. Prior to joining the Bank, he served in various other capacities with two other financial institutions over a period of 20 years. He is a graduate of Southwest Missouri State University, and is a member of First Presbyterian Church, where he has served as an Elder and Treasurer.

         Carla J. Green has been with the Bank since 1983. She is the Vice President in charge of branch operations. Mrs. Green has attended both Drury College and Southwest Missouri State University. Mrs. Green is a member of Harmony Baptist Church and various business and civic clubs, including Springfield Southeast Rotary. Mrs. Green came to the Bank with an extensive background in financial institutions.

         Jerry F. Graham joined the Bank in 1978. He is the Vice President responsible for construction lending. Prior to joining the Bank, he served as a branch manager at another financial institution for a 14 year period. He served eight years in the Navy Reserve. Mr. Graham attended Drury College.

         Mr. Graham is a director of the Springfield Area Credit Association and is a classroom instructor for the Institute of Financial Education. He is active in various civic and religious organizations and is a past chairman of the Finance Committee and Past President of the Springfield Area Council of Churches. He has been a member of St. John's United Church of Christ of or over 50 years, serving as Sunday School Teacher, choir member, Secretary, Vice President and President of the Church Council.

         Larry Cruzan joined the Bank in 1989 and currently serves as Vice President and Loan Officer. He has been active in Real Estate lending with banks, savings associations and mortgage banks for over 39 years, with the past 34 years in Springfield. Mr. Cruzan holds a BS Degree in Business Administration from Pittsburgh State University, served as an officer in the US Army, is a licensed Real Estate Broker and Insurance Agent, a past president of Springfield Host Lions club, and Springfield Chapter of Pittsburgh State Alumni Association, and as an Elder at First and Calvary Presbyterian Church. He currently serves as Vice President of the Board of Directors of The Springfield Association for the Blind.

         Kevin Bell joined the Bank in 1996. He is the Vice President responsible for consumer lending. Mr. Bell spent five years previously with Union Planters Bank in Springfield, and five years with United Savings & Loan. He began his banking career with Union National Bank in 1972. He attended Hanover College and Drury College, and attends St. Elizabeth Ann Seaton Catholic Church. He has been active in various civic organizations including the Springfield Chamber of Commerce and Kiwanis Club.

         Dana Elwell joined the Bank in July 1996. He is the Vice President responsible for permanent mortgage lending. Previously, he was in charge of real estate lending at First City National Bank for one year. Previous to that, Mr. Elwell worked in the real estate department at Boatmen's National Bank for over 10 years. He is a graduate of Central Missouri State University with a BS degree in finance. He is a founding member and past president of the Affordable Housing Action Board of Springfield, Inc. ("AHAB"), an organization serving low to moderate income families. He is currently on the Executive Committee of AHAB. Dana is also chairman of the Housing Committee of Vision 20/20, an organization developed by the city of Springfield and Greene County to work on the city/county comprehensive plan. He also serves as Vice President of the Nixa Community Foundation, which grants money to not-for-profit organizations for worthy projects in the Nixa area.

Meetings and Committees of the Board of Directors

         The business of the Bank is conducted at regular and special meetings of the full Board of Directors and its standing committees. The standing committees consist of the Executive, Audit, Investment, Nominating, Option and RRP Committees.

         During fiscal 1997 the Board of Directors met at 12 regular meetings called in accordance with the bylaws. No special meetings were held during fiscal 1997. No Director attended less than 75% of the regular meetings and the meetings held by those committees of the Board of Directors on which he/she served.

         The audit committee consists of Messrs. Lipscomb, Barnes, Hall, Rogers, and Barham. This standing committee regularly meets on a quarterly basis with the internal auditor to review audit programs and the results of audits of specific areas, as well as other regulatory compliance issues. In addition, the audit committee meets with the independent certified public accountants to review the results of the annual audit and other related matters. The audit committee met three times during the fiscal year ended June 30, 1997.

         The nominating committee, a non-standing committee, meets once a year and is composed of those Directors whose terms are not expiring that year.

Compensation Committee Interlocks and Insider Participation

         For the fiscal year ended June 30, 1997, the compensation committee consisted of the board of directors of the Bank. This standing committee reviews performance, industry salary surveys and the recommendations of management concerning compensation. Mr. James E. Haseltine is the President and Chief Executive Officer of the Bank, the Mutual Holding Company and the Company. Mr. Haseltine does not participate in compensation committee matters involving his compensation. The Bank holds a loan originated in March 1987 that is secured by a mortgage on the residence of Mr. Haseltine. Mr. Haseltine paid reduced origination and application fees for the loan, a Bank policy applicable at that time to all employees and directors. During the 1997 fiscal year, the largest balance on this loan was $67,041 and the interest rate was 8.0%. Mr. Jack L. Barham is the Chairman of the Board of Directors of the Bank, the Mutual Holding Company and the Company and had been, for many years until his retirement in 1995 an officer of the Bank.

Directors' Compensation

         The members of the Board of Directors each received a yearly fee of $9,000, payable monthly. Directors do not receive fees for attendance at committee meetings. During the year ended June 30, 1996, Directors Barham, Barnes, Hall, Rogers and Lipscomb each received 1,945 stock awards under the RRP. Mr. Haseltine's compensation is reported in the following section.

Executive Compensation

         Summary Compensation Table. The following table sets forth the cash and non-cash compensation awarded to or earned by the Chief Executive Officer of the Bank. No other executive officers of the Bank had salaries and bonuses earned during the year ended June 30, 1997, which exceeded $100,000 for services rendered in all capacities to the Bank.

                                                  Annual Compensation                   Long Term Compensation
                          ----------------------------------------------------------------------------------------------------------
                                                                                               Awards                   Payouts
                                                                                     -----------------------------------------------
                            Fiscal
                            Year                                                      Restricted      Securities
Name and                    Ended                                 Other Annual             Stock      Underlying        All Other
Principal Position          June 30,      Salary        Bonus      Compensation(1)     Award(s)(2)      Options(3)   Compensation(4)
--------------------------  --------      ------        -----      ---------------     -----------      ----------   ---------------

James E. Haseltine          1997          $96,250       $6,510       $11,329                 0                 0          $11,380
President & CEO             1996           87,228        7,681        11,159           $34,859             9,561           12,963
                            1995           73,300        7,205        12,074                 0                 0           10,817



-------------------------
(1) Includes Directors' fees of $9,000 for the year ended June 30, 1997, and $8,000 for the year ended June 30, 1996, and $7,000 for the year ended June 30, 1995, in addition to an automobile allowance.

(2) Pursuant to the RRP, the Bank granted Mr. Haseltine 3,169 restricted shares of Common Stock. As of the date awarded, the shares were valued at $11.00. Such shares vest at a rate of 20% per year with the first installment vested on October 18, 1996. Dividends are paid on restricted stock after awards vest. Based on the closing price of $16.75 on June 30, 1997, the 2,535 restricted shares held by Mr. Haseltine had a value of $42,461.
(3) Pursuant to the Stock Option Plan, the Bank granted Mr. Haseltine options to purchase shares of Common Stock. Such options vest at a rate of 20% per year with the first installment having vested on December 15, 1996.
(4)      Represents the Bank's accruals pursuant to the pension plan.


         Recognition and Retention Plan. The Bank established the 1994 Recognition and Retention Plan (the "RRP") as a method of providing directors, officers and other employees of the Bank with a proprietary interest in the Bank in a manner designed to encourage such persons to remain with the Bank. The Bank contributed funds to the RRP Trust, and the Trust purchased 38,895 shares of Bank Common Stock.

         A committee of all the directors administers the RRP and may make awards to officers and employees, however, awards to outside directors are fixed under the RRP. Under the RRP, awards are granted to directors and officers in the form of shares of Bank Common Stock to be held in trust under the RRP.
Awards are nontransferable and nonassignable. Awards vest on a five-year schedule at a rate of 20% per year beginning one year after the effective date of the award. Awards will be 100% vested upon termination of employment due to death or disability. In the event that an employee terminates employment or a director ceases to serve with the Bank for any reason other than death or disability, the employee's or director's nonvested awards will be forfeited. When shares become vested in accordance with the RRP, the participants will recognize income equal to the fair market value of the Common Stock at that time. The amount of income recognized by the participants will be a deductible expense for the tax purposes of the Bank. Prior to vesting, recipients of awards may direct the voting of the shares allocated to them. Unallocated shares will be voted by the RRP trustees. Earned shares are distributed to recipients as soon as practicable following the day on which they are earned.

         Pension Plan. The Bank participates in a multiemployer defined benefit plan ("Pension Plan"). Employees who have one year of service and who have reached age 21 are eligible to participate in the Pension Plan. They are 100% vested after five years of service. Employees are entitled to a normal retirement benefit at age 65 equal to 2% times years of benefit service times the average annual salary (as defined) for the five consecutive years of highest salary during benefit service, with annual 1% adjustments for retirees who attain age 66 and older. The Pension Plan also provides for early retirement benefits (commencing as early as age 45), disability retirement benefits and death benefits. Contributions are actuarially determined. The Bank makes all contributions to the Pension Plan. Benefits received pursuant to the Pension Plan are not subject to any deduction for social security or other offset amounts.

         Due to changes enacted under the Tax Reform Act of 1986, qualified pension plans require benefit accruals for any active employee working beyond age 65 with respect to service completed on or after July 1, 1988. Internal Revenue Service interpretations require retroactive credit for the period between age 65 and July 1, 1988. As a result, the Bank has accrued an unfunded liability of $87,005, $139,843 and $192,681 as of June 30, 1997, 1996 and 1995,
respectively, to provide for prior service credit to its eligible employees. Pension expense was $128,785, $156,013, and $173,889, for the years ended June 30, 1997, 1996 and 1995, respectively. The Bank expects that the pension plan will be terminated as of December 31, 1997.

         The following table illustrates annual pension benefits at age 65 under the Pension Plan at various levels of compensation and years of service, assuming 100% vesting of benefits. All retirement benefits illustrated in the table below are without regard to any Social Security benefits to which a participant might be entitled. Mr. Haseltine has 13 years of service under the plan.

                                                               Year of Service
                     -----------------------------------------------------------------------------------------------------

    5 Year
    Average
    Salary                5              10             15             20             25             30             35
---------------     -------------   ------------   ------------   ------------   ------------   ------------   -----------

        $20,000          $2,000         $4,000         $6,000         $8,000        $10,000        $12,000         $14,000

         40,000           4,000          8,000         12,000         16,000         20,000         24,000          28,000

         60,000           6,000         12,000         18,000         24,000         30,000         36,000          42,000

         80,000           8,000         16,000         24,000         32,000         40,000         48,000          56,000

        100,000          10,000         20,000         30,000         40,000         50,000         60,000          70,000

        125,000          12,500         25,000         37,500         50,000         62,500         75,000          87,500



         Stock Option Plan. The Bank's Board of Directors adopted the 1994 stock option plan ("1994 Option Plan"). Pursuant to the Option Plan, 97,237 shares, 10% of the Bank Common Stock issued to the public in the formation of the Mutual Holding Company, are reserved for future issuance by the Bank upon exercise of stock options to be granted to directors and employees of the Bank from time to time under the 1994 Option Plan. The purpose of the 1994 Option Plan is to provide additional incentive to certain directors, officers and employees by facilitating their purchase of a stock interest in the Bank. Options have been granted at the Bank Common Stock's fair market price on the date of the grant. All options are exercisable in five equal annual installments commencing one year after the effective date of the Option Grant, provided that all options will be 100% exercisable in the event the optionee terminates his or her employment due to death or disability. The Option Plan provides for a term of ten years, after which no awards may be made, unless earlier terminated by the Board of Directors pursuant to the Option Plan. The Option Plan is administered by a committee of at least three non-employee directors of the Bank, who are appointed by the Bank's Board of Directors (the "Option Committee").

         An optionee will not be deemed to have received taxable income upon grant or exercise of any incentive stock option, provided that such shares are not disposed of by the optionee for at least one year after the date of exercise and two years after the date of grant. No compensation deduction may be taken by the Bank as a result of the grant or exercise of incentive stock options.

                                   OPTION/SAR EXERCISES AND YEAR END VALUE TABLE

                               Aggregated Option/SAR Exercises in Last Fiscal Year, and FY-End Option/SAR Values
                               ---------------------------------------------------------------------------------
                                                                                    Number of
                                                                               Securities Underlying          Value of Unexercised
                                                                                 Unexercised Options          In-The-Money Options
                                                                                   at FY-End (#)                at FY-End ($)(1)
                         Shares Acquired
Name                     on Exercise (#)          Value Realized($)(1)       Exercisable/Unexercisable     Exercisable/Unexercisable
----                     ---------------          --------------------       -------------------------     -------------------------
James E. Haseltine              --                         --                       1,912 / 7,649                     9,809 / 39,239


------------------
(1) Market value of the underlying securities based upon a June 30, 1997 closing stock price of $16.75, minus the exercise price of $11.62 per share.

Employment Agreements

         The Bank intends to enter into employment agreements with James E. Haseltine, President and Chief Executive Officer and other executive officers of the Bank. Mr. Haseltine's salary under the employment agreement will be based on his then current salary. Mr. Haseltine's employment agreement will be for a term of three years. The agreements will be terminable by the Bank for "just cause" as defined in the agreements. If the Bank terminates the employee without just cause, the employee will be entitled to a continuation of the employee's salary from the date of termination through the remaining term of the agreement. Mr. Haseltine's employment agreement will contain a provision stating that in the event of the termination of employment in connection with any future change in control of the Bank, as defined in the agreement, Mr. Haseltine will be paid in a lump sum an amount equal to 2.99 times Mr. Haseltine's five year average annual taxable compensation. In addition, the Bank intends to enter into employment agreements with eight other officers, which will provide a severance payment upon termination without just cause in the event of a change in control, as defined in the agreements. The agreements may be renewed annually by the Board of Directors upon a determination of satisfactory performance within the Board's sole discretion.

         Employee Stock Ownership Plan. The Bank has established an employee stock ownership plan (the "ESOP") for the exclusive benefit of its participating employees, to be implemented upon the completion of the conversion. Participating employees are employees who have completed one year of service with the Bank or its subsidiary and have attained the age of 21. An application for a letter of determination as to the tax-qualified status of the ESOP will be submitted to the IRS. Although no assurances can be given, it is expected that the ESOP will receive a favorable letter of determination from the IRS.

         The ESOP is to be funded by contributions made by the Bank in cash or common stock. Benefits may be paid either in shares of the common stock or in cash. In accordance with the Plan, the ESOP may borrow funds with which to acquire up to 8% of the Conversion Stock to be issued in the Offerings (excluding exchanged shares). The ESOP intends to borrow funds from the Company. The loan is expected to be for a term of ten years at an annual interest rate equal to the prime rate as published in The Wall Street Journal. Presently it is anticipated that the ESOP will purchase up to 8% of the Conversion Stock to be issued in the Offerings (i.e., $2,640,000, based on the midpoint of the Offering Range). The loan will be secured by the shares purchased and earnings of ESOP assets. Shares purchased with such loan proceeds will be held in a suspense account for allocation among participants as the loan is repaid. The Company anticipates contributing approximately $264,000 annually (based on a $2,640,000 purchase) to the ESOP to meet principal obligations under the ESOP loan, as proposed. It is anticipated that all such contributions will be tax-deductible. This loan is expected to be fully repaid in approximately 10 years.

         Shares sold above the maximum of the Offering Range (i.e., more than 3,795,000 shares) may be sold to the ESOP before satisfying remaining unfilled orders of Eligible Account Holders to fill the ESOP's subscription, the ESOP may purchase some or all of the shares covered by its subscription after the conversion in the market or may be issued previously authorized but unissued shares.

         Contributions to the ESOP and shares released from the suspense account will be allocated among participants on the basis of total compensation. All participants must be employed at least 1,000 hours in a plan year, or have terminated employment following death, disability or retirement, in order to receive an allocation. Participant benefits become 100% vested in plan allocations after completion of five years of service. Employment prior to the adoption of the ESOP shall be credited for the purposes of vesting. Vesting will be accelerated upon retirement, death, disability, change in control of the

Company, or termination of the ESOP. Forfeitures will be reallocated to participants on the same basis as other contributions in the plan year. Benefits may be payable in the form of a lump sum upon retirement, death, disability or separation from service. Contributions by the Bank to the ESOP are discretionary and may cause a reduction in other forms of compensation. Therefore, benefits payable under the ESOP cannot be estimated.

         The board of directors has appointed non-employee directors to the ESOP Committee to administer the ESOP and to serve as the initial ESOP Trustees. The board of directors or the ESOP Committee may instruct the ESOP Trustees regarding investments of funds contributed to the ESOP. The ESOP Trustees must vote all allocated shares held in the ESOP in accordance with the instructions of the participating employees. Unallocated shares and allocated shares for which no timely direction is received will be voted by the ESOP Trustees as directed by the board of directors or the ESOP Committee, subject to the Trustees' fiduciary duties.

Transactions with Certain Related Persons

         Loans made to a director or executive officer in excess of the greater of $25,000 or 5% of the Bank's capital and surplus (up to a maximum of $500,000) must be approved in advance by a majority of the disinterested members of the Board of Directors. The Bank provides loans to its officers, directors, and employees to purchase or refinance personal residences, as well as consumer loans. Loans made to officers, directors and executive officers are made in the ordinary course of business on the same terms and conditions as would be made to any other customer in the ordinary course of business. Prior to August 1989, all employees, officers and directors were eligible for accommodations as to origination and application fees. This practice was eliminated in 1989, as to directors and executive officers.

         Set forth below is certain information as of June 30, 1997, as to loans in excess of $60,000 made by the Bank to each of its directors and executive officers and affiliates of directors and executive officers.

                                         Original                               Largest
    Name of Officer        Date            Loan          Balance at          Balance Since       Interest          Loan
      or Director       Originated        Amount        June 30, 1997        July 1, 1996          Rate            Type
-------------------- ---------------- ------------- --------------------  ------------------   ------------   --------------

James E. Haseltine      March, 1987        $90,000          $64,935             $67,041           8.000%        Real Estate

Jerry F. Graham          May, 1993          71,600           66,450              67,487           7.500         Real Estate

Kevin M. Bell          August, 1992         84,000           78,974              79,945           8.375         Real Estate


         The Bank intends that all transactions between the Bank and its executive officers, directors, holders of 10% or more of the shares of any class of its Common Stock and affiliates thereof, will contain terms no less favorable to the Bank than could have been obtained by it in arm's-length negotiations with unaffiliated persons and will be approved by a majority of independent outside directors of the Bank not having any interest in the transaction.

Beneficial Ownership of Bank Common Stock

         The following table includes, as of June 30, 1997, certain information as to Bank Common Stock beneficially owned by (i) the only persons or entities, including any "group" as that term is used in Section 13(d)(3) of the Exchange Act, who or which was known to the Bank to be the beneficial owner of more than 5% of the issued and outstanding Bank Common Stock, (ii) the directors of the Bank and (iii) all directors and executive officers of the Bank as a group. For the anticipated ownership of the Common Stock by directors and executive officers of the Company and the Bank upon consummation of the Conversion and Reorganization, see "- Proposed Subscriptions by Directors and Executive Officers."

                                                       Amount and Nature of          Percent of
              Name of Beneficial Owner or           Beneficial Ownership as of       Bank Common
               Number of Persons in Group              June 30, 1997 (1)(2)             Stock
               --------------------------              --------------------             -----

Guaranty Federal Bancshares, M.H.C.                       2,152,635 (3)                   68.9%
Jack L. Barham                                                6,935 (5)                   0.2
James E. Haseltine                                           22,843 (4)(5)                0.7
Wayne V. Barnes                                              21,945 (5)                   0.7
George L. Hall                                                3,445 (5)                   0.1
Ivy L. Rogers                                                 3,945 (5)                   0.1
Gary Lipscomb                                                14,445 (5)                   0.5
All directors and executive officers as a group
(14 persons)                                                 97,306 (6)                   3.1%


---------------
(1) For purposes of this table, pursuant to rules promulgated under the Exchange Act, an individual is considered to beneficially own shares of Bank Common Stock if he or she directly or indirectly has or shares (1) voting power, which includes the power to vote or to direct the voting of the shares; or (2) investment power, which includes the power to dispose or direct the disposition of the shares. Unless otherwise indicated, a director has sole voting power and sole investment power with respect to the indicated shares. Shares which are subject to stock options which are exercisable within 60 days of June 30, 1997, are deemed to be outstanding for the purpose of computing the percentages of common stock beneficially owned by the respective individuals and group.
(2) Includes shares of Bank Common Stock which have been awarded to the individual under the 1994 RRP which are subject to forfeiture.
(3) Guaranty Federal Bancshares, M.H.C. is the mutual holding company of Guaranty Federal. The shares of Bank Common Stock held by the MHC are to be canceled in connection with the Conversion and Reorganization.
(4) Includes 1,912 shares that Mr. Haseltine has the right to acquire within 60 days through the exercise of options.
(5) Includes all shares granted to the individual under the RRP regardless of whether such shares have vested for that individual as a grant recipient is entitled to vote shares granted to that recipient. Excludes shares of Common Stock held by the RRP that have not been granted to the individual who serves as a trustee of the RRP. Such individual disclaims beneficial ownership with respect to such shares held in a fiduciary capacity. The trustees vote all shares granted but not voted in the same proportion as unvested shares that have been awarded and voted by grant recipients.
(6) Includes in the case of all directors and executive officers of Guaranty Federal as a group, options to purchase 8,814 shares that are exercisable within 60 days. Also includes, in the case of all directors and executive officers of Guaranty Federal as a group, shares held in the 1994 RRP which may be voted by the officer or director pending distribution to that officer or director.

Proposed Subscriptions by Directors and Executive Officers

         The following table sets forth, for each of the Bank's directors and executive officers and for all of the directors and executive officers as a group, (1) the number of Exchange Shares to be held upon consummation of the Conversion and Reorganization, based upon their beneficial ownership of Bank Common Stock as of June 30, 1997; (assuming an Exchange Ratio of 1.4443); (2) the proposed purchases of Conversion Stock; and (3) the total amount of Common Stock to be held upon consummation of the Conversion and Reorganization, in each case assuming that 3,300,000 shares of Conversion Stock are sold, which is the midpoint of the Offering Range.

                                                                     Proposed Purchases of                      Total Common
                                                                        Conversion Stock                       Stock to be Held
                                                                  ---------------------------       --------------------------------

                                               Number of
                                               Exchange
                                             Shares to be                           Number of           Number of         Percentage
                 Name                          Held (1)             Amount            Shares            Shares(2)          of Total
--------------------------------------       ------------           ------            ------        ----------------     -----------

Jack L. Barham........................             7,769           $150,000             15,000             22,769          0.5%

James E. Haseltine (2)................            26,569             50,000              5,000             31,569          0.7

Wayne V. Barnes.......................            29,447             10,000              1,000             30,447          0.6

George L. Hall........................             2,728             10,000              1,000              3,728           --   (3)

Ivy L. Rogers.........................             3,450             30,000              3,000              6,450          0.1

Gary Lipscomb.........................            18,615             75,000              7,500             26,115          0.6

William B. Williams...................               315            100,000             10,000             10,315          0.2

Bruce Winston.........................             7,734            130,000             13,000             20,734          0.4

Carla J. Green........................             1,516                 --                 --              1,516           --   (3)

Jerry F. Graham.......................             1,296              5,000                500              1,796           --   (3)

Larry Cruzan..........................             1,181              5,000                500              1,681           --   (3)

Kevin M. Bell.........................                --             10,000              1,000              1,000           --   (3)

Dana A. Elwell........................                --             20,000              2,000              2,000           --   (3)

E. Lorene Thomas......................               841              5,000                500              1,341           --   (3)
                                               ---------           --------            -------           --------         ----

All Directors and Executive
Officers as a Group (14
Persons)                                         101,461           $600,000             60,000            161,461          3.4%
                                                 =======            =======             ======            =======         ====

----------------------
(1) Assumes that no outstanding options have been exercised prior to the Exchange. The Company is not aware of any director or executive officer who intends to exercise outstanding options prior to the Exchange. For purposes of the calculation, the Exchange Ratio used does not reflect the exercise of any options. If options were to be exercised prior to the Exchange, the actual exchange ratio would be slightly lower and the number of exchange shares would be slightly higher.
(2) Depending on the actual Exchange Ratio, an individual will be unable to purchase any shares in the Offerings if those purchases would result in ownership that exceeds the purchase limitations. See "The Conversion and Reorganization - Limitations on Common Stock Purchases and Ownership." Individuals unable to purchase shares in the Offerings may purchase shares in the open market upon completion of the Conversion and Reorganization.
(3)      Less than 0.1%.

                        THE CONVERSION AND REORGANIZATION

         The Boards of Directors of the Mutual Holding Company, the Bank and the Company have approved the Plan of Conversion, as has the OTS, subject to approval by the members of the Mutual Holding Company and the stockholders of the Bank entitled to vote on the matter and the satisfaction of certain other conditions. Such OTS approval, however, does not constitute a recommendation or endorsement of the Plan by such agency.

General

         The Boards of Directors of the Mutual Holding Company and the Bank adopted the Plan as of May 20, 1997. The Plan has been approved by the OTS, subject to, among other things, approval of the Plan by the Members of the Mutual Holding Company and the Public Stockholders of the Bank. The Members' Meeting and the Stockholders' Meeting have been called for this purpose on __________ ___, 1997.

         The following is a brief summary of pertinent aspects of the Plan and the Conversion and Reorganization. The summary is qualified in its entirety by reference to the provisions of the Plan, which is available for inspection at each branch office of the Bank and at certain offices of the OTS. The Plan also is filed as an exhibit to the Registration Statement of which this Prospectus is a part, copies of which may be obtained from the SEC. See "Additional Information."

Purposes of the Conversion and Reorganization

         The Mutual Holding Company, as a federally chartered mutual holding company, does not have stockholders and has no authority to issue capital stock. As a result of the Conversion and Reorganization, the Company will be structured in the form used by holding companies of commercial banks, many business entities and a growing number of savings institutions. An important distinction between the mutual holding company form of organization and the fully public form is that, by regulation, a mutual holding company must always own over 50% of the common stock of its savings institution subsidiary. Only a minority of the subsidiary's outstanding stock can be sold to investors. If Guaranty Federal had undertaken a full conversion to public ownership in 1995, a much greater amount of Bank Common Stock would have been offered, resulting in more stock offering proceeds than management believes could have been effectively deployed at the time.

         Through the Conversion and Reorganization, the Company and the Bank will complete the transition to full public ownership. The stock holding company form of organization will provide the Company with the ability to diversify the Company's and the Bank's business activities through acquisition of or mergers with both stock savings institutions and commercial banks, as well as other companies. Although there are no current arrangements, understanding or agreements regarding any such opportunities, the Company will be in a position after the Conversion and Reorganization, subject to regulatory limitations and the Company's financial position, to take advantage of any such opportunities that may arise.

         The Conversion and Reorganization will be important to the future growth and performance of the organization by providing a larger capital base to support the operations of the Bank and the Company and by enhancing their future access to capital markets, ability to diversify into other financial services related activities, and ability to provide services to the public. The Conversion and Reorganization will result in increased funds being available for lending purposes, greater resources for expansion of services, and better opportunities for attracting and retaining qualified personnel. Although the Bank currently has the ability to raise additional capital through the sale of additional shares of Bank Common Stock, that ability is limited by the mutual holding company structure which, among other things, requires that the Mutual Holding Company hold a majority of the outstanding shares of Bank Common Stock.

         The Conversion and Reorganization also will result in an increase in the number of outstanding shares of Common Stock following the Conversion and Reorganization, as compared to the number of outstanding shares of Public Bank Shares prior to the Conversion and Reorganization, which will increase the likelihood of the development of an active and liquid trading market for the Common Stock. See "Market for Common Stock."

         An additional benefit of the Conversion and Reorganization will be an increase in the accumulated earnings and profits of the Bank for federal income tax purposes. When the Bank in its mutual form transferred substantially all of its assets and liabilities to the Bank in connection with the MHC Reorganization, its accumulated earnings and profits tax attribute was not able to be transferred to the Bank. Accordingly, this tax attribute was retained by the Bank in its mutual form when it converted its charter to that of a mutual holding company, even though the underlying retained earnings were transferred to the Bank. The Conversion and Reorganization has been structured to re-unite the accumulated earnings and profits tax attribute retained by the Mutual Holding Company in the MHC Reorganization with the retained earnings of the Bank by merging the Mutual Holding Company with and into the Bank in a tax-free reorganization. This transaction will increase the Bank's ability to pay dividends to the Company in the future. At the same time, the issues regarding a mutual holding company's ability to waive dividends and the effect of any waiver that may occur will be removed as a result of the elimination of the mutual holding company structure. See "Dividend Policy."

         In light of the foregoing, the Boards of Directors of the Bank and the Mutual Holding Company believe that the Conversion and Reorganization is in the best interests of such companies and their respective stockholders and members.

Description of the Conversion and Reorganization

         On May 20, 1997, the Boards of Directors of the Bank and the Mutual Holding Company adopted the Plan and in September 1997 the Bank incorporated the Company under Delaware law as a first-tier wholly owned subsidiary of the Bank. Pursuant to the Plan, (i) the Mutual Holding Company will convert to an interim Federal stock savings bank and simultaneously will merge with and into the Bank, pursuant to which the Mutual Holding Company will cease to exist and the shares of Bank Common Stock held by the Mutual Holding Company will be canceled, and
(ii) a second interim savings institution ("Interim") formed by the Company solely for such purpose will then merge with and into the Bank. As a result of the merger of Interim with and into the Bank, the Bank will become a wholly owned subsidiary of the Company and the Public Bank Shares will be converted into the Exchange Shares pursuant to the Exchange Ratio, which will result in the holders of such shares owning in the aggregate approximately the same percentage of the Common Stock to be outstanding upon the completion of the Conversion and Reorganization (i.e., the Common Stock and the Exchange Shares) as the percentage of Bank Common Stock owned by them in the aggregate immediately prior to consummation of the Conversion and Reorganization, adjusted downward pursuant to OTS policy requiring the Exchange Ratio to reflect the market value of assets held by the Mutual Holding Company, but before giving effect to (a) the payment of cash in lieu of issuing fractional Exchange Shares and (b) any shares of Common Stock purchased by the Bank's Public Stockholders in the Offerings or the ESOP thereafter.

         Pursuant to OTS regulations, consummation of the Conversion and Reorganization (including the offering of Conversion Stock in the Offerings, as described below) is conditioned upon the approval of the Plan by (1) the OTS, (2) at least a majority of the total number of votes eligible to be cast by Members of the Mutual Holding Company at the Members' Meeting, and (3) holders of at least two-thirds of the shares of the outstanding Bank Common Stock at the Stockholders' Meeting. In addition, the Primary Parties have conditioned the consummation of the Conversion and Reorganization on the approval of the Plan by at least a majority of the votes cast, in person or by proxy, by the Public Stockholders at the Stockholders' Meeting.

Effects of the Conversion and Reorganization

         General. Prior to the Conversion and Reorganization, each depositor in the Bank has both a deposit account in the institution and a pro rata ownership interest in the net worth of the Mutual Holding Company based upon the balance in his account, which interest may only be realized in the event of a liquidation of the Mutual Holding Company. However, this ownership interest is tied to the depositor's account and has no tangible market value separate from such deposit account. A depositor who reduces or closes his account receives a portion or all of the balance in the account but nothing for his ownership interest in the net worth of the Mutual Holding Company, which is lost to the extent that the balance in the account is reduced.

         Consequently, the depositors of the Bank normally have no way to realize the value of their ownership interest in the Mutual Holding Company, which has realizable value only in the unlikely event that the Mutual Holding Company is liquidated. In such event, the depositors of record at that time, as owners, would share pro rata in any residual surplus and reserves of the Mutual Holding Company after other claims are paid.

         Upon consummation of the Conversion and Reorganization, permanent nonwithdrawable capital stock will be created to represent the ownership of the net worth of the Company. The Common Stock of the Company is separate and apart from deposit accounts and cannot be and is not insured by the FDIC or any other governmental agency. Certificates are issued to evidence ownership of the permanent stock. The stock certificates are transferable, and therefore, the stock may be sold or traded if a purchaser is available with no effect on any account the seller may hold in the Bank.

         Continuity. While the Conversion and Reorganization is being accomplished, the normal business of the Bank of accepting deposits and making loans will continue without interruption. The Bank will continue to be subject to regulation by the OTS and the FDIC. After the Conversion and Reorganization, the Bank will continue to provide services for depositors and borrowers under current policies by its present management and staff.

         The directors and officers of the Bank at the time of the Conversion and Reorganization will continue to serve as directors and officers of the Bank after the Conversion and Reorganization. The directors and executive officers of the Company consist of individuals currently serving as directors and executive officers of the Mutual Holding Company and the Bank, and they generally will retain their positions in the Company after the Conversion and Reorganization.

         Effect on Public Bank Shares. Upon consummation of the Conversion and Reorganization, the Public Bank Shares shall be converted into Common Stock based upon the Exchange Ratio without any further action on the part of the holder thereof. Upon surrender of the Public Bank Shares, Common Stock will be issued in exchange for such shares. See "- Delivery and Exchange of Certificates."

         Upon consummation of the Conversion and Reorganization, the Public Stockholders of the Bank, a federally chartered savings bank, will become stockholders of the Company, a Delaware-chartered corporation. For a description of certain changes in the rights of stockholders as a result of the Conversion and Reorganization, see "Comparison of Stockholders' Rights."

         Effect on Deposit Accounts. Under the Plan, each depositor in the Bank at the time of the Conversion and Reorganization will automatically continue as a depositor after the Conversion and Reorganization, and each such deposit account will remain the same with respect to deposit balance, interest rate and other terms, except to the extent that funds in the account are withdrawn to purchase Conversion Stock to be issued in the Offerings. Each such account will continue to be insured by the FDIC to the same extent as before the Conversion and Reorganization. Depositors will continue to hold their existing certificates, passbooks and other evidences of their accounts.

         Effects on Loans. No loan outstanding from the Bank will be affected by the Conversion and Reorganization, and the amount, interest rate, maturity and security for each loan will remain as they were contractually fixed prior to the Conversion and Reorganization.

         Effect on Voting Rights of Members. At present, all depositors and certain borrowers of the Bank are members of, and have voting rights in, the Mutual Holding Company as to all matters requiring membership action. Upon completion of the Conversion and Reorganization, depositors and borrowers will cease to be members and will no longer be entitled to vote at meetings of the Mutual Holding Company. Upon completion of the Conversion and Reorganization, all voting rights in the Bank will be vested in the Company as the sole stockholder of the Bank. Exclusive voting rights with respect to the Company will be vested in the holders of Common Stock. Depositors of and borrowers from the Bank will not have voting rights in the Company after the Conversion and Reorganization, except to the extent that they become stockholders of the Company.

         Tax Effects. Consummation of the Conversion and Reorganization is conditioned on prior receipt by the Primary Parties of rulings or opinions with regard to federal and Missouri income taxation which indicate that the adoption and implementation of the Plan of Conversion set forth herein will not be taxable for federal or Missouri income tax purposes to the Primary Parties or the Bank's Eligible Account Holders, Supplemental Eligible Account Holders or Other Members, except as discussed below. See "- Tax Aspects" below and "Risk Factors."

         Effect on Liquidation Rights. If the Mutual Holding Company were to liquidate, all claims of the Mutual Holding Company's creditors would be paid first. Thereafter, if there were any assets remaining, members of the Mutual Holding Company would receive such remaining assets, pro rata, based upon the deposit balances in their deposit accounts at the Bank immediately prior to liquidation. In the unlikely event that the Bank were to liquidate after the Conversion and Reorganization, all claims of creditors (including those of depositors, to the extent of the deposit balances) also would be paid first, followed by distribution of the "liquidation account" to certain depositors (see "- Liquidation Rights" below), with any assets remaining thereafter distributed to the Company as the holder of the Bank's capital stock. Pursuant to the rules and regulations of the OTS, a merger, consolidation, sale of bulk assets or similar combination or transaction with another insured savings institution would not be considered a liquidation for this purpose and, in such a transaction, the liquidation account would be required to be assumed by the surviving institution.

         Effect on Existing Compensation Plans. Under the Plan, the 1994 Option Plan and the 1994 RRP will become benefit plans of the Company and shares of Common Stock will be issued (or reserved for issuance) pursuant to such benefit plans instead of shares of Bank Common Stock. As of June 30, 1997, 80.8% of the options available for grant under the 1994 Option Plan had been granted but options for 78,556 shares had not yet been exercised. As of June 30, 1997, 88.6% of the shares of Bank Common

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Stock purchased by the 1994 RRP had been allocated.  See "Management of the Bank
- Certain Benefits - 1994 Stock Option Plan" and "- 1994 Recognition and Retention Plan."

The Offerings

         Subscription Offering. In accordance with the Plan of Conversion, rights to subscribe for the purchase of Conversion Stock have been granted under the Plan of Conversion to the following persons in the following order of descending priority: (1) Eligible Account Holders; (2) the ESOP; (3) Supplemental Eligible Account Holders; and (4) Other Members. All subscriptions received will be subject to the availability of Conversion Stock after satisfaction of all subscriptions of all persons having prior rights in the Subscription Offering and to the maximum and minimum purchase limitations set forth in the Plan of Conversion and as described below under "- Limitations on Common Stock Purchases and Ownership."

         Eligible Account Holders (First Priority). Each Eligible Account Holder will receive, without payment therefor, first priority, nontransferable subscription rights to subscribe for in the Subscription Offering up to the greater of (i) the maximum purchase limitation established for the Community Offering and/or Syndicated Community Offering, (ii) one-tenth of 1% of the total offering of shares of Conversion Stock in the Subscription Offering, or (iii) 15 times the product (rounded down to the next whole number) obtained by multiplying the total number of shares of Conversion Stock offered in the Subscription Offering by a fraction, of which the numerator is the amount of the Qualifying Deposits of the Eligible Account Holder and the denominator is the total amount of all Qualifying Deposits of all Eligible Account Holders, subject to the overall purchase limitations and the overall ownership limitation. See "- Limitations on Common Stock Purchases and Ownership."

         If there are not sufficient shares available to satisfy all subscriptions, shares first will be allocated so as to permit each subscribing Eligible Account Holder to purchase a number of shares sufficient to make such person's total allocation equal to the lesser of the number of shares subscribed for or 100 shares. Thereafter, unallocated shares will be allocated to subscribing Eligible Account Holders whose subscriptions remain unfilled in the proportion that the amounts of their respective eligible deposits bear to the total amount of eligible deposits of all subscribing Eligible Account Holders whose subscriptions remain unfilled, provided that no fractional shares shall be issued. The subscription rights of Eligible Account Holders who are also directors or officers of the Mutual Holding Company or the Bank and their associates will be subordinated to the subscription rights of other Eligible Account Holders to the extent attributable to increased deposits in the year preceding December 31, 1995.

         ESOP (Second Priority). The ESOP will receive, without payment therefore, second priority, nontransferable subscription rights to purchase, in the aggregate, up to 8% of the Conversion Stock within the Offering Range, including any increase in the number of shares of Conversion Stock after the date hereof as a result of an increase of up to 15% in the maximum of the Offering Range. The ESOP currently intends to purchase 8% of the shares of Conversion Stock, or 264,000 shares based on the midpoint of the Offering Range. Subscriptions by the ESOP will not be aggregated with shares of Conversion Stock purchased directly by or which are otherwise attributable to any other participants in the Offerings, including subscriptions of any of the Bank's directors, officers, employees or associates thereof. See "Management of the Bank - Certain Benefits - Employee Stock Ownership Plan."

         The right of the ESOP to subscribe for Conversion Stock is subordinate to the rights of Eligible Account Holders. However, solely in the event the Offerings result in the sale of Conversion Stock in an amount greater than the maximum of the Offering Range (up to 15% greater), the ESOP has a

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priority,  higher  than  that  of  Eligible  Account  Holders,  to  satisfy  its subscription from the amount of Conversion Stock issued that exceeds the maximum of the Offering Range.

         In the event that there are insufficient shares for the ESOP to purchase 8% of the Conversion Stock within the Offering Range, the Company may issue additional shares of Conversion Stock directly to the ESOP at the Purchase Price to satisfy the ESOP's order to purchase such amount of Conversion Stock in the Offerings and/or the ESOP may purchase shares of Conversion Stock in the open market. Purchases of additional shares of Common Stock from the Company would dilute the interests of other stockholders. See "- Limitations on Conversion Stock Purchases and Ownership" and "Risk Factors Possible Dilutive Effect of Issuance of Additional Shares."

         Supplemental   Eligible   Account   Holders  (Third   Priority).   Each
Supplemental Eligible Account Holder will receive, without payment therefor, third priority, nontransferable subscription rights to subscribe for in the Subscription Offering up to the greater of (i) the maximum purchase limitation established for the Community Offering and/or Syndicated Community Offering,
(ii) one-tenth of 1% of the total offering of shares of Conversion Stock in the Subscription Offering, or (iii) 15 times the product (rounded down to the next whole number) obtained by multiplying the total number of shares of Conversion Stock offered in the Subscription Offering by a fraction, of which the numerator is the amount of the Qualifying Deposits of the Supplemental Eligible Account Holder and the denominator is the total amount of all Qualifying Deposits of all Supplemental Eligible Account Holders, subject to the overall purchase limitation, the overall ownership limitations, and the availability of shares of Conversion Stock for purchase after taking into account the shares of Conversion Stock purchased by Eligible Account Holders and the ESOP. See "- Limitations on Conversion Stock Purchases and Ownership."

         If there are not sufficient shares available to satisfy all subscriptions, shares first will be allocated so as to permit each subscribing Supplemental Eligible Account Holder to purchase a number of shares sufficient to make his total allocation equal to the lesser of the number of shares subscribed for or 100 shares. Thereafter, unallocated shares may be allocated to subscribing preferred Supplemental Eligible Account Holders whose subscriptions remain unfilled in the proportion that the amounts of their respective eligible deposits bear to the total amount of eligible deposits of all such subscribing Supplemental Eligible Account Holders whose subscriptions remain unfilled, provided that no fractional shares shall be issued.

         Other Members (Fourth Priority). To the extent that there are sufficient shares remaining after satisfaction of subscriptions by Eligible Account Holders, the ESOP and Supplemental Eligible Account Holders, each Other Member will receive, without payment therefor, fourth priority, nontransferable subscription rights to subscribe for Conversion Stock in the Subscription Offering up to the greater of (i) the maximum purchase limitation established for the Community Offering and/or Syndicated Community Offering) or (ii) one-tenth of 1% of the total offering of shares of Conversion Stock in the Subscription Offering, in each case subject to the overall purchase limitation, the overall ownership limitation, and the availability of shares of Conversion Stock for purchase after taking into account the shares of Conversion Stock purchased by Eligible Account Holders, the ESOP, and Supplemental Eligible Account Holders. See "- Limitations on Common Stock Purchases and Ownership."

         In the event the Other Members subscribe for a number of shares which, when added to the shares subscribed for by Eligible Account Holders, the ESOP and Supplemental Eligible Account Holders, is in excess of the total number of shares of Conversion Stock offered in the Subscription Offering, shares first may be allocated so as to permit each subscribing Other Member to purchase a number of shares sufficient to make his total equal to the lesser of the number of shares subscribed for or 100 shares. Thereafter, any remaining shares may be allocated among subscribing Other Members

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



on a pro rata basis in the proportion that each such Other Member's subscription bears to the total subscriptions of all subscribing Other Members, provided that no fractional shares shall be issued.

         Expiration Date for the Subscription Offering. The Subscription Offering will expire at 12:00 p.m.., Missouri Time, on ______________ _____, 1997, unless extended for up to 45 days or such additional periods by the Primary Parties with the approval of the OTS. Such extensions may not be extended by _____________ _____, 199_. Subscription rights that have not been exercised prior to the Expiration Date will become void.

         The Primary Parties will not execute orders until at least the minimum number of shares of Common Stock (3,998,709 shares) have been subscribed for or otherwise sold. If all shares have not been subscribed for or sold within 45 days after the Expiration Date, unless such period is extended with the consent of the OTS, all funds delivered to the Bank pursuant to the Subscription Offering will be returned promptly to the subscribers with interest and all withdrawal authorizations will be canceled. If an extension beyond the 45-day period following the Expiration Date is granted, the Primary Parties will notify subscribers of the extension of time and of any rights of subscribers to modify or rescind their subscriptions.

         Public Stockholders Offering. To the extent that there are sufficient shares remaining after satisfaction of subscriptions by Eligible Account Holders, the ESOP, Supplemental Eligible Account Holders and Other Members, each Public Stockholder as of the Stockholder Voting Record Date, __________ ___, 199_____, may submit orders for Conversion Stock in the Offerings up to the maximum purchase limitation established for the Community Offering and/or Syndicated Community Offering, subject to the overall purchase and ownership limitations and the availability of shares of Conversion Stock for purchase after taking into account the shares of Conversion Stock purchased by Eligible Account Holders, the ESOP and Supplemental Eligible Account Holders. See "- Limitations on Conversion Stock Purchases and Ownership."

         In the event the Public Stockholders as of the Stockholder Voting Record Date submit orders for a number of shares which, when added to the shares subscribed for by Eligible Account Holders, the ESOP, Supplemental Eligible Account Holders, Other Members and directors, officers and employees of the Mutual Holding Company and the Bank, is in excess of the total number of shares of Conversion Stock offered in the Offerings, available shares will be allocated among Public Stockholders as of the Stockholder Voting Record Date whose orders are accepted on a pro rata basis in the same proportion as each Public Stockholder's order bears to the total orders of all Public Stockholders, provided that no fractional shares shall be issued.

         The opportunity to submit orders for shares of Conversion Stock in the Public Stockholders Offering category is subject to the right of the Primary Parties, in their sole discretion, to accept or reject any such orders in whole or in part for any reason either at the time of receipt of an order or as soon as practicable following the completion of the Public Stockholders Offering. It should be noted that Public Stockholders do not have subscription rights with respect to the Conversion and Reorganization.

         Community Offering. To the extent that shares remain available for purchase after satisfaction of all subscriptions Eligible Account Holders, the ESOP, Supplemental Eligible Account Holders, and Other Members and orders of Public Stockholders, the Primary Parties have determined to offer shares pursuant to the Plan to certain members of the general public, with preference given to the natural persons residing in the Local Community (such natural persons referred to as "Preferred Subscribers"). Such persons, together with any associate or group of persons acting in concert, may purchase $250,000

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



of Common Stock, subject to the overall purchase and ownership limitations. See "- Limitations on Common Stock Purchases and Ownership." This amount may be increased at the sole discretion of the Primary Parties. The opportunity to submit orders for shares of Conversion Stock in the Community Offering category is subject to the right of the Primary Parties, in their sole discretion, to accept or reject any such orders in whole or in part for any reason either at the time of receipt of an order or as soon as practicable following the completion of the Community Offering.

         If there are not sufficient shares available to fill the orders of Preferred Subscribers, available shares of stock will be allocated first to each Preferred Subscriber whose order is accepted by the Primary Parties, in an amount equal to the lesser of 100 shares or the number of shares ordered by each such Preferred Subscriber, if possible. Thereafter, unallocated shares will be allocated among the Preferred Subscribers whose orders remain unsatisfied in the same proportion that the unfilled order of each bears to the total unfilled orders of all Preferred Subscribers whose order remains unsatisfied. If the orders of Preferred Subscribers are filled, and there are shares remaining, shares will be allocated to other members of the general public who submit orders in the Community Offering applying the same allocation described above for Preferred Subscribers.

         Syndicated Community Offering. The Plan provides that, if feasible, all shares of Conversion Stock not purchased in the Subscription, Public Stockholders and Community Offerings may be offered for sale to the general public in a Syndicated Community Offering through a syndicate of registered broker-dealers to be formed or through an underwritten public offering. No person will be permitted to subscribe in the Syndicated Community Offering for more than $250,000 of Common Stock, subject to the overall purchase and ownership limitations discussed below in "Limitations on Common Stock Purchases and Ownership." The Primary Parties have the right to reject orders in whole or part in their sole discretion in the Syndicated Community Offering. Neither the Selling Agent nor any registered broker-dealer shall have any obligation to take or purchase any shares of Common Stock in the Syndicated Offering; however, the Selling Agent has agreed to use its best efforts in the sale of shares in the Syndicated Community Offering. In the event a Syndicated Community Offering is utilized, broker-dealers will enter into selected dealers' agreements with the Selling Agent and will be entitled to commissions that will have previously been negotiated in an amount of up to approximately 4.5% of the aggregate Purchase Price of the Common Stock.

         In addition to the foregoing, if a syndicate of broker-dealers ("selected dealers") is formed to assist in the Syndicated Community Offering, the selected dealers' agreement provides that a purchaser may pay for his shares with funds held by or deposit with a selected dealer. If an order form is executed and forwarded to the selected dealer or if the selected dealer is authorized to execute the order form on behalf of a purchaser, the selected dealer is required to forward the order form and funds on behalf of a purchaser to the Bank for deposit in a segregate account on or before noon of the business day following receipt of the order form or execution of the order form by the selected dealer. Alternatively, selected dealers may solicit indications of interest from their customers to place orders for shares. Such selected dealers shall subsequently contact their customers who indicated an interest and seek their confirmation as to their intent to purchase. The selected dealer will acknowledge receipt of the order to its customer in writing on the following business day and will debit such customer's account on the third business day after the customer has confirmed his intent to purchase (the "debit date") and on or before noon of the next business day following the debit date will send funds to the Bank for deposit in a segregate account. If such alternative procedure is employed, purchasers' funds are not required to be in their accounts with selected dealers until the debit date.

         The Syndicated Community Offering will terminate no more that 45 days following the Expiration Date, unless extended by the Primary Parties with the approval of the OTS. See "- Stock Pricing and

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



Number of Shares to be Issued" below for a discussion of rights of subscribers, if any, in the event an extension is granted.

Limitations on Common Stock Purchases and Ownership

         The Plan includes the following limitations on the number of shares of Common Stock that may be purchased:

                  (1) No less than 25 shares of Conversion Stock may be purchased, to the extent such shares are available;

                  (2) The number of shares of Conversion Stock which may be purchased by any person (or persons through a single account) in the Subscription Offering shall not exceed such number of shares of Conversion Stock that shall equal $250,000 divided by the $10 purchase price in the Subscription Offering, except for the ESOP, which in the aggregate may subscribe for up to 8% of the Conversion Stock.

                  (3) The number of shares of Conversion Stock which may be purchased by any person, together with any associate or group of persons acting in concert, in the Public Stockholders, the Community or Syndicated Community Offerings combined shall not exceed such number of shares of Conversion Stock that shall equal $250,000 divided by the $10 purchase price in the Offerings.

                  (4) Except for Tax-Qualified Employee Stock Benefit Plans, the maximum amount of Conversion Stock that may be purchased in all categories in the Conversion and Reorganization by any person (or persons through a single account) together with any associate or group of persons acting in concert shall not exceed such number of shares that when combined with Exchange Shares shall equal $250,000 divided by the $10 purchase price in the Offerings.

                  (5) No more than 31.7% of the total number of shares sold in the Offerings may be purchased by directors and officers of the Mutual Holding Company and the Bank and their associates in the aggregate, excluding purchases by the ESOP.

         Subject to any required regulatory approval and the requirements of applicable laws and regulations, but without further approval of the Members of the Mutual Holding Company or the Stockholders of the Bank, the limitations in
(2) and (3) above may be decreased, or increased up to a maximum of 5% of the total shares of Conversion Stock to be issued in the Offerings at the sole discretion of the Primary Parties. If such amounts are increased, subscribers for the maximum amount will be, and certain other large subscribers in the sole discretion of the Primary Parties may be, given the opportunity to increase their subscriptions up to the then applicable limit.

         In the event of an increase in the total number of shares of Conversion Stock offered in the Conversion and Reorganization due to an increase in the maximum of the Offering Range of up to 15% (the "Adjusted Maximum"), the new total number of shares will be allocated in the following order of priority in accordance with the Plan: (i) to fill the ESOP's order of up to a total of 8% of the Adjusted Maximum number of shares; (ii) in the event that there is an oversubscription by Eligible Account Holders, to fill their unfulfilled subscriptions; (iii) in the event that there is an oversubscription by Supplemental Eligible Account holders, to fill their unfulfilled subscriptions;
(iv) in the event that there is an oversubscription by Other Members, to fill unfulfilled subscriptions; (v) in the event that there is an oversubscription by Public Stockholders, to fill their unfulfilled subscriptions; (vi) in the event of

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oversubscription  by Preferred  Subscribers in the Community  Offering,  to fill their unfulfilled subscriptions; and (vii) to fill unfulfilled subscriptions in the Community Offering other than Preferred Subscribers.

         The term "associate", when used to indicate a relationship with any person, is defined to mean (i) a corporation or organization (other than the Mutual Holding Company, the Bank, a majority-owned subsidiary of the Bank or the Company) of which such person is a director, officer or partner or is, directly or indirectly, the beneficial owner of 10% or more of any class of equity securities, (ii) any trust or other estate in which such person has a substantial beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity, provided, however, that such term shall not include any tax-qualified employee stock benefit plan of the Company or the Bank in which such person has a substantial beneficial interest or serves as a trustee or in a similar fiduciary capacity, and (iii) any relative or spouse of such person, or any relative of such spouse, who has the same home as such person or who is a director or officer of the Company or the Bank or any of the subsidiaries of the foregoing.

         The term "resident" as used herein means any person who, on the date designated for that category of subscriber in the Plan, maintained a bona fide residence within the Local Community and has manifested an intent to remain within the Local Community for a period of time. The designated dates for Eligible Account Holders, Supplemental Eligible Account Holders and Other Members are December 31, 1995, September 30, 1997 and __________ ___, 1997,
respectively. To the extent the person is a corporation or other business entity, the principal place of business or headquarters shall be within the Local Community. To the extent the person is a personal benefit plan, the circumstances of the beneficiary shall apply with respect to this definition. In the case of all other benefit plans, the circumstances of the trustee shall be examined for purposes of this definition. The Bank may utilize deposit or loan records or such other evidence provided to it to make a determination as to whether a person is a bona fide resident of the Local Community. Subscribers in the Community Offering who are natural persons also will have a purchase preference if they are residents of the Local Community. In all cases, however, such determination shall be in the sole discretion of the Bank and shall be determined on a case-by-case basis without regard to prior determinations.

Stock Pricing and Number of Shares to be Issued

         The Plan of Conversion requires that the aggregate purchase price of the Common Stock must be based on the appraised pro forma market value of the Mutual Holding Company and the Bank on a consolidated basis, as determined on the basis of an independent valuation. The Primary Parties have retained RP Financial to make such a valuation. For its services in making such an appraisal and any expenses incurred in connection therewith, RP Financial will receive $27,500 plus out of pocket expenses of up to $7,500. RP Financial will also receive a fee of $7,500 for its assistance in the preparation of the business plan. The Primary Parties have agreed to indemnify RP Financial and its employees and affiliates against certain losses (including any losses in connection with claims under the federal securities laws) arising out of its services as appraiser, except where RP Financial liability results from its negligence or bad faith.

         The Independent Valuation has been prepared by RP Financial in reliance upon the information contained in this Prospectus, including the financial statements. RP Financial also considered the following factors, among others: the present and projected operating results and financial condition of the Primary Parties and the economic and demographic conditions in the Bank's existing market area: certain historical, financial and other information relating to the Bank; a comparative evaluation of the operating and financial statistics of the Bank with those of other similarly situated publicly traded companies located in Missouri and other regions of the United States; the aggregate size of the offering

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



of the Common Stock; the impact of the Conversion and Reorganization on the Bank's net worth and earnings potential; the proposed dividend policy of the Company and the Bank; and the trading market for the Bank Common Stock and securities of comparable companies and general conditions in the market for such securities.

         On the basis of the foregoing, RP Financial has advised the Primary Parties in its opinion the estimated pro forma market value of the Bank and the Mutual Holding Company on a combined basis was $47,043,645 as of September 5, 1997. In accordance with OTS regulations, the minimum and maximum of the valuation were set at 15% below and above the valuation, respectively, resulting in a range of $39,987,098 to $54,100,192 (the "Total Valuation Range"). Because the holders of the Public Bank Shares are to hold the same aggregate percentage ownership interest in the Company as they held in the Bank just prior to consummation of the Conversion and Reorganization, adjusted downward pursuant to OTS policy requiring the Exchange Ratio to reflect the market value of assets held by the Mutual Holding Company (before giving effect to the payment of cash in lieu of issuing fractional Exchange Shares and any shares of Conversion Stock purchased the Bank's stockholders in the Offerings or issued to the ESOP thereafter), the Appraisal was multiplied by 70.15%, which is the Mutual Holding Company's percentage interest in the Bank, as adjusted upward pursuant to OTS policy requiring the Exchange Ratio to reflect the market value of assets held by the Mutual Holding Company. The resulting amount ($33,000,000) is the midpoint of the dollar amount of the Conversion Stock to be offered in the Offerings. In accordance with OTS regulations, the minimum and maximum of the offering were set at 15% below and above the midpoint, respectively, resulting in a range of $28,050,000 to $37,950,000 (the "Offering Range). The Boards of Directors of the Primary Parties determined that the Conversion Stock would be sold at $10.00 per share, resulting in a range of 2,805,000 to 3,795,000 shares of Conversion Stock being offered. Upon consummation of the Conversion and Reorganization, the Conversion Stock and the Exchange Shares will represent approximately 70.15% and 29.85% , respectively, of the Company's total outstanding shares of Common Stock. Based upon the above factors, the Public Stockholders will experience a dilution of approximately 4.1% in their ownership interest in the Company as compared to their current ownership interest in the Bank. There can be no assurances as to the impact such dilution will have on the trading price of the Bank Conversion Stock prior to the Conversion and Reorganization or the Common Stock following completion of the Conversion and Reorganization.

         The Boards of Directors of the Primary Parties reviewed RP Financial's appraisal report, including the methodology and the assumptions used by RP Financial and determined that the Offering Range was reasonable and adequate. However, the Boards of Directors of the Primary Parties are relying upon the expertise, experience and independence of RP Financial and are not qualified to determine the appropriateness of the assumptions or the methodology.

         The MHC Regulations provide that in a conversion of the Mutual Holding Company to stock form, the Public Stockholders will be entitled to exchange their Public Bank Shares for Exchange Shares, provided the Bank and the Mutual Holding Company demonstrate to the satisfaction of the OTS that the basis for the exchange is fair and reasonable. The Boards of Directors of the Bank and the Company have determined that each Public Bank Share will on the Effective Date be converted into and become the right to receive a number of Exchange Shares determined pursuant to the Exchange Ratio that ensures that after the Conversion and Reorganization, Public Stockholders will own the same aggregate percentage of Common Stock as they currently own of the Bank Common Stock, subject to an adjustment to reflect the market value of assets held by the Mutual Holding Company (before giving effect to the payment of cash in lieu of issuing fractional Exchange Shares and any shares of Common Stock purchased the Bank's stockholders in the Offerings or issued to the ESOP thereafter). Based upon such formula and the Offering Range, the Exchange Ratio ranged from a minimum of
1.2276 to a maximum of 1.6609 Exchange Shares for each Public Bank Share, with a midpoint of 1.4443. Based upon these Exchange

Ratios, the Company expects to issue between 1,193,709 and 1,615,019 Exchange Shares to Public Stockholders. The Offering Range and the Exchange Ratio may be amended with the approval of the OTS, if required, or if necessitated by subsequent developments in the financial condition of any of the Primary Parties or market conditions generally. In the event the Appraisal is updated to below $39,987,098 (the minimum of the Total Valuation Range) or above $62,215,221 (the maximum, as adjusted, of the Total Valuation Range), such Appraisal will be filed with the SEC by post-effective amendment.

         Based upon current market and financial conditions and recent practices and policies of the OTS, in the event the Company receives orders for Common Stock in excess of $37,950,000 (the maximum of the Offering Range) and up to $43,642,500 (the maximum of the Offering Range, as adjusted by 15%), the Company may be required by the OTS to accept all such orders. No assurance, however, can be made that the Company will receive orders for Common Stock in excess of the maximum of the Offering Range or that, if such orders are received, that all such orders will be accepted because the Company's final valuation and number of shares to be issued are subject to the receipt of an updated Appraisal from RP Financial which reflects such an increase in the valuation and the approval of such increase by the OTS. There is no obligation or understanding on the part of management to take and/or pay for any shares of Common Stock in order to complete the Offerings.

         RP Financial's valuation is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing such shares. RP Financial did not independently verify the financial statements and other information provided by the Bank and the Mutual Holding Company, nor did RP Financial value independently the assets or liabilities of the Bank. The valuation considers the Bank and the Mutual Holding Company as going concerns and should not be considered as indication of the liquidation value of the Bank and the Mutual Holding Company. Moreover, because such valuation is necessarily based upon the estimates and projections of a number of matters, all of which are subject to change from time to time, no assurance can be given that persons purchasing Conversion Stock or receiving Exchange Shares in the Conversion and Reorganization will thereafter be able to sell such shares at prices at or above the purchase price per share in the Offerings.

         No sale of shares of Conversion Stock or issuance of Exchange Shares may be consummated unless, prior to such consummation, RP Financial confirms that nothing of a material nature has occurred which, taking into account all relevant factors, would cause it to conclude that the aggregate Purchase Price is materially incompatible with the estimate of the pro forma market value the Mutual Holding Company and the Bank on combined basis. If such is not the case, a new Offering Range may be set, a new Exchange Ratio may be determined based upon the new Offering Range, a new Subscription, Public Stockholders, Community and/or Syndicated Community Offering may be held or such other action may be taken as the Primary Parties shall determine and the OTS may permit or require.

         Depending upon market or financial conditions following the commencement of the Subscription Offering, the total number of shares of Common Stock to be sold in the Offerings may be increased or decreased without a resolicitation of subscribers, provided that the product of the total number of shares times the $10.00 purchase price is not below the minimum or more than 15% above the maximum of the Offering Range (exclusive of a number of shares equal to up to an additional 8% of the Conversion Stock that may be issued to the ESOP out of authorized but unissued shares of Conversion Stock to the extent such shares are not purchased in the Offerings due to an oversubscription). In the event market or financial conditions change so as to cause the aggregate purchase price of the shares to be below the minimum of the Offering Range or more than 15% above the maximum of such range (exclusive of additional shares that may be issued to the ESOP), purchasers will be resolicited (i.e., permitted to continue their orders, in which case they will need to affirmatively reconfirm their subscriptions prior to the expiration of the resolicitation offering or their subscription funds will be promptly refunded with interest at the Bank's passbook rate of interest, or be permitted to modify or rescind their subscriptions).

         An increase in the number of shares of Common Stock, either as a result of an increase in the Total Valuation Range or Offering Range or due to the purchase by the ESOP of authorized but unissued shares (see "The Offerings - Subscription Offering - ESOP (Second Priority)"), would decrease a subscriber's ownership interest and the Company's pro forma net income and stockholders' equity on a per share basis while increasing pro forma net income and stockholders' equity on an aggregate basis. A decrease in the number of shares of Common Stock would increase both a subscriber's ownership interest and the Company's pro forma net income and stockholders' equity on a per share basis while decreasing pro forma net income and stockholders' equity on an aggregate basis. See "Risk Factors Possible Dilutive Effect of Issuance of Additional Shares" and "Pro Forma Data."

         The Appraisal has been filed as an exhibit to this Registration Statement and Application for Conversion of which this Prospectus is a part and is available for inspection in the manner set forth under "Additional Information."

The Exchange

         The Boards of Directors of the Bank and the Company have determined that each Public Bank Share will, upon consummation of the Conversion and Reorganization, be automatically converted into and become the right to receive a number of shares of Common Stock determined pursuant to a the Exchange Ratio that ensures that after the Conversion and Reorganization and before giving effect to Public Stockholders' purchases in the Offerings and receipt of cash in lieu of fractional shares or issuances to the ESOP, Public Stockholders will own an aggregate percentage of the Company's Common Stock that reflects an adjustment to the Public Stockholders' current ownership of the Bank Common Stock. The adjustment reflects the market value of assets held by the Mutual Holding Company.

         The adjustment in the Exchange Ratio described above would decrease the Public Stockholder's ownership interest to 29.85% from 31.12% based on the following calculation:

         (Pro Forma Market Value of Bank) - (Market Value of MHC Assets)
         ---------------------------------------------------------------
                         Pro Forma Market Value of Bank

         To determine the Exchange Ratio, the adjusted Public Stockholder's ownership interest was multiplied by the number of shares to be issued in the Conversion and Reorganization, and the result was divided by the number of Public Bank Shares outstanding (972,365 shares, as adjusted as of June 30, 1997). Immediately prior to consummation of the Conversion and Reorganization, the Bank will recalculate the dilution to be experienced by Public Stockholders pursuant to the above formula, which will take into effect changes in stockholders' equity and percentage ownership through such date.

         The following table sets forth, based upon the minimum, midpoint, maximum and 15% above the maximum of the Offering Range, the following: (i) the total number of shares of Common Stock and Exchange Shares to be issued in the Conversion and Reorganization, (ii) the percentage of the total Common Stock represented by the Common Stock and the Exchange Shares, and (iii) the Exchange Ratio. The table assumes that there is no cash paid in lieu of issuing fractional Exchange Shares.

                               Conversion Stock to            Exchange Shares to
                                   be Issued(1)                  be Issued(1)           Total Shares of
                                   ------------                  ------------           Common Stock              Exchange
                              Amount       Percent          Amount     Percent       to be Outstanding(1)         Ratio(1)
                              ------       -------          ------     -------       --------------------      -----------

Minimum.................     2,805,000      70.15%         1,193,709     29.85%              3,998,709             1.2276

Midpoint................     3,300,000      70.15          1,404,364     29.85               4,704,364             1.4443

Maximum.................     3,795,000      70.15          1,615,019     29.85               5,410,019             1.6609

15% above maximum.......     4,364,250      70.15          1,857,272     29.85               6,221,522             1.9101


--------------------
(1) Assumes that exercisable options to purchase 14,383 shares of Bank Common Stock at June 30, 1997 are not exercised prior to consummation of the Conversion and Reorganization. Assuming that all of such options are exercised prior to such consummation, the percentages represented by the Conversion Stock and the Exchange Shares would amount to 69.84% and 30.16%, respectively, and the Exchange Ratio would amount to 1.2222, 1.4379, 1.6536, and 1.9016, at the minimum, midpoint, maximum and 15% above the maximum of the Offering Range, respectively.

         The final Exchange Ratio will be determined based upon the number of shares issued in the Offerings and the number of shares of Bank Common Stock held by Public Stockholders just prior to consummation of the Conversion and Reorganization (adjusted downward to take into account the market value of assets held by the Mutual Holding Company) and it will not be based upon the market value of the Public Bank Shares. At the minimum, midpoint and maximum of the Offering Range, one Public Bank Share will be exchanged for 1.2276, 1.4443 and 1.6609 shares of Common Stock, respectively (which have a calculated equivalent estimated value of $12.28, $14.44 and $16.61 based on the Purchase Price of Conversion Stock in the Offerings and the aforementioned Exchange Ratios). However, there can be no assurance as to the actual market value of a share of Common Stock after the Conversion and Reorganization or that such shares can be sold at or above the $10.00 per share Purchase Price. Any increase or decrease in the number of shares of Common Stock will result in a corresponding change in the number of Exchange Shares, so that upon consummation of the Conversion and Reorganization the Conversion Stock and the Exchange Shares will represent approximately 70.15% and 29.85%, respectively, of the Company's total outstanding shares of Common Stock.

Persons in Nonqualified States or Foreign Countries

         The Primary Parties will make reasonable efforts to comply with the securities laws of all states in the United States in which persons entitled to subscribe for the Conversion Stock pursuant to the Plan reside. However, no person will be offered or allowed to purchase any Conversion Stock under the Plan if such person resides in a foreign country or in a state of the United States with respect to which any of the following apply: (i) a small number of persons otherwise eligible to subscribe for shares under the Plan reside in such state or foreign country; and either (ii) the granting of subscription rights or offering or selling shares of Conversion Stock to such persons would require the Bank, the Company or its employees to register, under the securities laws of such state or foreign country, as a broker or dealer or to register or otherwise qualify its securities for sale in such state or foreign country; or (iii) such registration or qualification would be impracticable for reasons of cost or otherwise. No payments will be made in lieu of the granting of subscription rights to any such person.

Marketing Arrangements

         The Primary Parties have engaged FBR as a financial advisor and marketing agent in connection with the Offerings, and FBR has agreed to use its best efforts to solicit subscriptions and purchase orders for shares of Conversion Stock in the Offerings. FBR is a member of National Association of Securities Dealers, Inc. (the "NASD") and a broker-dealer which is registered with the SEC. FBR will provide various services including, but not limited to,
(1) training and educating the Bank's employees who will be performing certain ministerial functions in the Offerings regarding the mechanics and regulatory requirements of the stock sales process; (2) coordinating the Company's sales efforts, (3) soliciting orders for Conversion Stock and (4) assisting in the solicitation of proxies of Members and Stockholders for use at the Members' Meeting and the Stockholders' Meeting, respectively. Based upon negotiations between the Primary Parties and FBR, FBR will receive a fee of $150,000. FBR also will be reimbursed for its reasonable out-of-pocket expenses (including legal fees and expenses) up to $50,000. The Primary Parties have agreed to indemnify FBR for reasonable costs and expenses (including legal fees) incurred in connection with certain claims or litigation arising out of or based upon untrue statements or omissions contained in the offering material for the Conversion Stock, including certain liabilities under the Securities Act.

         Directors and executive officers of the Primary Parties may participate in the solicitation of offers to purchase Conversion Stock. Other employees of the Bank may participate in the Offerings in ministerial capacities or providing clerical work in effecting a sales transaction. Such other employees have been instructed not to solicit offers to purchase Conversion Stock or provide advice regarding the purchase of Conversion Stock. Questions of prospective purchasers will be directed to executive officers or registered representatives. The Company will rely on Rule 3a4-1 under the Exchange Act, and sales of Conversion Stock will be conducted within the requirements of Rule 3a4-1, so as to permit officers, directors and employees to participate in the sale of Conversion
Stock. No officer, director or employee of the Primary Parties will be compensated in connection with such person's solicitations or other participation in the Offerings or the Exchange by the payment of commissions or other remuneration based either directly or indirectly on transactions in the Conversion Stock and Exchange Shares, respectively.

Restrictions on Transfer of Subscription Rights and Shares

         Pursuant to the rules and regulations of the OTS, no person with subscription rights may transfer or enter into any agreement or understanding to transfer the legal or beneficial ownership of the subscription rights issued under the Plan or the shares of Conversion Stock to be issued upon their exercise. Such rights may be exercised only by the person to whom they are granted and only for such person's account. Each person exercising such subscription rights will be required to certify that such person is purchasing shares solely for such person's own account and that such person has no agreement or understanding regarding the sale or transfer of such shares. Federal regulations also prohibit any person from offering or making an announcement of an offer or intent to make an offer to purchase such subscription rights or shares of Conversion Stock prior to the completion of the Conversion.

         The Primary Parties will pursue any and all legal and equitable remedies in the event they become aware of the transfer of subscription rights and will not honor orders known by them to involve the transfer of such rights.

Liquidation Rights

         In the unlikely event of a complete liquidation of the Mutual Holding Company in its present mutual form, each depositor of the Bank would receive his pro rata share of any assets of the Mutual Holding Company remaining after payment of claims of all creditors. Each depositor's pro rata share of such remaining assets would be in the same proportion as the value of his deposit account was to the total value of all deposit accounts in the Bank at the time of liquidation. After the Conversion and Reorganization, each depositor, in the event of a complete liquidation of the Bank, would have a claim as a creditor of the same general priority as the claims of all other general creditors of the Bank. However, except as described below, this claim would be solely in the amount of the balance in the deposit account plus accrued interest. A depositor would not have an interest in the value or assets of the Bank or the Company above that amount.

         The Plan provides for the establishment, upon the completion of the Conversion and Reorganization, of a special "liquidation account" for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders in an amount equal to the amount of any dividends waived by the Mutual Holding Company (of which there were none) plus the greater of (1) 100% of the Bank's retained earnings of $17.85 million at December 31, 1994, the date of the latest balance sheet contained in the final offering circular utilized in the Bank's initial public offering in the MHC Reorganization, or (2) 70.15% of the Bank's total stockholders' equity as reflected in its latest balance sheet contained in the final Prospectus utilized in the Offerings. As of the date of this Prospectus, the initial balance of the liquidation account would be $_____ million. Each Eligible Account Holder and Supplemental Eligible Account Holder, if such person were to continue to maintain such person's deposit account at the Bank, would be entitled, upon a complete liquidation of the Bank after the Conversion and Reorganization, to an interest in the liquidation account prior to any payment to the Company as the sole stockholder of the Bank. Each Eligible Account Holder and Supplemental Eligible Account Holder would have an initial interest in such liquidation account for each deposit account, including passbook accounts, transaction accounts such as checking accounts, money market deposit accounts and certificates of deposit, held in the Bank at the close of business on December 31, 1995 or September 30, 1997, as the case may be. Each Eligible Account Holder and Supplemental Eligible Account Holder will have a pro rata interest in the total liquidation account for each of such person's deposit accounts based on the proportion that the balance of each such deposit account on the December 31, 1995 eligibility record date (or the September 30, 1997 supplemental eligibility record date, as the case may be) bore to the balance of all deposit accounts in the Bank on such date.

         If, however, on any June 30 annual closing date of the Bank, commencing June 30, 1996 for Eligible Account Holders and June 30, 1998 for Supplemental Eligible Account Holders, the amount in any deposit account is less than the amount in such deposit account on December 31, 1995 or September 30, 1997, as the case may be, or any other annual closing date, then the interest in the liquidation account relating to such deposit account would be reduced by the proportion of any such reduction, and such interest will cease to exist if such deposit account is closed. In addition, no interest in the liquidation account would ever be increased despite any subsequent increase in the related deposit account. Any assets remaining after the above liquidation rights of Eligible Account Holders and Supplemental Eligible Account Holders are satisfied would be distributed to the Company as the sole stockholder of the Bank.

Tax Aspects

         Consummation of the Conversion and Reorganization is expressly conditioned upon prior receipt of either a ruling from the IRS or an opinion of counsel with respect to federal tax effects of the transaction, and either a ruling or an opinion with respect to Missouri tax laws, to the effect that consummation of the transactions contemplated hereby will not result in a taxable reorganization under the provisions of the applicable codes or otherwise result in any material adverse tax consequences to the Mutual Holding Company, the Bank, the Company or to account holders receiving subscription rights, except to the extent, if any, that subscription rights are deemed to have fair market value on the date such rights are issued. This condition may not be waived by the Primary Parties.

         Malizia, Spidi, Sloane & Fisch, P.C., Washington, D.C., has issued an opinion to the Company and the Bank to the effect that for federal income tax purposes: (1) the conversion of the Mutual Holding Company from mutual to stock form and the simultaneous merger of the Mutual Holding Company with and into the Bank, with the Bank being the surviving institution, will qualify as a reorganization within the meaning of Section 368(a)(1)(A) of the Code, (2) no gain or loss will be recognized by the Mutual Holding Company upon the transfer of assets to the Bank, pursuant to the Conversion and Reorganization, (3) no gain or loss will be recognized by the Bank upon the receipt of the assets of the converted Mutual Holding Company in such merger, (4) the merger of Interim with and into the Bank, with the Bank being the surviving institution, will qualify as a reorganization within the meaning of Section 368(a)(1)(A) of the Code, (5) no gain or loss will be recognized by Interim upon the transfer of its assets to the Bank pursuant to its merger with the Bank, (6) no gain or loss will be recognized by the Bank upon the receipt of the assets of Interim in such merger, (7) no gain or loss will be recognized by the Company upon the receipt of Bank Common Stock solely in exchange for Common Stock, (8) no gain or loss will be recognized by the Public Stockholders upon the receipt of Common Stock solely in exchange for their Public Bank Shares, (9) the basis of the Common Stock to be received by the Public Stockholders will be the same as the basis of the Public Bank Shares surrendered in exchange therefor, before giving effect to any payment of cash in lieu of fractional shares, (10) the holding period of the Common Stock to be received by the Public Stockholders will include the holding period of the Public Bank Shares, provided that the Public Bank Shares were held as a capital asset on the date of the exchange, and (11) the Eligible Account Holders, Supplemental Eligible Account Holders and Other Members will recognize gain upon the issuance to them of nontransferable subscription rights to purchase Common Stock, but only to the extent of the value, if any, of the subscription rights.

         Furthermore, Carnahan, Evans, Cantwell & Brown, P.C. has issued an opinion to the Company and the Bank to the effect that the income tax consequences of the Conversion and Reorganization are substantially the same under Missouri law as they are under the Code.

         In the opinion of RP Financial, which opinion is not binding on the IRS, the subscription rights do not have any value, based on the fact that such rights are acquired by the recipients without cost, are nontransferable and of short duration, and afford the recipients the right only to purchase the Common Stock at a price equal to its estimated fair market value, which will be the same price as the Purchase Price for the unsubscribed shares of Common Stock. If the subscription rights granted to eligible subscribers are deemed to have an ascertainable value, receipt of such rights likely would be taxable only to those eligible subscribers who exercise the subscription rights (either as a capital gain or ordinary income) in an amount equal to such value, and the Primary Parties could recognize gain on such distribution. Eligible subscribers are encouraged to consult with their own tax advisor as to the tax consequences in the event that such subscription rights are deemed to have an ascertainable value.

         Unlike private rulings, an opinion is not binding on the IRS and the IRS could disagree with the conclusions reached therein. In the event of such disagreement, there can be no assurance that the IRS would not prevail in a judicial or administrative proceeding. If the IRS determines that the tax effects of the transaction are to be treated differently from that presented in the tax opinion, the Mutual Holding Company and the Bank may be subject to adverse tax consequences as a result of the Conversion and Reorganization.

Delivery and Exchange of Certificates

         Common Stock. Certificates representing Common Stock issued in connection with the Offerings will be mailed by the Company's transfer agent for the Common Stock to the persons entitled thereto at the addresses of such persons appearing on the stock order form for Common Stock as soon as practicable following consummation of the Conversion and Reorganization. Any certificates returned as undeliverable will be held by the Company until claimed by persons legally entitled thereto or otherwise disposed of in accordance with applicable law. Until certificates for Common Stock are available and delivered to subscribers, subscribers may not be able to sell such shares.

         Exchange Shares. After consummation of the Conversion and Reorganization, each holder of a certificate or certificates theretofore evidencing issued and outstanding shares of Bank Common Stock (other than the Mutual Holding Company), upon surrender of the same to an agent, duly appointed by the Company, which is anticipated to be the transfer agent for the Common Stock (the "Exchange Agent"), shall be entitled to receive in exchange therefore a certificate or certificates representing the number of full shares of Common Stock for which the shares of Bank Common Stock theretofore represented by the certificate or certificates so surrendered shall have been converted based on the Exchange Ratio. The Exchange Agent shall promptly mail to each such holder of record of an outstanding certificate which immediately prior to the consummation of the Conversion and Reorganization evidenced shares of Bank Common Stock, and which is to be exchanged for Common Stock based on the Exchange Ratio as provided in the Plan, a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to such certificate shall pass, only upon delivery of such certificate to the Exchange Agent) advising such holder of the terms of the exchange effected by the Conversion and Reorganization and of the procedure for surrendering to the Exchange Agent such certificate in exchange for a certificate or certificates evidencing Common Stock. The Bank's stockholders should not forward Bank Common Stock certificates to the Bank or the Exchange Agent until they have received the transmittal letter.

         No holder of a certificate theretofore representing shares of Bank Common Stock shall be entitled to receive any dividends in respect of the Common Stock into which such shares shall have been converted by virtue of the Conversion and Reorganization until the certificate representing such shares of Bank Common Stock is surrendered in exchange for certificates representing shares of Common Stock. In the event that dividends are declared and paid by the Company in respect of Common Stock after the consummation of the Conversion and Reorganization but prior to surrender of certificates representing shares of Bank Common Stock, dividends payable in respect of shares of Common Stock not then issued shall accrue (without interest). Any such dividends shall be paid (without interest) upon surrender of the certificates representing such shares of Bank Common Stock. The Company shall be entitled, after the consummation of the Conversion and Reorganization, to treat certificates representing shares of Bank Common Stock as evidencing ownership of the number of full shares of Common Stock into which the shares of Bank Common Stock represented by such certificates shall have been converted, notwithstanding the failure on the part of the holder thereof to surrender such certificates.

         The Company shall not be obligated to deliver a certificate or certificates representing shares of Common Stock to which a holder of Bank Common Stock would otherwise be entitled as a result of the Conversion and Reorganization until such holder surrenders the certificate or certifies representing the shares of Bank Common Stock for exchange as provided above, or, in default thereof, an appropriate affidavit of loss and indemnity agreement and/or a bond as may be required in each case by the Company. If any certificate evidencing shares of Common Stock is to be issued in a name other than that in which the certificate evidencing Bank Common Stock surrendered in exchange therefore is registered, it shall be a condition of the issuance thereof that the certificate so surrendered shall be

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



properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange pay to the Exchange Agent any transfer or other tax required by reason of the issuance of a certificate for shares of Common Stock in any name other than that of the registered holder of the certificate surrendered or otherwise establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

Required Approvals

         Various approvals of the OTS are required in order to consummate the Conversion and Reorganization. The OTS has approved the Plan of Conversion, subject to approval by the Mutual Holding Company's Members and the Bank's Stockholders. In addition, consummation of the Conversion and Reorganization is subject to OTS approval of the Company's application to acquire all of the to-be-outstanding Bank Common Stock and the applications with respect to the merger of the Mutual Holding Company (following its conversion to an interim Federal stock savings bank) into the Bank and the merger of Interim into the Bank, with the Bank being the surviving entity in both mergers. Applications for these approvals have been filed and are currently pending. There can be no assurances that the requisite OTS approvals will be received in a timely manner, in which event the consummation of the Conversion and Reorganization may be delayed beyond the expiration of the Offerings.

         Pursuant to OTS regulations, the Plan of Conversion also must be approved by (1) at least a majority of the total number of votes eligible to be cast by Members of the Mutual Holding Company at the Members' Meeting, and (2) holders of at least two-thirds of the outstanding Bank Common Stock at the Stockholders' Meeting. In addition, the Primary Parties have conditioned the consummation of the Conversion and Reorganization on the approval of the Plan by at least a majority of the votes cast, in person or by proxy, by the Public Stockholders at the Stockholders' Meeting.

Interpretation and Amendment of the Plan

         To the extent permitted by law, all interpretations of the Plan by the Primary Parties will be final; however, such interpretations shall have no binding effect on the OTS. The Plan provides that, if deemed necessary or desirable by the Board of Directors, the Plan may be substantively amended by the Board of Directors as a result of comments from the OTS or otherwise, prior to the solicitation of proxies from the members of the Mutual Holding Company and at any time thereafter with the concurrence of the OTS, except that in the event that the regulations under which the Plan was adopted are liberalized subsequent to the approval of the Plan by the OTS and the members of the Mutual Holding Company at the special meeting of members, the Board of Directors may amend the Plan to conform to the regulations without further approval of the OTS or the members, to the extent permitted by law. An amendment to the Plan that would result in a material adverse change in the terms of the Conversion and Reorganization would require a resolicitation. In the event of a resolicitation, subscriptions for which a confirmation or modification was not received would be rescinded. Any amendment to the Plan regarding preferences to the Local Community will not be deemed to be a material change.

Certain Restrictions on Purchase or Transfer of Shares After the Conversion and Reorganization

         All shares of Conversion Stock purchased in connection with the Conversion and Reorganization by a director or an executive officer of the Primary Parties will be subject to a restriction that the shares may not be sold for a period of one year following the Conversion and Reorganization, except in the event of the death of such director or executive officer or pursuant to a merger or similar transaction approved by the OTS. Each certificate for restricted shares will bear a legend giving notice of this restriction on transfer, and appropriate stop-transfer instructions will be issued to the Company's transfer agent. Any shares of Common Stock issued within this one-year period as a stock dividend, stock split or otherwise with respect to such restricted stock will be subject to the same restrictions. The directors and executive officers of the Company will also be subject to the insider trading rules promulgated pursuant to the Exchange Act.

         Purchases of Common Stock of the Company by directors, executive officers and their associates during the three-year period following completion of the Conversion and Reorganization may be made only through a broker or dealer registered with the SEC, except with the prior written approval of the OTS. This restriction does not apply, however, to negotiated transactions involving more than 1% of the Company's outstanding Common Stock or to the purchase of Common Stock pursuant to any tax-qualified employee stock benefit plan, such as the ESOP, or by any non-tax-qualified employee stock benefit plan.

         Pursuant to OTS regulations, the Company will generally be prohibited from repurchasing any shares of Common Stock within one year following consummation of the Conversion and Reorganization. During the second and third years following consummation of the Conversion and Reorganization, the Company may not repurchase any shares of its Common Stock other than pursuant to (i) an offer to all stockholders on a pro rata basis that is approved by the OTS; (ii) the repurchase of qualifying shares of a director, if any; (iii) purchases in the open market by a tax-qualified or non-tax-qualified employee stock benefit plan in an amount reasonable and appropriate to fund the plan; or (iv) purchases that are part of an open-market program not involving more than 5% of its outstanding capital stock during a 12- month period, if the repurchases do not cause the Bank to become undercapitalized and the Bank provides to the Regional Director of the OTS no later than 10 days prior to the commencement of a repurchase program written notice containing a full description of the program to be undertaken and such program is not disapproved by the Regional Director. However, the Regional Director has authority to permit repurchases during the first year following consummation of the Conversion and Reorganization and to permit repurchases in excess of 5% during the second and third years upon the establishment of exceptional circumstances, as determined by the Regional Director.


                       COMPARISON OF STOCKHOLDERS' RIGHTS

         General. As a result of the Conversion and Reorganization, holders of the Bank Common Stock will become, subject to the Exchange Ratio, stockholders of the Company, a Delaware corporation. There are certain differences in stockholder rights arising from distinctions between the Bank's current federal stock charter ("Charter") and bylaws ("Bank Bylaws") and the Certificate of Incorporation ("Certificate") and bylaws of the Company ("Company Bylaws") and from distinctions between laws with respect to federally chartered savings associations and Delaware law.

         The discussion herein is not intended to be a complete statement of the differences affecting the rights of stockholders, but rather summarizes the more significant differences and certain important similarities. The discussion herein is qualified in its entirety by reference to the Charter and Bank Bylaws, the Certificate and Company Bylaws, the Code of Federal Regulations, and the Delaware General Corporation Law ("DGCL").

         Authorized Capital Stock. The Company's authorized capital stock consists of 10,000,000 shares of common stock, $0.10 par value per share, and 2,000,000 shares of preferred stock, $0.01 par value per share ("Preferred Stock"), whereas the Bank's authorized capital stock consists of 3,000,000 shares of common stock and 2,000,000 shares of preferred stock. The shares of Common Stock and Preferred Stock were authorized in an amount greater than that to be issued in the Conversion and Reorganization to provide the Company's Board of Directors with as much flexibility as possible to effect, among other transactions, financings, acquisitions, stock dividends, stock splits and employee stock options. However, these additional authorized shares may also be used by the Board of Directors consistent with its fiduciary duty to deter future attempts to gain control of the Company. The Board of Directors also has sole authority to determine the terms of any one or more series of Preferred Stock, including voting rights, conversion rates, and liquidation preferences. As a result of the ability to fix voting rights for a series of Preferred Stock, the Board has the power, to the extent consistent with its fiduciary duty, to issue a series of Preferred Stock to persons friendly to management in order to attempt to block a post-tender offer merger or other transaction by which a third party seeks control, and thereby assist management to retain its position. The Company's Board currently has no plan for the issuance of additional shares, other than the issuance of additional shares pursuant to stock benefit plans. See "Management of the Company - Proposed Future Stock Benefit Plans" and "Management of the Bank - Certain Benefits."

         Restrictions on Capital Stock Ownership. Pursuant to applicable laws and regulations, the Mutual Holding Company is required to own not less than a majority of the outstanding Bank Common Stock. There will be no such restriction applicable to the Company following consummation of the Conversion and Reorganization.

         Voting Rights. Stockholders of the Bank currently may not cumulate votes in elections of directors. The Certificate also prohibits cumulative voting rights. Elimination of cumulative voting helps to ensure the continuity and stability of both the Company's and the Bank's Boards of Directors, and the policies adopted by each, by possibly delaying, deterring or discouraging proxy contests.

         The Charter does not contain any specification of or limitation on the circumstances under which separate class voting rights may be provided to a particular class or series of Bank Preferred Stock.

         The Certificate provides that there will be, in addition to the affirmative vote required for certain business combinations, a class vote of the holders of any class or series of stock as otherwise required by law, the Certificate, a resolution of the board of directors providing for the issuance of a class or series of stock, or any agreement between the Company and a national securities exchange or national securities quotation system. Further, the DGCL requires a class vote in addition to the vote of all shareholders for an amendment to the Certificate if the amendment would increase or decrease the aggregate number of authorized shares, effect an exchange, reclassification or cancellation of all or part of the shares of a class, create a new class of shares or influence distributions to shareholders by increasing the rights, preferences or number of shares of an existing class. Delaware law also requires separate voting by voting groups for plans involving mergers and share exchanges, if such plans contain a provision that, if contained in an amendment to the Certificate, would require the action of one or more voting groups as described above.

         For  additional   information   relating  to  voting  rights,   see  "-
Limitations on Acquisitions of Voting Stock and Voting Rights" below.

         Payments of Dividends. The ability of the Bank to pay dividends on its capital stock is restricted by OTS regulations and by tax considerations related to savings and loan associations such as the Bank. See "Regulation - Regulation of the Bank - Dividend and Other Capital Distribution Limitations" and "Federal and State Taxation." Although the Company is not subject to these restrictions as a Delaware corporation, such restrictions will indirectly affect the Company because dividends from the Bank will be a primary source of funds of the Company for the payment of dividends to stockholders of the Company.

         The DGCL generally provides that, subject to any restrictions in the certificate of incorporation, a corporation may make distributions to its stockholders, provided that no distribution may be made if, after giving it effect, the corporation would not be able to pay its debts as they become due in the ordinary course of business.

         Board of Directors. The Bank Bylaws require the Board of Directors of the Bank to be divided into three classes as nearly equal in number as possible and that the members of each class shall be elected for a term of three years and until their successors are elected and qualified, with one class being elected annually. The Certificate also requires that the Board of Directors of the Company be divided into three classes. The members of each class shall be elected for a term of three years and until their successors are elected and qualified.

         Under the Bank Bylaws, any vacancies in the Board of Directors of the Bank may be filled by the affirmative vote of a majority of the remaining directors even if less than a quorum of the Board of Directors remains. The Certificate requires that any vacancies on the Board of Directors of the Company be filled by a vote of two-thirds of the directors then in office, whether or not a quorum. Persons elected by the directors of the Bank to fill vacancies may only serve until the next annual meeting of stockholders whereas persons elected to vacancies on the Company's Board of Directors may serve until the annual meeting of stockholders at which the term of the class, to which the absent director had been elected, expires.

         Under the Bank Bylaws, any director may be removed for cause by the holders of a majority of the outstanding voting shares, provided that if less than the entire Board is to be removed, none of the directors may be removed if the votes cast against the removal would be sufficient to elect a director if then cumulatively voted at an election of the class of directors of which such director is a member. The Certificate provides that any director of the Company may be removed only for cause at a duly constituted meeting of stockholders called expressly for that purpose upon the vote of the holders of at least 80% of the total votes eligible to be cast by stockholders.

         Limitations on Liability. The Certificate provides that directors of the Company shall have no liability to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that this provision will not eliminate liability of a director (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not made in good faith or which involve intentional misconduct or a knowing violation of law, (iii) acts specified in the DGCL pertaining to unlawful distributions, or (iv) for any transaction from which a director derived an improper personal benefit.

         The provision limiting the personal liability of the Company's directors for monetary damages for breach of fiduciary duty does not eliminate or alter the duty of the Company's directors; it merely limits personal liability for monetary damages to the extent permitted by the DGCL. Moreover, it applies only to claims against a director arising out of the director's role as a director, it currently does not apply to claims arising out of a director's role as an officer (if such director is also an officer) or arising out of any other capacity in which a director serves because the DGCL does not authorize such a limitation of liability.

         The SEC takes the position that similar provisions limiting the liability of directors under state laws would not protect those corporations' directors from liability for violations of the federal securities laws. Federal banking regulators also may take the same position with respect to violations of federal banking laws and regulations.

         Currently, federal law does not permit federally chartered savings banks such as Guaranty Federal to limit the personal liability of directors in the manner provided by the DGCL and the laws of many other states.

         Indemnification of Directors, Officer, Employees, Fiduciaries and Agents. The Charter and Bank Bylaws do not contain any provision relating to indemnification of directors and officers of the Bank. Under present OTS regulations, however, the Bank must indemnify its directors, officers and employees for any costs incurred in connection with any litigation involving any such person's activities as a director, officer or employee if such person obtains a final judgement on the merits in his or her favor. In addition, indemnification is permitted in the case of a settlement, a final judgement against such person or final judgement other than on the merits, if a majority of the disinterested directors determine that such person was acting in good faith within the scope of his or her employment as he or she could reasonably have perceived it under the circumstances and for a purpose he or she could reasonably have believed under the circumstances was in the best interest of the Bank or its stockholders. The Bank also is permitted to pay ongoing expenses incurred by a director, officer or employee if a majority of the disinterested directors concludes that such person may ultimately be entitled to indemnification. Before making any indemnification payment, the Bank is required to notify the OTS of its intention and such payment cannot be made if the OTS objects thereto.

         The Certificate provides that the Company must indemnify any Company director, officer, or employee and any person who serves or served at the Company's request at another corporation or other enterprise who was or is a party or is threatened to be made a party to any threatened, pending, or completed suit, including actions by or in the right of the Company, whether civil, criminal, administrative, or investigative, if that person is successful on the merits or otherwise; or that the person acted in good faith in the transaction which is the subject of the suit or action, and in a manner the person reasonably believed to be in, or not opposed to, the best interest of the Company. Indemnification results in the payment to the person of expenses (including attorneys' fees) actually and reasonably incurred by that person in connection with the defense or settlement of the action or suit. If these provisions were to be declared invalid, the Company would seek to indemnify each director, officer, employee, and agent of the Company as to costs, charges, and expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement with respect to any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, including an action by or in the right of the Company to the fullest extent permitted by applicable law.

         If Delaware law is amended to permit further indemnification of the directors, officers, employees and agents of the Corporation, then the Company will indemnify such persons to the fullest extent permitted by Delaware law, as so amended.

         Special Meeting of Stockholders. The Charter provides that special meetings of the stockholders of the Bank may be called only upon the direction of the Board of Directors. The Certificate contains a provision pursuant to which special meetings of stockholders of the Company may be called only by the board of the directors of the Company, or by a committee of the Board of Directors whose powers include the power and authority to call special meetings. Shareholders are prohibited from calling special meetings except as required by Delaware law.

         Stockholder Nominations and Proposals. The Bank Bylaws generally provide that stockholders may submit nominations for election at an annual meeting of stockholders and any new business to be taken up at such a meeting by filing such in writing with the Bank at least five days before the date of any such meeting.

         The Certificate provides that all nominations for election to the Board of Directors of the Company and proposals for any new business, other than those made by the Board or a committee thereof, can only be made by a stockholder who has complied with detailed requirements concerning timing and information that must be provided as enumerated in the Certificate.

         The procedures regarding stockholder proposals and nominations are intended to provide the Board of Directors of the Company with the information deemed necessary to evaluate a stockholder proposal or nomination and other relevant information, such as existing stockholder support, as well as the time necessary to consider and evaluate such information in advance of the applicable meeting. The proposed procedures, however, will give incumbent directors advance notice of a business proposal or nomination. This may make it easier for the incumbent directors to defeat a stockholder proposal or nomination, even when certain stockholders view such proposal or nomination as in the best interests of the Company or its stockholders.

         Stockholder Action Without a Meeting. The Bank Bylaws provide that any action to be taken or which may be taken at any annual or special meeting of stockholders may be taken if a consent in writing, setting forth the actions so taken, is given by the holders of all outstanding shares entitled to vote. The Certificate prohibits the taking of action without a meeting.

         Stockholder's Right to Examine Books and Records. A federal regulation which is applicable to the Bank provides that stockholders may inspect and copy specified books and records of a federally chartered savings association after proper written notice for a proper purpose. The DGCL provides that any stockholder may inspect books and records for any reasonable and proper purpose upon written demand stating the purpose of the inspection. Each Delaware corporation must provide shareholders access to certain books and records upon five days written notice.

         Limitations on Acquisitions of Voting Stock and Voting Rights. The Certificate provides that in no event shall any record owner of any outstanding Common Stock which is beneficially owned, directly or indirectly, by a person who beneficially owns in excess of 10% of the then outstanding shares of Common Stock (the "Limit") be entitled or permitted to any vote in respect of the shares held in excess of the Limit. In addition, for a period of five years from April 1995, no person may directly or indirectly offer to acquire or acquire the beneficial ownership of more than 10% of any class of an equity security of the Company. A beneficial holder submitting a proxy or proxies totalling more than 10% of the then outstanding shares of Common Stock will be able to vote in the following manner: the number of votes which may be cast by such a beneficial owner shall be a number equal to the total number of votes that a single record owner of all Common Stock owned by such person would be entitled to cast, multiplied by a fraction, the numerator of which is the number of shares of such class or series which are both beneficially owned and owned of record by such beneficial owner and the denominator of which is the total number of shares of Common Stock beneficially owned by such beneficial owner. The impact of these provisions on the submission of a proxy on behalf of a beneficial holder of more than 10% of the Common Stock is to (1) require divestiture of the amount of stock held in excess of 10% (if within five years of the Conversion and Reorganization more than 10% of the Common Stock is beneficially owned by a person) and (2) at any time, limit the vote on Common Stock held by the beneficial owner to 10% or possibly reduce the amount that may be voted below the 10% level. Unless the grantor of a revocable proxy is an affiliate or an associate of such a 10% holder or there is an arrangement, agreement or understanding with such a 10% holder, these provisions would not restrict the ability of such a 10% holder of revocable proxies to exercise revocable proxies for which the 10% holder is neither a beneficial nor record owner. A person is a beneficial owner of a security if such person has the power to vote or direct the voting of all or part of the voting rights of the security, or has the power to dispose of or direct the disposition of the security. The Certificate further provides that this provision limiting voting rights may only be amended upon the vote of 80% of the outstanding shares of voting stock.

         The foregoing restrictions do not apply to any tax-qualified defined benefit plan or defined contribution plan of the Company or its subsidiaries or to the acquisition of more than 10% of any class of equity security of the Company if such acquisition has been approved by a majority of the Continuing Directors, as defined in the Certificate.

         The Charter also contains a provision which imposes a restriction with respect to any offer to acquire or acquisition of more than 10% of the Bank Common Stock for five years from the effective date of the Charter. In the event shares are acquired in violation of this section, the shares in excess of 10% will not be counted as shares entitled to vote. There is no provision in the Charter which would reduce a beneficial owner's voting position to less than 10%, and the protection in the Charter is limited to five years from April 1995.

         Mergers, Consolidations and Sales of Assets. A federal regulation requires the approval of the Board of Directors of the Bank and the holders of two-thirds of the outstanding stock of the Bank entitled to vote thereon for mergers, consolidations and sales of all or substantially all of the Bank's assets. Such regulation permits the Bank to merge with another corporation without obtaining the approval of its stockholders if: (i) it does not involve an interim savings association; (ii) the Charter is not changed; (iii) each share of the Bank Common Stock outstanding immediately prior to the effective date of the transaction is to be an identical outstanding share or a treasury share of the Bank after such effective date; and (iv) either: (A) no shares of voting stock of the Bank and no securities convertible into such stock are to be issued or delivered under the plan of combination or (B) the authorized unissued shares or the treasury shares of voting stock of the Bank to be issued or delivered under the plan of combination, plus those initially issuable upon conversion of any securities to be issued or delivered under such plan, do not exceed 15% of the total shares of voting stock of the Bank outstanding immediately prior to the effective date of the transaction.

         The DGCL requires that the Board of Directors of the Company must adopt a plan of merger or share exchange or approve any sale, lease, exchange or other disposition of all or substantially all of the Company's property. The Board may also condition the effectiveness of the plan or disposition of assets on any basis, including requiring a supermajority vote. Separate voting by voting groups is required under the DGCL for certain plans. See "Comparison of Stockholder's Rights - Voting Rights."

         In addition to the provisions of Delaware law, the Certificate requires the approval of the holders of at least 80% of the Company's outstanding shares of voting stock, and a majority of such shares not including shares deemed beneficially owned by a "Principal Shareholder" to approve certain "Business Combinations." The term "Principal Shareholder" is defined to include any person and the affiliates and associates of the person (other than the Company or its subsidiary) who beneficially owns, directly or indirectly, 10% or more of the outstanding shares of voting stock of the Company. The Certificate requires the approval of the stockholders in accordance with the increased voting requirements in connection with any such transactions except in cases where the proposed transaction had been approved in advance by at least two-thirds of the Company's "Continuing Directors" (generally, those members of the Company's Board of Directors who are not affiliated with the Principal Shareholder and were directors before the Principal Shareholder became a Principal Shareholder). These provisions of the Certificate apply to a "Business Combination" which generally is defined to include (i) any merger or consolidation of the Company with or into a Principal Shareholder; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of all or a substantial part of the assets of the Company or of a subsidiary to a Principal Shareholder (the term "substantial part" is defined to include more than

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25% of the  Company's  total  assets);  (iii) any merger or  consolidation  of a
Principal Shareholder with or into the Company or a subsidiary; (iv) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of all or any substantial part of the assets of a Principal Shareholder to the Company or a subsidiary; (v) the issuance of any securities of the Company or a subsidiary to a Principal Shareholder; (vii) any reclassification of the Common Stock, or any recapitalization involving the Common Stock; and (viii) an agreement, contract or other arrangement providing for any of the foregoing transactions.

         Neither the Charter and Bank Bylaws nor federal laws and regulations contain a provision which restricts business combinations between the Bank and Principal Shareholders in the manner set forth in the Certificate.

         Dissenters' Rights of Appraisal. A federal regulation which is applicable to the Bank generally provides that a stockholder of a federally chartered savings association which engages in a merger, consolidation or sale of all or substantially all of its assets shall have the right to demand from such association payment of the fair or appraised value of his or her stock in the association, subject to specified procedural requirements. This regulation also provides, however, that the stockholders of a federally chartered savings association with stock which is listed on a national securities exchange or quoted on The Nasdaq Stock Market are not entitled to dissenters' rights in connection with a merger involving such savings association if the stockholder is required to accept only "qualified consideration" for his or her stock, which is defined to include cash, shares of stock of any association or corporation which at the effective date of the merger will be listed on a national securities exchange or quoted on The Nasdaq Stock Market or any combination of such shares of stock and cash.

         After the Conversion and Reorganization, the right of appraisal of dissenting stockholders of the Company will be governed by the DGCL. Pursuant thereto, a stockholder of a Delaware corporation generally has the right to dissent from any merger or consolidation involving the corporation or sale of all or substantially all of the corporation's assets, subject to specified procedural requirements. However, no such appraisal rights are available for the shares of any class or series of a corporation's capital stock if as of the record date fixed to determine the stockholders entitled to receive notice to and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, such shares were either listed on a national securities exchange or traded on the Nasdaq National Market or a similar market.

         Amendment of Governing Instruments. No amendment of the Charter may be made unless it is first proposed by the Board of Directors of the Bank, then preliminarily approved by the OTS, and thereafter approved by the holders of a majority of the total votes eligible to be cast at a legal meeting. Article XX of the Certificate generally provides that the Certificate may be amended as permitted by Delaware law, except that any amendment to certain sections must be approved by the affirmative vote of the holders of not less than 80% of the voting power of the Company entitled to vote thereon.

         The Bank Bylaws may be amended by a majority vote of the full Board of Directors of the Bank or by a majority vote of the votes cast by the stockholders of the Bank at any legal meeting. The Company Bylaws may only be amended by a vote of a majority of the Board of Directors or by the vote of not less than 80% of the outstanding shares of capital stock entitled to vote generally in the election of directors cast at a meeting of the stockholders called for that purpose.

               CERTAIN RESTRICTIONS ON ACQUISITION OF THE COMPANY

         Although the Boards of Directors of the Bank and the Company are not aware of any effort that might be made to obtain control of the Company after the Conversion and Reorganization, the Boards of Directors, as discussed below, believe it is appropriate to include certain provisions in the Certificate

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to protect the interests of the Company and its stockholders from takeovers that the Board of Directors of the Company might conclude are not in the best interests of the Bank, the Company, or the Company's stockholders.

Provisions of the Certificate of Incorporation and the Bylaws of the Company

         The following discussion is a summary of certain material provisions of the Certificate and Company Bylaws and certain other agreements and regulatory provisions, which may be deemed to have an "anti-takeover" effect. The following description of certain of these provisions is necessarily general and, with respect to provisions contained in the Certificate and Company Bylaws and the Bank's proposed stock charter and bylaws, reference should be made in each case to the document in question, each of which is part of the Bank's application to the OTS or the Company's Registration Statement filed with the SEC. See "Additional Information."

         Limitations on Voting Rights. The Certificate provides that in no event shall any record owner of any outstanding Common Stock which is beneficially owned, directly or indirectly, by a person who beneficially owns in excess of 10% of the then outstanding shares of Common Stock (the "Limit") be entitled or permitted to any vote in respect of the shares held in excess of the Limit. In addition, for a period of five years from April 1995, no person may directly or indirectly offer to acquire or acquire the beneficial ownership of more than 10% of any class of an equity security of the Company. The Certificate further provides that the Limit may be amended upon the vote of 80% of the outstanding shares of voting stock. See also "- Comparison of Stockholder Rights - Limitations on Acquisitions of Voting Stock and Voting Rights."

         Election of Directors. Certain provisions of the Certificate and Company Bylaws will impede changes in majority control of the Board of Directors. The Certificate provides that the Board of Directors of the Company will be divided into three classes, with directors in each class elected for three-year staggered terms except for the initial directors. Thus, it would take two annual elections to replace a majority of the Company's Board. The Certificate and Company Bylaws also provide that any vacancy occurring in the Board of Directors, including a vacancy created by an increase in the number of directors, shall be filled for the remainder of the unexpired term by a majority vote of the directors then in office. Furthermore, the Company Bylaws impose certain notice and information requirements in connection with the nomination by stockholders of candidates for election to the Board of Directors or the proposal by stockholders of business to be acted upon at an annual meeting of stockholders. See "Comparison of Stockholders' Rights - Board of Directors."

         The Certificate provides that a director may only be removed for cause by the affirmative vote of not less than 80% of the outstanding shares eligible to vote.

         Restriction on Call of Special Meetings. The Certificate provides that a special meeting of stockholders may be called only pursuant to a resolution adopted by a majority of the Board of Directors, or a Committee of the Board or other person so empowered by the Company Bylaws. The Certificate also provide that any action required or permitted to be taken by the stockholders of the Company may be taken at an annual or special meeting. Stockholder action by written consent in lieu of a meeting is prohibited.

         Absence of Cumulative Voting. The Certificate provides that there shall be no cumulative voting rights in the election of directors.


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         Authorized   Shares.   The  Certificate   authorizes  the  issuance  of
10,000,000 shares of Common Stock and 2,000,000 shares of Preferred Stock. The shares of Common Stock and Preferred Stock were authorized in an amount greater than that to be issued in the Conversion and Reorganization to provide the
Company's   Board  of  Directors  with   flexibility  to  effect,   among  other
transactions, financings, acquisitions, stock dividends, stock splits and employee stock options. However, these additional authorized shares may also be used by the Board of Directors consistent with its fiduciary duty to deter future attempts to gain control of the Company. The Board of Directors also has sole authority to determine the terms of any one or more series of Preferred Stock, including voting rights, conversion rates, and liquidation preferences. As a result of the ability to fix voting rights for a series of Preferred Stock, the Board has the power, to the extent consistent with its fiduciary duty, to issue a series of Preferred Stock to persons friendly to management in order to attempt to block a post-tender offer merger or other transaction by which a third party seeks control, and thereby assist management to retain its position. The Company's Board currently has no plans for the issuance of additional shares, other than the issuance of additional shares upon exercise of stock options.

         Procedures for Certain Business Combinations. The Certificate prohibits the Company from engaging in or entering into certain Business Combinations with any Principal Shareholder or any affiliates of the Principal Shareholder unless the proposed transaction has been approved in advance by the Company's Continuing Directors. See "Comparison of Stockholders' Rights - Mergers, Consolidations and Sales of Assets."

         Amendment to Certificate and Company Bylaws. Amendments to the Certificate must be approved by a majority vote of the Company's Board of Directors and also by a majority of the outstanding shares of the Company's voting stock, provided, however, that approval by at least 80% of the outstanding voting stock is generally required for certain provisions (i.e., provisions relating to restrictions on the acquisition and voting of greater than 10% of the Common Stock; number, classification, election and removal of directors; amendment of the Bylaws; call of special stockholder meetings; director liability; certain business combinations; power of indemnification; and amendments to provisions relating to the foregoing) in the Certificate.

         The Company Bylaws may be amended by a majority vote of the Board of Directors or the affirmative vote of the holders of a majority of the shares of the voting stock of the Company, provided, however, that at least 80% of the total votes eligible to be voted at a duly constituted meeting of stockholders is required to amend or repeal provisions relating to election and removal of directors, director liability, certain business combinations and amendments to provisions relating to the foregoing in the Company Bylaws.

         Purpose and Takeover Defensive Effects of the Certificate and Company Bylaws. An unsolicited takeover proposal can seriously disrupt the business and management of a corporation and cause it great expense. Although a tender offer or other takeover attempt may be made at a price substantially above the current market prices, such offers are sometimes made for less than all of the outstanding shares of a target company. As a result, stockholders may be presented with the alternative of partially liquidating their investment at a time that may be disadvantageous, or retaining their investment in an enterprise that is under different management and whose objectives may not be similar to those of the remaining stockholders.

         The Boards of Directors of Guaranty Federal and the Company believe that the provisions described above are prudent and will reduce the Company's vulnerability to takeover attempts and certain other transactions that have not been negotiated with and approved by its Board of Directors. These provisions will also assist the Bank in the orderly deployment of the proceeds of the Offerings into

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productive   assets  during  the  initial   period  after  the   Conversion  and
Reorganization. The Boards of Directors believe these provisions are in the best interests of the Bank, the Company, and the stockholders. In the judgment of the Boards of Directors, the Company's Board will be in the best position to determine the true value of the Company and to negotiate effectively for what may be in the best interests of its stockholders. Accordingly, the Boards of Directors of Guaranty Federal and the Company believe that it is in the best interests of the Company and its stockholders to encourage potential acquirors to negotiate directly with the Board of Directors of the Company and that these provisions will encourage such negotiations and discourage hostile takeover attempts. It is also the view of the Boards of Directors that these provisions should not discourage persons from proposing a merger or other transaction at prices reflective of the true value of the Company and which is in the best interests of all stockholders.

         Attempts to acquire financial institutions and their holding companies have become increasingly common. Takeover attempts that have not been negotiated with and approved by the Board of Directors of the Company present to stockholders the risk of a takeover on terms that may be less favorable than might otherwise be available. A transaction that is negotiated and approved by the Board of Directors, on the other hand, can be carefully planned and undertaken at an opportune time in order to obtain maximum value for the Company and its stockholders, with due consideration given to matters such as the management and business of the acquiring corporation and maximum strategic development of the Company's assets.

         Despite the belief of the Bank and the Company as to the benefits to stockholders of these provisions of the Certificate and Company Bylaws, these provisions may also have the effect of discouraging a future takeover attempt that would not be approved by the Company's Board, but pursuant to which stockholders may receive a substantial premium for their shares over then-current market prices. As a result, stockholders who might desire to participate in such a transaction may not have any opportunity to do so. Such provisions will also render the removal of the Company's Board of Directors and management more difficult. The Boards of Directors of the Bank and the Company, however, believe that the potential benefits outweigh the possible disadvantages.

Other Restrictions on Acquisitions of Stock

         Federal Regulation. A federal regulation prohibits any person prior to the completion of a mutual-to-stock conversion from transferring, or entering into any agreement or understanding to transfer, the legal or beneficial ownership of the subscription rights issued under a plan of conversion or the stock to be issued upon their exercise. This regulation also prohibits any person prior to the completion of a mutual-to-stock conversion from offering, or making an announcement of an offer or intent to make an offer, to purchase such subscription rights or stock. For three years following the mutual-to-stock conversion, OTS regulations prohibit any person, without the prior approval of the OTS, from acquiring or making an offer to acquire more than 10% of the stock of any converted entity if such person is, or after consummation of such acquisition would be, the beneficial owner of more than 10% of such stock. In the event that any person, directly or indirectly, violates this regulation, the securities beneficially owned by such person in excess of 10% shall not be counted as shares entitled to vote and shall not be voted by any person or counted as voting shares in connection with any matter submitted to a vote of stockholders.

         Federal law provides that no company, "directly or indirectly or acting in concert with one or more persons, or through one or more subsidiaries, or through one or more transactions," may acquire "control" of a savings association at any time without the prior approval of the OTS. In addition, any company that acquires such control becomes a "savings and loan holding company" subject to

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registration,  examination and regulation as a savings and loan holding company.
Control in this context means ownership of, control of, or holding proxies representing more than 25% of the voting shares of a savings association or the power to control in any manner the election of a majority of the directors of such institution.

         Federal law also provides that no "person," acting directly or indirectly or through or in concert with one or more other persons, may acquire control of a savings association unless at least 60 days prior written notice has been given to the OTS and the OTS has not objected to the proposed acquisition. Control is defined for this purpose as the power, directly or indirectly, to direct the management or policies of a savings association or to vote more than 25% of any class of voting securities of a savings association. Under federal law (as well as the regulations referred to below) the term
"savings association" includes state-chartered and federally chartered SAIF-insured institutions, federally chartered savings and loans and savings banks whose accounts are insured by the FDIC and holding companies thereof.

         Federal regulations require that, prior to obtaining control of an insured institution or its holding company, a person, other than a company, must give 60 days notice to the OTS and have received no OTS objection to such acquisition of control, and a company must apply for and receive OTS approval of the acquisition. Control, as defined under federal law, involves a 25% voting stock test, control in any manner of the election of a majority of the institution's directors, or a determination by the OTS that the acquiror has the power to direct, or directly or indirectly to exercise a controlling influence over, the management or policies of the institution. Acquisition of more than 10% of an institution's voting stock, if the acquiror also is subject to any one of either "control factors," constitutes a rebuttable determination of control under the regulations. The determination of control may be rebutted by submission to the OTS, prior to the acquisition of stock or the occurrence of any other circumstances giving rise to such determination, of a statement setting forth facts and circumstances that would support a finding that no control relationship will exist and containing certain undertakings. The regulations provide that persons or companies that acquire beneficial ownership exceeding 10% or more of any class of a savings association's stock after the effective date of the regulations must file with the OTS a certification that the holder is not in control of such institution, is not subject to a rebuttable determination of control and will take no action which would result in a determination or rebuttable determination of control without prior notice to or approval of the OTS, as applicable.

         Effect of Employment Agreements and Stock Benefit Plans. The Bank intends to enter into an employment agreement with President James E. Haseltine that provides for payments in the event of termination of employment following a change in control, as defined in the agreement, of 2.99 times the five year average compensation paid to Mr. Haseltine. In addition, the Bank intends to enter into employment agreements with eight other officers that provide for payments in the event of termination of employment following a change in control, as defined in the agreements. At June 30, 1997, such payments, in the aggregate, would have totaled approximately $1.2 million, rendering an acquisition, followed by termination of their employment, more expensive to a possible acquiror as a result of these agreements. See "Management of the Bank - Executive Compensation - Employment Agreements." Furthermore, upon completion of the Conversion and Reorganization, the Company intends to adopt stock benefit plans which provide that all awards will vest upon such change-in-control provided OTS regulations in effect at that time permit such accelerated vesting. See "Management of the Company Proposed Future Stock Benefit Plans."


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                   DESCRIPTION OF CAPITAL STOCK OF THE COMPANY

         The Company is authorized to issue 10,000,000 shares of the common stock, $0.10 par value per share, and 2,000,000 shares of preferred stock, $0.01 par value per share. The Company currently expects to issue up to 5,410,019 shares of Common Stock in the Conversion and Reorganization. The Company does not intend to issue any shares of preferred stock in the Offerings, nor are there any present plans to issue such preferred stock following the Conversion and Reorganization. The aggregate par value of the issued shares will constitute the capital account of the Company. The balance of the aggregate Purchase Price will be recorded for accounting purposes as additional paid-in capital. See "Capitalization." The Common Stock will represent nonwithdrawable capital and will not be insured by the Company, the Bank, the FDIC, or any other government agency.

Common Stock

         Voting Rights. Each share of the Common Stock will have the same relative rights and will be identical in all respects with every other share of the Common Stock. The holders of the Common Stock will possess exclusive voting rights in the Company, except to the extent that shares of Preferred Stock issued in the future may have voting rights, if any. Except as discussed in "Comparison of Stockholders' Rights - Limitations on Acquisitions of Voting Stock and Voting Rights," each holder of the Common Stock will be entitled to one vote for each share held of record on all matters submitted to a vote of holders of the Common Stock. Stockholders will not be permitted to cumulate their votes in the election of the Company's directors.

         Liquidation. In the unlikely event of the complete liquidation or dissolution of the Company, the holders of the Common Stock will be entitled to receive all assets of the Company available for distribution in cash or in kind, after payment or provision for payment of (i) all debts and liabilities of the Company (including all deposits in Guaranty Federal and accrued interest thereon); (ii) any accrued dividend claims; (iii) liquidation preferences of any Preferred Stock which may be issued in the future; and (iv) any interests in the liquidation account established upon the Conversion and Reorganization for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders who continue their deposits at the Bank.

         Restrictions   on  Acquisition  of  the  Common  Stock.   See  "Certain
Restrictions on Acquisition of the Company" for a discussion of the limitations on acquisition of shares of the Common Stock.

         Other Characteristics. Holders of the Common Stock will not have preemptive rights with respect to any additional shares of the Common Stock that may be issued. Therefore, the Board of Directors may sell shares of capital stock of the Company without first offering such shares to existing stockholders of the Company. The Common Stock is not subject to a call for redemption, and the outstanding shares of Common Stock when issued and upon receipt by the Company of the Purchase Price therefor will be fully paid and non-assessable.

         Transfer Agent and Registrar. Registrar and Transfer Co. is expected to act as the transfer agent and registrar for the Common Stock of the Company.

         Issuance of Additional Shares. Except in the Offerings and possibly pursuant to the 1998 RSP or 1994 Option Plan or the 1998 Option Plan, the Company has no present plans, proposals, arrangements or understandings to issue additional authorized shares of the Common Stock. In the future, the authorized but unissued and unreserved shares of the Common Stock will be available for general corporate purposes, including, but not limited to, possible issuance as stock dividends, in

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connection with mergers or acquisitions,  under a cash dividend  reinvestment or stock purchase plan, in a public or private offering, or under employee benefit plans. See "Pro Forma Data." Normally no stockholder approval would be required for the issuance of these shares, except as described herein or as otherwise required to approve a transaction in which additional authorized shares of the Common Stock are to be issued.

         For additional information, see "Dividend Policy," "Regulation" and "Federal and State Taxation" with respect to restrictions on the payment of cash dividends; "The Conversion and Reorganization Certain Restrictions on Purchase or Transfer After the Conversion and Reorganization" relating to certain restrictions on the transferability of shares purchased by directors and officers; and "Certain Restrictions on Acquisition of the Company" for information regarding restrictions on acquiring Common Stock of the Company.

Preferred Stock

         None of the 2,000,000 authorized shares of preferred stock of the Company will be issued in the Conversion and Reorganization. After the Conversion and Reorganization are completed, the Board of Directors of the Company will be authorized to issue preferred stock and to fix and state voting powers, designations, preferences or other special rights of such shares and the qualifications, limitations and restrictions thereof, but without stockholder approval. If and when issued, the preferred stock is likely to rank prior to the Common Stock as to dividend rights, liquidation preferences, or both, and may have full or limited voting rights. The Board of Directors, without stockholder approval, can issue preferred stock with voting and conversion rights that could adversely affect the voting power of the holders of the Common Stock. The Board of Directors has no present intention to issue any shares of preferred stock.

                                 LEGAL OPINIONS

         The legality of the Common Stock has been passed upon for Guaranty Federal and the Company by Malizia, Spidi, Sloane & Fisch, P.C., Washington, D.C. Certain legal matters for Friedman, Billings, Ramsey & Co., Inc. may be passed upon by Luse Lehman Gorman Pomerenk & Schick, A Professional Corporation, Washington, D.C.

                                  TAX OPINIONS

         The federal income tax consequences of the Conversion and Reorganization have been opined upon for Guaranty Federal and the Company by Malizia, Spidi, Sloane & Fisch, P.C., Washington, D.C. The Missouri income tax consequences of the Conversion have been opined upon for Guaranty Federal and the Company by Carnahan, Evans, Cantwell & Brown, P.C.

                                     EXPERTS

         The consolidated financial statements of the Bank and subsidiaries as of June 30, 1997 and 1996 and for each of the years in the three-year period ended June 30, 1997 have been included herein and elsewhere in the registration statement and in the Application for Conversion filed with the OTS in reliance upon the report of Baird, Kurtz & Dobson, independent certified public accountants, appearing elsewhere herein, such report given upon the authority of said firm as experts in accounting and auditing.


         RP Financial has consented to the publication herein of a summary of its letter to the Bank setting forth its opinions as to the estimated pro forma market value of the Common Stock to be issued upon the completion of the Conversion and Reorganization and the absence of value of subscription rights and to the use of its name and statements with respect to it appearing herein.

                            REGISTRATION REQUIREMENTS

         The Common Stock of the Company will be registered pursuant to Section 12(g) of the Exchange Act prior to completion of the Conversion and
Reorganization. The Company will be subject to the information, proxy solicitation, insider trading restrictions, tender offer rules, periodic reporting and other requirements of the SEC under the Exchange Act. The Company is not expected to deregister the Common Stock under the Exchange Act for a period of at least three years following the Conversion and Reorganization.

                             ADDITIONAL INFORMATION

         The Company has filed with the SEC a registration statement under the Securities Act with respect to the Common Stock and Exchange Shares offered hereby. As permitted by the rules and regulations of the SEC, this Prospectus does not contain all the information set forth in the registration statement. Such information can be examined without charge at the public reference facilities of the SEC located at 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of such material can be obtained from the SEC at prescribed rates. The SEC maintains a Web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants, including the Company, that file electronically. The statements contained herein as to the contents of any contract or other document filed as an exhibit to the registration statement are, of necessity, brief descriptions thereof and are not necessarily complete; each such statement is qualified by reference to such contract or document.

         The Mutual Holding Company has filed an Application for Conversion with the OTS with respect to the Conversion and Reorganization. Pursuant to the rules and regulations of the OTS, this Prospectus omits certain information contained in that Application. The Application may be examined at the principal office of the OTS, 1700 G Street, N.W., Washington, D.C. 20552 and at the Midwest Regional Office of the OTS, 122 W. John Carpenter Freeway, Suite 600, Irving, Texas 75039, without charge.

         Copies of the Certificate of Incorporation and Bylaws of the Company are available without charge from the Bank.

                          GUARANTY FEDERAL SAVINGS BANK
                                AND SUBSIDIARIES


                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS


                                                                          Page
                                                                          ----

Independent Accountants' Report                                            F-2

Consolidated Balance Sheets as of
  June 30, 1997 and 1996                                                   F-3

Consolidated Statements of Income
  for the Years Ended June 30, 1997, 1996 and 1995                          28

Consolidated Statements of Changes in Stockholders' Equity
  for the Years Ended June 30, 1997, 1996 and 1995                         F-4

Consolidated Statements of Cash Flows
  for the Years Ended June 30, 1997, 1996 and 1995                         F-5

Notes to Consolidated Financial Statements                                 F-7


         All schedules are omitted because they are not required or applicable or the required information is shown in the financial statements or the notes thereto.

         Financial statements of the Company have not been provided because the Company has not conducted any operations to date.

                        [Baird Kurtz & Dobson Letterhead]



                         Independent Accountants' Report


Board of Directors
Guaranty Federal Savings Bank
Springfield, Missouri



         We have audited the accompanying consolidated balance sheets of GUARANTY FEDERAL SAVINGS BANK (a 69%-Owned Subsidiary of Guaranty Federal Bancshares, M.H.C.) as of June 30, 1997 and 1996, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the three years in the period ended June 30, 1997. These financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these financial statements based on our audits.

         We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of GUARANTY FEDERAL SAVINGS BANK as of June 30, 1997 and 1996, and the results of its operations and its cash flows for each of the three years in the period ended June 30, 1997, in conformity with generally accepted accounting principles.



                                           /s/Baird, Kurtz & Dobson


July 31, 1997
Springfield, Missouri

Guaranty Federal Savings Bank
Consolidated Balance Sheets
June 30, 1997 and 1996


                                     ASSETS
                                     ------
                                                                                1997           1996
                                                                                ----           ----
        Cash                                                              $    417,485        301,911
        Interest-bearing deposits in other financial institutions            3,399,866      2,372,646
                                                                          ------------   ------------
                Cash and cash equivalents                                    3,817,351      2,674,557
        Available-for-sale securities                                        3,360,000      7,842,380
        Held-to-maturity securities                                          8,585,753      9,865,719
        Mortgage-backed securities, held-to-maturity                        15,813,890     20,067,249
        Mortgage loans held for sale                                         5,903,002      3,416,576
        Loans receivable, net                                              152,232,295    131,612,835
        Accrued interest receivable
                Loans                                                          996,014        885,596
                Investments                                                    165,949        311,238
                Mortgage-backed securities                                     149,598        184,175
        Prepaid expenses and other assets                                    1,963,875      1,913,512
        Foreclosed assets held for sale                                        210,155          1,527
        Premises and equipment                                               6,267,157      6,391,743
                                                                          ------------   ------------
                                                                          $199,465,039    185,167,107
                                                                          ============   ============


                LIABILITIES AND STOCKHOLDERS' EQUITY
                ------------------------------------
LIABILITIES
        Deposits                                                          $151,246,482    157,007,890
        Federal Home Loan Bank advances                                     18,150,844           --
        Advances from borrowers for taxes and insurance                        674,618        575,486
        Accrued expenses and other liabilities                                 666,427        496,567
        Accrued interest payable                                               131,245         17,873
        Income taxes payable                                                   289,268        158,127
        Deferred income taxes                                                  816,000        325,000
                                                                          ------------   ------------
                                                                           171,974,884    158,580,943
                                                                          ------------   ------------
STOCKHOLDERS' EQUITY
        Capital Stock
                Common stock, $1 par value; authorized 8,000,000
                        shares; issued and outstanding 3,125,000 shares      3,125,000      3,125,000
        Additional paid-in capital                                           3,687,356      3,555,814
        Retained earnings, substantially restricted                         18,620,219     18,645,939
                                                                          ------------   ------------
                                                                            25,432,575     25,326,753
        Unrealized appreciation on available-for-sale securities,
                net of income taxes 1997 - $1,208,000, 1996 - $740,000       2,057,580      1,259,411
                                                                          ------------   ------------
                                                                            27,490,155     26,586,164
                                                                          ------------   ------------
                                                                          $199,465,039    185,167,107
                                                                          ============   ============

See Notes to Consolidated Financial Statements F-3

Guaranty Federal Savings Bank
Consolidated Statements of Changes in Stockholders' Equity
Years Ended June 30, 1997 and 1996



                                                                                                        Unrealized
                                                                       Additional                     Appreciation on
                                                         Common          Paid-In        Retained     Available-for-Sale
                                                          Stock          Capital        Earnings      Securities, Net     Total
                                                          -----          -------        --------      ---------------     -----

BALANCE, JULY 1, 1994                                   $      --            --       16,562,542           --      16,562,542

        Adoption of FAS 115, net of income
                taxes of $558,000                              --            --             --          950,390       950,390

        Net income                                             --            --        1,329,985           --       1,329,985

        Stock issued                                      3,125,000     3,899,532           --             --       7,024,532

        Change in unrealized appreciation on
                available-for-sale securities, net of
                income taxes of $104,000                       --            --             --          176,489       176,489
                                                        -----------   -----------    -----------    -----------   -----------
BALANCE, JUNE 30, 1995                                    3,125,000     3,899,532     17,892,527      1,126,879    26,043,938

        Net income                                             --            --        1,753,412           --       1,753,412

        Dividends on common stock,
                ($.32 per share)                               --            --       (1,000,000)          --      (1,000,000)

        Recognition and Retention Plan
                (RRP) expense                                  --         120,925           --             --         120,925

        Contributions to RRP Trust                             --        (464,643)          --             --        (464,643)

        Change in unrealized appreciation on
                available-for-sale securities, net of
                income taxes of $78,000                        --            --             --          132,532       132,532
                                                        -----------   -----------    -----------    -----------   -----------
BALANCE, JUNE 30, 1996                                    3,125,000     3,555,814     18,645,939      1,259,411    26,586,164

        Net income                                             --            --        1,161,780           --       1,161,780

        Dividends on common stock,
                ($.38 per share)                               --            --       (1,187,500)          --      (1,187,500)

        Dividends received on RRP stock                        --          11,987           --             --          11,987

        Recognition and Retention Plan
                (RRP) expense                                  --         106,197           --             --         106,197

        Reduction of shares in RRP Trust                       --          13,358           --             --          13,358

        Change in unrealized appreciation on
                available-for-sale securities, net of
                income taxes of $468,000                       --            --             --          798,169       798,169
                                                        -----------   -----------    -----------    -----------   -----------
BALANCE, JUNE 30, 1997                                  $ 3,125,000     3,687,356     18,620,219      2,057,580    27,490,155
                                                        ===========   ===========    ===========    ===========   ===========

See Notes to Consolidated Financial Statements F-4

Guaranty Federal Savings Bank
Consolidated Statements of Cash Flows
Years Ended June 30, 1997 and 1996

                                                                                  1997           1996           1995
                                                                                  ----           ----           ----
CASH FLOWS FROM OPERATING ACTIVITIES
        Net income                                                            $ 1,161,780      1,753,412      1,329,985
        Items not requiring (providing) cash:
                Deferred income taxes                                              22,000        128,000         71,000
                Depreciation                                                      441,367        384,988        132,964
                Provision (credit)  for loan losses                                  --       (1,211,502)        16,350
                (Gain) loss on loans, available-for-sale
                        investment securities and
                        mortgage-backed securities                                (61,468)       (43,065)       103,473
                (Gain) loss on sale of premises and equipment                      (5,169)        79,218           --
                Gain on sale  of foreclosed assets                                 (9,921)          --             --
                FHLB stock dividends received                                        --          (34,200)          --
                Amortization of deferred income,
                        premiums and discounts                                   (220,135)      (102,016)      (124,184)
                Origination of loans held for sale                             (6,626,148)    (6,364,845)    (1,575,680)
                Proceeds from sale of loans held for sale                       4,134,389      5,361,589           --
                RRP expense                                                       106,197        120,925           --
        Changes in:
                Accrued interest receivable                                        69,448       (107,366)      (150,093)
                Prepaid expenses and other assets                                 (11,357)       (76,843)       272,420
                Accrued expenses and other liabilities                            283,466        102,140        (92,449)
                Income taxes payable                                              131,141         51,567        (60,105)
                                                                                -----------  -----------    -----------
                        Net cash provided by (used in) operating activities      (584,410)        42,002        (76,319)
                                                                                -----------  -----------    -----------

See Notes to Consolidated Financial Statements F-5

Guaranty Federal Savings Bank
Consolidated Statements of Cash Flows (Continued)
Years Ended June 30, 1997, 1996 and 1995

                                                                        1997            1996            1995
                                                                        ----            ----            ----
CASH FLOWS FROM INVESTING ACTIVITIES
        Net increase in loans                                       $(20,918,542)    (12,266,153)    (12,925,498)
        Principal payments on mortgage-backed securities,
                held-to-maturity                                       4,300,576       4,627,722       2,484,927
        Purchases of mortgage-backed securities,
                held-to-maturity                                            --       (10,833,592)     (2,173,785)
        Purchase of premises and equipment                              (337,112)     (2,132,191)     (2,745,099)
        Proceeds from sale of premises and equipment                      25,500         262,941            --
        Proceeds from sales of available-for-sale securities           5,318,175       2,348,454       8,860,215
        Proceeds from maturities of available-for-sale securities           --         1,000,000            --
        Purchase of available-for-sale securities                           --          (248,638)     (5,259,671)
        Proceeds from maturities of held-to-maturity securities        1,739,461       5,607,624       2,870,149
        Purchases of held-to-maturity securities                            --        (2,002,500)           --
        Refund of restricted cash deposit                                   --              --            34,301
        Proceeds from sale of foreclosed assets                          362,900            --              --
        Capitalized costs on foreclosed assets                           (90,167)          2,227         148,927
                                                                    ------------    ------------    ------------
                        Net cash used in investing activities         (9,599,209)    (13,634,106)     (8,705,534)
                                                                    ------------    ------------    ------------
CASH FLOWS FROM FINANCING ACTIVITIES
        Cash dividends paid                                           (1,187,500)     (1,000,000)           --
        Cash dividends received on RRP Stock                              11,987            --              --
        Net increase (decrease) in demand deposits,
                NOW accounts and savings accounts                      4,944,356       3,314,286      (5,681,201)
        Net increase (decrease) in certificates of deposit           (10,705,764)     14,098,895       4,258,871
        Advances from borrowers for taxes and insurance                   99,132         (32,101)         (5,243)
        Proceeds from FHLB advances                                   31,163,750            --         4,000,000
        Repayments of FHLB advances                                  (13,012,906)     (4,000,000)           --
        Proceeds from sale of common stock                                  --              --         7,024,532
        Contributions to RRP Trust                                          --          (464,643)           --
        Reduction of shares in RRP Trust                                  13,358            --              --
                                                                    ------------    ------------    ------------
                        Net cash provided by financing activities     11,326,413      11,916,437       9,596,959
                                                                    ------------    ------------    ------------
INCREASE (DECREASE) IN CASH
        AND CASH EQUIVALENTS                                           1,142,794      (1,675,667)        815,106
CASH AND CASH EQUIVALENTS,
        BEGINNING OF YEAR                                              2,674,557       4,350,224       3,535,118
                                                                    ------------    ------------    ------------
CASH AND CASH EQUIVALENTS,
        END OF YEAR                                                 $  3,817,351       2,674,557       4,350,224
                                                                    ============    ============    ============

See Notes to Consolidated Financial Statements F-6

Guaranty Federal Savings Bank
Notes to Consolidated Financial Statements
Years Ended June 30, 1997, 1996 and 1995

NOTE 1:  NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT
         ACCOUNTING POLICIES

Organization
------------

        In April 1995, Guaranty Federal Savings & Loan Association reorganized from a federally chartered mutual savings and loan association into a mutual holding company, Guaranty Federal Bancshares, M. H. C. (the "MHC"). Concurrent with the reorganization, Guaranty Federal Savings Bank (the "Bank"), a stock savings bank was chartered. The Bank issued 3,125,000 shares of common stock in connection with the reorganization, the majority of which are owned by the MHC (see Note 17).

Nature of Operations
--------------------

        The Bank is primarily engaged in providing a full range of banking and mortgage services to individual and corporate customers in southwest Missouri. It also provides other services, such as insurance and annuities. The Bank is subject to competition from other financial institutions. The Bank also is subject to the regulation of certain federal agencies and undergoes periodic examinations by those regulatory authorities.

Principles of Consolidation
---------------------------

        The consolidated financial statements include the accounts of the Bank and its wholly-owned subsidiary, Guaranty Financial Services of Springfield, Inc. All significant intercompany profits, transactions and balances have been eliminated in consolidation.

Use of Estimates
----------------

        The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

        Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for loan losses and the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans. In connection with the determination of the allowance for loan losses and the valuation of foreclosed assets held for sale, management obtains independent appraisals for significant properties.

        Management believes that the allowances for losses on loans and the valuation of foreclosed assets held for sale are adequate. While management uses available information to recognize losses on loans and foreclosed assets held for sale, changes in economic conditions may necessitate revision of these estimates in future years. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowances for losses on loans and valuation of foreclosed assets held for sale. Such agencies may require the Bank to recognize additional losses based on their judgments of information available to them at the time of their examination.

Cash and Investments in Debt and Equity Securities
--------------------------------------------------

        Regulations require the Bank to maintain an amount equal to 5.0% of savings deposits (net of loans on savings deposits) plus short-term borrowings in cash and US government and other approved securities.

        Available-for-sale securities, which include any security for which the Bank has no immediate plan to sell but which may be sold in the future, are carried at fair value. Realized gains and losses, based on specifically identified amortized cost of the specific security, are included in other income. Unrealized gains and losses are recorded, net of related income tax effects, in stockholders' equity. Premiums and discounts are amortized and accreted, respectively, to interest income using the level-yield method over the period to maturity.

Guaranty Federal Savings Bank
Notes to Consolidated Financial Statements
Years Ended June 30, 1997, 1996 and 1995


NOTE 1:  NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT
         ACCOUNTING POLICIES (Continued)

Cash and Investments in Debt and Equity Securities (Continued)
---------------------------------------------------------------

        Held-to-maturity securities, which include any security for which the Bank has the positive intent and ability to hold until maturity, are carried at historical cost adjusted for amortization of premiums and accretion of discounts. Premiums and discounts are amortized and accreted, respectively, to interest income using the level-yield method over the period to maturity.

        Interest and dividends on investments in debt and equity securities are included in income when earned.

Mortgage Loans Held for Sale
----------------------------

        Mortgage loans held for sale are carried at the lower of cost or fair value, determined using an aggregate basis. Write-downs to fair value are recognized as a charge to earnings at the time the decline in value occurs. Forward commitments to sell mortgage loans are sometimes acquired to reduce market risk on mortgage loans in the process of origination and mortgage loans held for sale. Gains and losses resulting from sales of mortgage loans are recognized when the respective loans are sold to investors. Gains and losses are determined by the difference between the selling price plus the value of retained servicing rights for loans originated after the adoption of SFAS 122 on July 1, 1996, and the carrying amount of the loans sold, net of discounts collected or paid and considering a normal servicing rate. Fees received from borrowers to guarantee the funding of mortgage loans held for sale and fees paid to investors to ensure the ultimate sale of such mortgage loans are recognized as income or expense when the loans are sold or when it becomes evident that the commitment will not be used.

Loans
-----

        Loans that management has the intent and ability to hold for the foreseeable future or until maturity or pay-offs are reported at their outstanding principal adjusted for any charge-offs, the allowance for loan losses, and any deferred fees or costs on originated loans and unamortized premiums or discounts on purchased loans.

Loan Servicing
--------------

        The cost of originated mortgage-servicing rights is amortized over the shorter of the actual or contractual loan life. Impairment of mortgage-servicing rights is assessed based on the fair value of those rights. Fair values are estimated using discounted cash flows based on a current market rate. For purposes of measuring impairment, the rights are stratified based on the prepayment risk characteristics of the underlying loan. The predominant characteristic currently used for stratification is type of loan. The amount of impairments recognized is the amount by which the capitalized mortgage servicing rights for a stratum exceed their fair value.

Allowance for Loan Losses
-------------------------

        The allowance for loan losses is increased by provisions charged to expense and reduced by provisions credited to expense and loans charged off, net of recoveries. The allowance is maintained at a level considered adequate to provide for potential loan losses, based on the Bank's evaluation of the loan portfolio, as well as on prevailing and anticipated economic conditions and historical losses by loan category. General allowances have been established, based upon the aforementioned factors, and allocated to the individual loan categories. Allowances are accrued on specific loans evaluated for impairment for which the basis of each loan, including accrued interest, exceeds the discounted amount of expected future collections of interest and principal or, alternatively, the fair value of loan collateral.

        A loan is considered impaired when it is probable that the Bank will not receive all amounts due according to the contractual terms of the loan. This includes loans that are delinquent ninety days or more (nonaccrual loans) and certain other loans identified by management. Accrual of interest is discontinued, and interest accrued and unpaid is removed, at the time such amounts are delinquent ninety days. Interest is recognized for nonaccrual loans only upon receipt.

Guaranty Federal Savings Bank
Notes to Consolidated Financial Statements
Years Ended June 30, 1997, 1996 and 1995


NOTE 1:         NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT
                ACCOUNTING POLICIES (Continued)

Foreclosed Assets Held for Sale
-------------------------------

        Assets acquired by foreclosure or in settlement of debt and held for sale are valued at estimated fair value as of the date of foreclosure, and a related valuation allowance is provided for estimated costs to sell the assets. Management evaluates the value of foreclosed assets held for sale periodically and increases the valuation allowance for any subsequent declines in fair value. Changes in the valuation allowance are charged or credited to noninterest expense.

Premises and Equipment
----------------------

        Depreciable assets are stated at cost less accumulated depreciation. Depreciation is charged to expense using the straight-line and accelerated methods over the estimated useful lives of the assets.

Fee Income
----------

         Loan origination fees, net of direct origination costs, are recognized as income over the term of the loan using the level-yield method. Loan servicing income represents fees earned for servicing real estate mortgage loans owned by various investors.

Income Taxes
------------

        Deferred tax liabilities and assets are recognized for the tax effect of differences between the financial statement and tax bases of assets and liabilities. A valuation allowance is established to reduce deferred tax assets if it is more likely than not that a deferred tax asset will not be realized.

Cash Equivalents
----------------

         The Bank considers all highly liquid interest-bearing deposits in other financial institutions with an initial maturity of three months or less to be cash equivalents.

Regulatory Matters
------------------

        The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory--possibly additional discretionary--actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

        Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined) and of Tier I capital (as defined) to adjusted tangible assets (as defined). Management believes, as of June 30, 1997, that the Bank meets all capital adequacy requirements to which it is subject.

        As of June 30, 1997, the most recent notification from the Office of Thrift Supervision categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier I risk-based and Tier I leverage ratios as set forth in the following table. There are no conditions or events since that notification that management believes have changed the institution's category.

Guaranty Federal Savings Bank
Notes to Consolidated Financial Statements
Years Ended June 30, 1997, 1996 and 1995


NOTE 1:  NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT
         ACCOUNTING POLICIES (Continued)

        The Bank's actual capital amounts and ratios are also presented in the table. No amount was deducted from capital for interest-rate risk. Dollar amounts are expressed in thousands.

                                                                                             To Be Well
                                                                                          Capitalized Under
                                                                       For Capital        Prompt Corrective
                                                      Actual        Adequacy Purposes     Action Provisions
                                             -------------------    -----------------     -----------------
                                                Amount     Ratio     Amount    Ratio      Amount     Ratio
                                                ------     -----     ------    -----      ------     -----
As of June 30, 1997:
Stockholders equity,
        and ratio to total assets ........   $  27,490      13.8
Unrealized appreciation on
        available-for-sale securities ....      (2,058)
                                             ---------
Tangible capital,
        and ratio to adjusted total assets   $  25,432      13.0%    $ 2,943     1.5%
                                             =========      ====     =======     ===
Tier 1 (core) capital,
        and ratio to adjusted total assets   $  25,432      13.0%    $ 5,886     3.0%   $   9,810      5.0%
                                             =========      ====     =======     ===    =========      ===
Tier 1 (core) capital,
        and ratio to risk-weighted assets    $  25,432      22.1%                       $   6,914      6.0%
                                                                                        =========
Allowance for loan losses -
        Tier 2 capital ...................       1,440
                                                 -----
Total risk-based capital,
        and ratio to risk-weighted assets    $  26,872      23.3     $ 9,218     8.0%   $  11,523     10.0%
                                             =========      ====     =======     ===    =========     ====
Total assets .............................   $ 199,465
                                             =========
Adjusted total assets ....................   $ 196,199
                                             =========
Risk-weighted assets .....................   $ 115,231
                                             =========

        The amount of dividends that the Bank may pay is subject to various regulatory limitations. At June 30, 1997, approximately $9,077,000 was available from the Bank's retained earnings, without regulatory approval, for distribution as dividends.

Earnings Per Share
------------------

        Earnings per common share for 1997, 1996 and 1995, since the conversion, are based on net income divided by the weighted average number of common shares outstanding. Average shares include the weighted average number of common shares considered outstanding, plus the shares issuable upon exercise of stock options after the assumed repurchase of common shares with the related proceeds as follows.

                                   Weighted Average          Shares
                                Number of Common Shares     Issuable
                                -----------------------     --------

         1997                           3,149,062             24,062
         1996                           3,125,933                933
         1995 (post conversion)         3,125,000                 --


Reclassifications
-----------------

        Certain 1996 and 1995 amounts have been reclassified to conform to the 1997 financial statements presentation. These reclassifications had no effect on net income.

Guaranty Federal Savings Bank
Notes to Consolidated Financial Statements
Years Ended June 30, 1997, 1996 and 1995


NOTE 1:         NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT
                ACCOUNTING POLICIES (Continued)

Impact of Future Accounting Pronouncements
------------------------------------------

        The FASB recently adopted SFAS 128, "Earnings Per Share." This statement replaces the presentation of primary earnings per share with a presentation of basic earnings per share. The statement also requires dual presentation of basic and diluted earnings per share by entities with complex capital structures and requires a reconciliation of the numerators and denominators between the two calculations. SFAS 128 is effective for financial statements issued for periods ending after December 15, 1997, including interim periods. Management has not estimated the impact, if any, of adopting SFAS 128 on the Bank's financial statements.


NOTE 2:  INVESTMENTS IN DEBT AND EQUITY SECURITIES

        The amortized cost and approximate fair values of available-for-sale securities are as follows:

                                                                           June 30, 1997
                                                ----------------------------------------------------------------------------------

                                                                         Gross                   Gross                Approximate
                                                   Amortized           Unrealized              Unrealized                  Fair
                                                     Cost                 Gains                 (Losses)                   Value
                                                     ----                 -----                 --------                   -----
Equity Securities:
        FHLMC stock                             $       94,000          3,266,000                       --              3,360,000
                                                --------------          ---------              -----------              ---------
                                                $       94,000          3,266,000                       --              3,360,000
                                                ==============          =========              ===========              =========

                                                                           June 30, 1996
                                                ----------------------------------------------------------------------------------

                                                                         Gross                   Gross                Approximate
                                                   Amortized           Unrealized              Unrealized                  Fair
                                                     Cost                 Gains                 (Losses)                   Value
                                                     ----                 -----                 --------                   -----
Debt Securities:
        US Treasury                             $    5,248,308             35,822                       --              5,284,130
        US government agencies                         501,006              5,244                       --                506,250
                                                --------------          ---------              -----------              ---------
                                                     5,749,314             41,066                       --              5,790,380
Equity Securities:
        FHLMC stock                                     94,000          1,958,000                       --              2,052,000
                                                --------------          ---------              -----------              ---------
                                                $    5,843,314          1,999,066                       --              7,842,380
                                                ==============          =========              ===========              =========

        The amortized cost and approximate fair values of held-to-maturity securities are as follows:

                                                                           June 30, 1997
                                                ----------------------------------------------------------------------------------

                                                                         Gross                   Gross                Approximate
                                                   Amortized           Unrealized              Unrealized                  Fair
                                                     Cost                 Gains                 (Losses)                   Value
                                                     ----                 -----                 --------                   -----

Debt Securities:
        US government agencies                  $      8,585,753            5,143                 (217,896)             8,373,000
                                                ================            =====                 ========              =========

Guaranty Federal Savings Bank
Notes to Consolidated Financial Statements
Years Ended June 30, 1997, 1996 and 1995

NOTE 2:  INVESTMENTS IN DEBT AND EQUITY SECURITIES (Continued)

                                                                                                June 30, 1996
                                                                           -------------------------------------------------------
                                                                                            Gross          Gross      Approximate
                                                                             Amortized   Unrealized      Unrealized       Fair
                                                                                Cost        Gains         (Losses)        Value
Debt Securities:
        US government agencies .........................................   $ 9,865,719          --        (169,719)     9,696,000
                                                                           ===========    ========        ========      =========

        Maturities of held-to-maturity debt securities at June 30, 1997:

                                                                            Amortized     Approximate
                                                                               Cost       Fair Value
                                                                               ----       ----------
        Due in one through five years ..................................   $ 7,002,471     6,785,000
        Due after ten years ............................................     1,583,282     1,588,000
                                                                           -----------     ---------
                                                                           $ 8,585,753     8,373,000
                                                                           ===========     =========

        Proceeds from sales of available-for-sale securities were $5,318,175 for the year ended June 30, 1997, with resultant gross gains of $27,897 and gross losses of $102. Proceeds from sales of available-for-sale securities were $2,348,454 for the year ended June 30, 1996, with resultant gross gains of $106,677 and gross losses of $21,484. Proceeds from sales of available-for-sale securities were $8,860,215 for the year ended June 30, 1995, with resultant gross gains of $16,796 and gross losses of $120,269. There were no sales of debt securities from the "held-to-maturity" portfolio for the years ended June 30, 1997, 1996 or 1995.

NOTE 3: MORTGAGE-BACKED SECURITIES

        The amortized cost and approximate fair values of held-to-maturity mortgage-backed securities are as follows:

                                                                                    June 30, 1997
                                                                 -------------------------------------------------------
                                                                                   Gross          Gross      Approximate
                                                                 Amortized       Unrealized     Unrealized      Fair
                                                                    Cost           Gains         (Losses)      Value
                                                                    ----           -----         --------      -----
Certificates:
        GNMA .................................................   $ 5,941,453       370,547           --        6,312,000
        FHLMC ................................................     8,189,400       105,212       (234,612)     8,060,000
        FNMA .................................................     1,683,037        35,963           --        1,719,000
                                                                 -----------       -------        -------     ----------
                                                                 $15,813,890       511,722       (234,612)    16,091,000
                                                                 ===========       =======       ========     ==========


                                                                                    June 30, 1996
                                                                 -------------------------------------------------------
                                                                                   Gross          Gross      Approximate
                                                                 Amortized       Unrealized     Unrealized      Fair
                                                                    Cost           Gains         (Losses)      Value
                                                                    ----           -----         --------      -----
Certificates:
        GNMA .................................................   $ 7,316,456       355,544           --        7,672,000
        FHLMC ................................................    10,219,383          --          (30,383)    10,198,000
        FNMA .................................................     2,531,410           410        (51,820)     2,480,000
                                                                 -----------       -------        -------     ----------
                                                                 $20,067,249       355,954        (82,203)    20,341,000
                                                                 ===========       =======        =======     ==========

        There were no sales of mortgage-backed securities for the years ending June 30, 1997, 1996 and 1995.

Guaranty Federal Savings Bank
Notes to Consolidated Financial Statements
Years Ended June 30, 1997, 1996 and 1995


NOTE 4:  LOANS AND ALLOWANCE FOR LOAN LOSSES

        Categories of loans at June 30, 1997 and 1996, include:

                                                                      1997               1996
                                                                      ----               ----
Real estate - residential mortgage
        One to four family units                                 $ 110,537,731       95,501,514
        Multi-family                                                15,456,727       13,701,131
Real estate - construction                                          25,148,543       21,729,463
Real estate - commercial                                             8,323,579        8,738,522
Commercial loans                                                       383,116          254,909
Installment loans                                                    4,492,833        1,053,049
Loans on savings accounts                                              719,657          529,952
                                                                 -------------      -----------
                                                                   165,062,186      141,508,540
Undisbursed portion of
        loans-in-process                                           (10,475,789)      (7,572,330)
Allowance for loan losses                                           (2,177,009)      (2,108,059)
Unearned discounts                                                    (216,141)        (237,520)
Deferred loan costs, net                                                39,048           22,204
                                                                 -------------      -----------
                                                                 $ 152,232,295      131,612,835
                                                                 =============      ===========

Transactions in the allowance for loan losses were as follows:

                                                        1997           1996             1995
                                                        ----           ----             ----
Balance, beginning of year                          $ 2,108,059      1,718,316      1,703,435
        Provision (credit) charged to operations           --       (1,211,502)        16,350
        Loans charged off                               (62,768)        (4,648)        (5,511)
        Recoveries                                      131,718      1,406,860          4,042
        Allowances reclassified to loans which
                were previously classified as in-
                substance foreclosures (Note 5)            --          199,033           --
                                                    -----------      ---------      ---------
Balance, end of year                                $ 2,177,009      2,108,059      1,718,316
                                                    ===========      =========      =========

        The weighted average interest rate on loans at June 30, 1997 and 1996, was 8.43% and 8.19%, respectively.

        The Bank serviced mortgage loans for others amounting to $14,165,126, $11,290,426 and $7,315,988 at June 30, 1997, 1996 and 1995 respectively.

        Impaired loans totaled $1,257,352 at June 30, 1997, and $393,398 at June 30, 1996 with a related allowance for loan losses of $206,897 and $147,302, respectively. At June 30, 1997 and 1996, respectively, impaired loans of $75,956 and $0 had no related allowance for loan losses.

        Interest of $66,676 and $995 was recognized on average impaired loans of $1,342,217 and $157,574 for 1997 and 1996 respectively. No interest was recognized on impaired loans on a cash basis during 1997 and 1996.

NOTE 5:  FORECLOSED ASSETS HELD FOR SALE

        Foreclosed assets held for sale consist of the following:

                                         1997                    1996
                                         ----                    ----

Foreclosed real estate                $210,155                   1,527
Valuation allowance                         --                      --
                                      --------                   -----
                                      $210,155                   1,527
                                      ========                   =====

Guaranty Federal Savings Bank
Notes to Consolidated Financial Statements
Years Ended June 30, 1997, 1996 and 1995


NOTE 5:  FORECLOSED ASSETS HELD FOR SALE (Continued)

        Changes in the valuation allowance on foreclosed assets were as follows:

                                       1997      1996       1995
                                       ----      ----       ----

Balance, beginning of year          $   --      45,637     45,637
Valuation allowance related to
        in-substance foreclosures       --     (45,637)      --
                                    ------     -------     ------
Balance, end of year                $   --        --       45,637
                                    ======     =======     ======

         As of July 1, 1995, the Bank implemented Statement of Financial Accounting Standard No. 114. While implementation had no material effect on net income, in accordance with the new pronouncement, loans totaling $851,818, net of the valuation allowance, which were previously classified as in-substance foreclosures and reported as part of foreclosed assets held-for-sale have been reclassified to loans along with $199,033 of related allowances for collectability.

NOTE 6:  PREMISES AND EQUIPMENT

        Major classifications of premises and equipment, stated at cost, are as follows:

                                         1997         1996
                                         ----         ----

Land                                $   993,445       993,445
Buildings and improvements            5,244,129     5,002,248
Furniture, fixtures and equipment     1,330,275     1,278,811
Automobiles                              20,243        36,706
                                    -----------     ---------
                                      7,588,092     7,311,210
Accumulated depreciation             (1,320,935)     (919,467)
                                    -----------     ---------
                                    $ 6,267,157     6,391,743
                                    ===========     =========


        Depreciation expense was $441,367, $384,988 and $132,964 for the years ended June 30, 1997, 1996 and 1995, respectively.

NOTE 7:  DEPOSITS

                                June 30, 1997                                      June 30, 1996
                     -------------------------------------             ---------------------------------------
                      Weighted                  Percentage             Weighted                    Percentage
                      Average                       of                 Average                        of
                       Rate        Balance       Deposits                Rate        Balance        Deposits
                       ----        -------       --------                ----        -------        --------
Core Deposits:
Demand                 0.00%    $  2,334,159        1.5%                 0.00%    $  1,534,264        1.0%
NOW                    2.34        9,385,517        6.2                  2.36        6,624,905        4.2
Money market           3.62        8,288,164        5.5                  3.16        5,263,386        3.3
Passbook savings       2.76        8,621,308        5.7                  3.06       10,262,237        6.5
                                 -----------       ----                            -----------       ----
                       2.64       28,629,148       18.9                  2.69       23,684,792       15.0
                                 -----------       ----                            -----------       ----
Certificates:
      0% - 3.99%       2.75            5,928        0.0                  3.00           49,859        0.1
   4.00% - 5.99%       5.47      108,383,612       71.7                  5.34      106,243,545       67.7
   6.00% - 7.99%       6.40       14,227,794        9.4                  6.44       27,029,694       17.2
                                 -----------       ----                            -----------       ----
                       5.58      122,617,334       81.1                  5.56      133,323,098       85.0
                                 -----------       ----                            -----------       ----
Total Deposits         5.02     $151,246,482      100.0%                 5.13     $157,007,890      100.0%
                                ============      =====                           ============      =====

        The aggregate amount of certificates of deposit with a minimum balance of $100,000 was approximately $8,000,000 and $8,780,000 at June 30, 1997 and
1996, respectively.

Guaranty Federal Savings Bank
Notes to Consolidated Financial Statements
Years Ended June 30, 1997, 1996 and 1995

NOTE 7:  DEPOSITS (Continued)

        A summary of savings certificates by maturity at June 30, 1997, is as follows:

             Fiscal year ending:
                June 30, 1998             $  81,479,645
                June 30, 1999                27,125,222
                June 30, 2000                 6,342,552
                June 30, 2001                 4,034,303
                June 30, 2002                 3,130,335
                Thereafter                      505,277
                                          -------------
                                          $ 122,617,334
                                          =============

A summary of interest expense on deposits is as follows:

                                     1997           1996           1995
                                     ----           ----           ----

NOW and Money Market accounts   $   406,025        276,460        244,705
Savings accounts                    258,143        314,557        462,655
Certificate accounts              6,823,212      7,633,893      5,766,502
Early withdrawal penalties          (16,287)       (24,884)       (30,266)
                                -----------      ---------      ---------
                                $ 7,471,093      8,200,026      6,443,596
                                ===========      =========      =========

NOTE 8:  FEDERAL HOME LOAN BANK ADVANCES

        At June 30, 1997, Federal Home Loan Bank advances consisted of the following:

                                       Weighted
                                       Average
             Maturity Date              Rate                Amount
             -------------              ----                ------
                  1998                  5.90%            $ 5,000,000
                  1999                  6.22               3,000,000
                  2000                  6.11               7,528,750
                  2001                   --                       --
                  2002                  6.21               1,635,000
            Thereafter                  6.84                 987,094
                                        ----             -----------
                                        6.12             $18,150,844
                                        ====             ===========

        The FHLB requires the Bank to maintain FHLB stock, investment securities and first mortgage loans free of other pledges, liens and encumbrances in an amount equal to at least 150% of outstanding advances as collateral for such borrowings.

NOTE 9:  INCOME TAXES

        In computing federal income taxes for taxable years prior to July 1, 1996, the Bank has been allowed an 8% deduction from otherwise taxable income as a statutory bad debt deduction, subject to limitations based on aggregate loans and savings balances. In August 1996 this statutory bad debt deduction was repealed and is no longer available for thrifts. In addition, bad debt reserves accumulated after 1987, which are presently included as a component of the net deferred tax liability, must be recaptured over a six year period. The amount of the deferred tax liability which must be recaptured is $338,000 as of June 30, 1997.

Guaranty Federal Savings Bank
Notes to Consolidated Financial Statements
Years Ended June 30, 1997, 1996 and 1995


NOTE 9:  INCOME TAXES (Continued)

        As of June 30, 1997 and 1996, retained earnings includes approximately $5,075,000 for which no deferred income tax liability has been recognized. This amount represents an allocation of income to bad debt deductions for tax purposes only. Reduction of amounts so allocated for purposes other than tax bad debt losses or adjustments arising from carryback of net operating losses would create income for tax purposes only, which would be subject to the then current corporate income tax rate. The unrecorded deferred income tax liability on the above amount was approximately $1,878,000 at June 30, 1997 and 1996.

        The provision for income taxes consists of:

                                         1997            1996            1995
                                         ----            ----            ----

        Taxes currently payable     $  642,500           898,000        619,000
        Deferred income taxes           22,000           128,000         71,000
                                    ----------         ---------        -------
                                    $  664,500         1,026,000        690,000
                                    ==========         =========        =======

    The tax effects of temporary differences related to deferred taxes shown on the June 30, 1997 and 1996, balance sheets are:

                                                                        1997            1996
                                                                        ----            ----
Deferred tax assets:
        Allowance for loan and foreclosed asset losses             $   778,000        779,000
        Accrued compensated absences                                    19,000         17,000
        Accrued retirement plan costs                                   33,000         52,000
        Unrealized loss on loans held for sale                          80,000         88,000
        RRP expense                                                     57,000         45,000
                                                                   -----------       --------
                                                                       967,000        981,000
                                                                   -----------       --------
Deferred tax liabilities:
        FHLB stock dividends                                           207,000        207,000
        Deferred loan fees/costs                                        15,000          9,000
        Tax bad debt reserves in excess of base year                   338,000        350,000
        Mortgage servicing rights                                       15,000           --
        Unrealized appreciation on available-for-sale securities     1,208,000        740,000
                                                                   -----------       --------
                                                                     1,783,000      1,306,000
                                                                   -----------       --------
Net deferred tax liability                                         $  (816,000)      (325,000)
                                                                   ===========       ========

        A reconciliation of income tax expense at the statutory rate to income tax expense at the Bank's effective rate is shown below:

                                                       1997     1996     1995
                                                       ----     ----     ----

Computed at statutory rate                             34.0%    34.0%    34.0%
Increase (reduction) in taxes resulting from:
        State financial institution tax                 3.3      4.5      3.6
        Tax-exempt interest                              --      (.5)    (1.7)
        Change in deferred tax valuation allowance       --       --      (.1)
        Other                                           (.9)    (1.1)    (1.6)
                                                       ----     ----     ----
                Actual tax provision                   36.4%    36.9%    34.2%
                                                       ====     ====     ====

        State legislation provides that savings and loan associations will be taxed based on an annual privilege tax of 7% of net income. The privilege tax is included in provision for income taxes.

        Deferred  income taxes related to the change in unrealized  appreciation
on   available-for-sale   securities,   shown  in  stockholders'   equity,  were
approximately $468,000 and $78,000 for 1997 and 1996, respectively.

Guaranty Federal Savings Bank
Notes to Consolidated Financial Statements
Years Ended June 30, 1997, 1996 and 1995


NOTE 10:        DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

        The following methods and assumptions were used to estimate the fair value of each class of financial instruments:

Cash and Cash Equivalents
-------------------------

        The carrying amounts reported in the balance sheets for cash and cash equivalents approximate those assets' fair value.

Available-For-Sale   and   Held-To-Maturity   Securities   and   Mortgage-Backed
Securities
--------------------------------------------------------------------------------

        Fair values for investment and mortgage-backed securities equal quoted market prices, if available. If quoted market prices are not available, fair values are estimated based on quoted market prices of similar securities. The carrying amount of accrued interest approximates its fair value.

Mortgage Loans Held for Sale
----------------------------

        For homogeneous categories of loans, such as mortgage loans held for sale, fair value is estimated using the quoted market prices for securities backed by similar loans, adjusted for differences in loan characteristics.

Loans
-----

        The fair value of loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities. Loans with similar characteristics are aggregated for purposes of the calculations. The carrying amount of accrued interest approximates its fair value.

Deposits
--------

        The fair value of demand deposits and savings accounts is the amount payable on demand at the reporting date (i.e., their carrying amounts). The fair value of fixed-maturity certificates of deposit is estimated using a discounted cash flow calculation that applies the rates currently offered for deposits of similar remaining maturities. The carrying amount of accrued interest payable approximates its fair value.

Federal Home Loan Bank Advances
-------------------------------

        Rates currently available to the Bank for debt with similar terms and remaining maturities are used to estimate fair value of existing advances.

Commitments to Extend Credit, Letters of Credit and Lines of Credit
-------------------------------------------------------------------

        The fair value of commitments is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present credit worthiness of the counterparties. For fixed-rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates. The fair value of letters of credit is based on fees currently charged for similar agreements or on the estimated cost to terminate them or otherwise settle the obligations with the counterparties at the reporting date.

        The following table presents estimated fair values of the Bank's financial instruments. The fair values of certain of these instruments were calculated by discounting expected cash flows, which method involves significant judgments by management and uncertainties. Fair value is the estimated amount at which financial assets or liabilities could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale. Because no market exists for certain of these financial instruments and because management does not intend to sell these financial instruments, the Bank does not know whether the fair values shown below represent values at which the respective financial instruments could be sold individually or in the aggregate.

Guaranty Federal Savings Bank
Notes to Consolidated Financial Statements
Years Ended June 30, 1997, 1996 and 1995


NOTE 10:       DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS (Continued)

                                                                        June 30, 1997                   June 30, 1996
                                                                 -------------------------        -------------------------
                                                                    Carrying        Fair          Carrying         Fair
                                                                     Amount         Value          Amount          Value
                                                                     ------         -----          ------          -----
Financial assets:
        Cash and cash equivalents                                $  3,817,351      3,871,351      2,674,557      2,674,557
        Available-for-sale securities                               3,360,000      3,360,000      7,842,380      7,842,380
        Held-to-maturity securities                                 8,585,753      8,373,000      9,865,719      9,696,000
        Mortgage-backed securities                                 15,813,890     16,091,000     20,067,249     20,341,000
        Mortgage loans held for sale                                5,903,002      5,903,002      3,416,576      3,416,576
        Loans, net of allowance for loan losses                   152,232,295    155,505,000    131,612,835    137,373,000
        Interest receivable                                         1,311,561      1,311,561      1,381,009      1,381,009
Financial liabilities:
        Deposits                                                  151,246,482    150,926,000    157,007,890    157,084,000
        Federal Home Loan Bank advances                            18,150,844     18,180,000           --             --
Unrecognized financial instruments
        (net of contractual value):
                Commitments to extend credit                             --             --             --             --
                Unused lines of credit                                   --             --             --             --

NOTE 11:  SIGNIFICANT ESTIMATES AND CONCENTRATIONS

        Generally accepted accounting principles require disclosure of certain significant estimates and current vulnerabilities due to certain concentrations. Estimates related to the allowance for loan losses are reflected in the footnote regarding loans. Current vulnerabilities due to certain concentrations of credit risk are discussed in the footnote on commitments and credit risk.

NOTE 12:  ADDITIONAL CASH FLOW INFORMATION

                                                                   1997        1996        1995
                                                                   ----        ----        ----
Noncash Investing and Financing Activities
        Transfer of insubstance foreclosed assets to loans    $     --        652,785         --
        Assets held-for-sale transferred to investment
                securities and mortgage-backed securities           --           --     14,602,295
        Loans held for sale transferred to
                loans receivable portfolio                          --        708,700         --
        Loans receivable transferred to loans held for sale         --           --      1,588,468
        Loans receivable transferred to foreclosed
                assets held for sale                             471,440         --           --
Additional Cash Payment Information
        Interest paid                                          8,198,629    8,266,794    6,572,589
        Income taxes paid                                        582,319      845,682      697,739

NOTE 13:        EMPLOYEE BENEFIT PLANS

        The Bank participates in a multiemployer pension plan covering all employees who have met minimum service requirements. As a member of a multiemployer pension plan, disclosures of plan assets and liabilities for individual employers are not required or practicable. Due to changes enacted under the Tax Reform Act of 1986, qualified pension plans require benefit accruals for any active employee working beyond age 65 with respect to service completed on or after July 1, 1988. Internal Revenue Service interpretations require retroactive credit for the period between age 65 and July 1, 1988.

Guaranty Federal Savings Bank
Notes to Consolidated Financial Statements
Years Ended June 30, 1997, 1996 and 1995


NOTE 13:        EMPLOYEE BENEFIT PLANS (Continued)

        As a result, the Bank has accrued an unfunded liability of $87,005 and $139,843 at June 30, 1997 and 1996, respectively, to provide for prior service credit to its eligible employees. Pension plan expense was $128,785, $156,013 and $173,889 for the years ended June 30, 1997, 1996 and 1995 respectively.

        The Bank has established a Recognition and Retention Plan (RRP) for the benefit of directors, officers and employees of the Bank and its subsidiary. The RRP was voted on and approved by the Bank's stockholders at the October 18, 1995, annual stockholders' meeting. The RRP provides directors, officers and employees of the Bank with a proprietary interest in the Bank in a manner designed to encourage these individuals to remain with the Bank.

        The Plan is administered by a Committee consisting of members of the Bank's Board of Directors. Under the Plan, the Committee can award up to 38,895 shares of the Bank's common stock to selected directors, officers and employees. As of June 30, 1997, all shares have been awarded. A total of 5,629 shares had been forfeited as of June 30, 1997. The awards vest at the rate of 20% per year over a five-year period. Compensation expense is recognized based on the Bank's stock price on the date the Plan was ratified by stockholders, which was $11.00 per share. The Bank recognized $106,197 and $120,925 of expense under the RRP in 1997 and 1996, respectively. Shares to be issued under the RRP are purchased on the open market by a separate RRP Trust. The Bank contributed $464,643 to the Trust for stock purchases during the year ended June 30, 1996. These contributions have been accounted for as a reduction of stockholders' equity.

        In addition to the RRP, the Bank has established the 1994 Stock Option and Incentive Plan for the benefit of certain directors, officers and employees of the Bank and its subsidiary. The Plan was voted on and approved by stockholders at the October18, 1995, annual stockholders' meeting. The Plan is administered by the Bank Option Committee. Under the Plan, the Option Committee may grant stock options or awards of up to 97,237 shares of the Bank's common stock.

        The stock options may be either incentive stock options or nonqualified stock options. Incentive stock options can be granted only to participants who are employees of the Bank or its subsidiary. The option price must not be less than the market value of the Bank stock on the date of grant. All options expire no later than 10 years from the date of grant. The options vest at the rate of 20% per year over a five-year period.

        A summary of the status of the plan at June 30, 1997 and 1996, and changes during the years then ended is presented below:

                                            June 30, 1997                   June 30, 1996
                                       ------------------------------   --------------------------
                                                    Weighted Average              Weighted Average
                                        Shares      Exercise Price      Shares    Exercise Price
                                        ------      -----------------   ------    ----------------
Outstanding,
        Beginning of Year               84,375         $ 11.62          97,237        $ 11.62
        Granted                          6,640           11.55              --             --
        Exercised                           --              --              --             --
        Forfeited                      (12,459)          11.62         (12,862)            --
                                        ------         -------          ------        -------
        End of Year                     78,556         $ 11.61          84,375        $ 11.62
                                        ======         =======          ======        =======
Options Exercisable,
        End of Year                     14,383                              --
                                        ======                          ======

Guaranty Federal Savings Bank
Notes to Consolidated Financial Statements
Years Ended June 30, 1997, 1996 and 1995


NOTE 13:        EMPLOYEE BENEFIT PLANS (Continued)

        The fair value of each option granted is estimated on the date of the grant using the Black Scholes pricing model with the following weighted-average assumptions:

                                                             June 30, 1997           June 30, 1996
                                                             -------------           -------------
    Dividends per share                                          $0.33                  0.32
    Risk-Free Interest Rate                                       6.36%                 5.54
    Expected Life of Options                                      5 years               5 years

    Weighted-Average Fair Value of Options Granted During Year   $2.51                  2.46

        The following table summarizes information about stock options under the Plan outstanding at June 30, 1997:


                      Options Outstanding            Options Exercisable
                -------------------------------     ---------------------
    Range of        Number        Remaining           Number      Exercise
Exercise Prices  Outstanding   Contractual Life     Exercisable     Price
---------------  -----------   ----------------     -----------     -----

   $ 11.25           2,640         9.5 years             --         --
   $ 11.62          71,916         8.5 years           14,383     $ 11.62
   $ 11.75           4,000         9.0 years             --         --

         The Bank applies APB Opinion 25 and related Interpretations in accounting for its plans, and no compensation cost has been recognized for the Plan. Had compensation cost for the Bank's Plan been determined based on the fair value at the dates using Statement of Financial Accounting Standards No. 123, the Bank's net income would have decreased by $32,187 and $16,083 and earnings per share would have decreased by $0.01 for 1997 and 1996. The effects of applying this statement for either recognizing compensation cost or providing pro forma disclosures are not likely to be representative of the effects on reported net income for future years because options vest over several years and additional awards generally are made each year.

NOTE 14:  TRANSACTION WITH RELATED PARTIES

        In June 1996, the Bank closed a $906,500 one-year term loan to the MHC for the purchase of and secured by certain real estate in Southwest Missouri. This loan is payable in monthly installments of interest at Prime plus 2% with the principal balance due in August 1998. The principal balance of the loan was $600,000 and $906,500 on June 30, 1997 and June 30, 1996, respectively.

        Beginning in November 1995, the Bank leased office space to the MHC at $200 per month. Rental income pursuant to this agreement was $2,400 and $1,400 in 1997 and 1996, respectively. The rental is negotiable November 1 of each subsequent year.

        Certain executive officers of the Bank were customers of and had transactions with the Bank in the ordinary course of business. At June 30, 1997 and 1996, loans outstanding to these executive officers amounted to $281,000 and $382,000, respectively. In management's opinion, such loans and other extensions of credit and deposits were made in the ordinary course of business and were made on substantially the same terms (including interest rates and collateral) as those prevailing at the time for comparable transactions with other persons. Further, in management's opinion, these loans did not involve more than normal risk of collectability or present other unfavorable features.

Guaranty Federal Savings Bank
Notes to Consolidated Financial Statements
Years Ended June 30, 1997, 1996 and 1995


NOTE 15:  LEASES

        In September 1995, the Bank completed construction of a new home office facility. The Bank does not require full use of the building, so it leases the excess space to other tenants. As of June 30, 1997, the Bank has signed leases on all 8,938 square feet available for lease in the building. One lease agreement is with the holding company of the Bank as discussed in Note 14. The following minimum lease payments will be received as a result of leases signed as of June 30, 1997:

                          1998         $ 116,216
                          1999            97,601
                          2000            59,740
                          2001            54,762
                                       ---------
                                       $ 328,319
                                       =========

NOTE 16:  COMMITMENTS AND CREDIT RISK

        Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since a portion of the commitments may expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's credit worthiness on a casebycase basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management's credit evaluation of the counter party. Collateral held varies but may include accounts receivable, inventory, property, plant and equipment, commercial real estate and residential real estate.

        At June 30, 1997 and 1996, the Bank had outstanding commitments to originate loans of approximately $2,084,000 and $850,000, respectively. The commitments extend over varying periods of time with the majority being disbursed within a thirtyday period. At June 30, 1997 and 1996, commitments of $395,000 and $140,000, respectively, were at fixed rates and $1,689,000 and $710,000, respectively, were at floating market rates.

        Forward commitments to sell mortgage loans are obligations to deliver loans at a specified price on or before a specified date. The Bank acquires such commitments to reduce market risk on mortgage loans in the process of origination and mortgage loans held for sale. Related forward commitments to sell mortgage loans amounted to approximately $1,069,000 and $35,000 at June 30, 1997 and 1996, respectively.

        Letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements, including commercial paper and similar transactions. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers. The Bank had no outstanding letters of credit at June 30, 1997 and 1996.

        Lines of credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Lines of credit generally have fixed expiration dates. Since a portion of the line may expire without being drawn upon, the total unused lines do not necessarily represent future cash requirements. Each customer's credit worthiness is evaluated on a case-by-case basis. The amount of collateral obtained, if deemed necessary, is based on management's credit evaluation of the counterparty. Collateral held varies but may include accounts receivable, inventory, property, plant and equipment, commercial real estate and residential real estate. Management uses the same credit policies in granting lines of credit as it does for on balance sheet instruments.

        At June 30, 1997, the Bank had granted unused lines of credit to borrowers aggregating approximately $266,000 and $2,275,000 for commercial lines and open-end consumer lines, respectively. At June 30, 1996, unused lines of credit to borrowers aggregated approximately $66,000 for commercial lines and $1,837,000 for open-end consumer lines.

Guaranty Federal Savings Bank
Notes to Consolidated Financial Statements
Years Ended June 30, 1997, 1996 and 1995


NOTE 16:  COMMITMENTS AND CREDIT RISK (Continued)

        Although the Bank grants consumer loans, the majority of its loan originations are single or multi-family residential real estate in Springfield, Missouri, and the surrounding area. At June 30, 1997, the Bank had eighteen borrowers with balances in excess of $1,000,000 each, aggregating $35,171,000 for which the collateral is primarily singlefamily and multi-family residential rental real estate and commercial real estate. At June 30, 1996, the Bank had fifteen borrowers with balances in excess of $1,000,000 each, aggregating $30,259,000 for which the collateral is primarily single-family and multifamily residential rental real estate and commercial real estate. Also, at June 30, 1997 and 1996, the Bank had $19,340,000 and $13,590,000, respectively, in construction loans to or guaranteed by builders of primarily residential property.

NOTE 17:        REORGANIZATION TO A MUTUAL HOLDING COMPANY

        In connection with the Reorganization in April 1995, Guaranty Federal Savings and Loan Association (the "Association") reorganized from a federally chartered mutual savings and loan association into a federal mutual holding company, Guaranty Federal Bancshares, M. H. C. (the "MHC"). As part of the reorganization, the Association incorporated a de novo federally chartered stock savings bank, Guaranty Federal Savings Bank (the "Bank") and transferred most of its assets and all its liabilities to the Bank. The Bank issued 3,125,000 shares of its common stock (par value $1.00) of which 972,365 shares were sold to parties other than the MHC, thus creating a minority ownership interest in the Bank. The shares had an initial public offering price of $8 per share, resulting in gross sales proceeds of $7,778,920. Costs related to the stock issuance, which have been applied to reduce the gross proceeds, were $654,388. Also $100,000 was transferred to the MHC for initial capitalization in connection with Reorganization. The net proceeds of $7,024,532 have been included in common stock and capital surplus on the accounts of the Bank.

        As long as they remain depositors of the Bank, persons who prior to the reorganization had liquidation rights with respect to the Association will continue to have such rights solely with respect to the MHC.

        For a period of three years after the reorganization, no person, other than the MHC, may directly or indirectly acquire the beneficial ownership of more than 10% of the common stock of the Bank without prior approval of the Office of Thrift Supervision.

        In May 1997, the Boards of Directors of the Bank and MHC announced a plan whereby the Bank would be wholly owned by a newly formed stock holding company. Each share of Bank common stock currently owned by public stockholders shall be automatically converted into shares of the Holding Company common stock based upon an exchange ratio. Subscription rights to purchase the remainder of the conversion stock will be granted to certain eligible depositors and other members of the Bank and MHC. Any shares not sold in the subscription offering will be offered to certain persons in a community offering. The Conversion and Reorganization are subject to several contingencies, including the receipt of regulatory approval, the approval of the depositors of the Bank and the approval of the stockholders of the Bank.

                                    Glossary
                                    --------


         Affiliate means a Person who, directly or indirectly, through one or more intermediaries, controls or is controlled by or is under common control with the Person specified.

         Associate,  when used to indicate a relationship with any Person, means
(i) a corporation or organization (other than the Mutual Holding Company, the Bank, a majority-owned subsidiary of the Bank or the Company) of which such Person is a director, officer or partner or is, directly or indirectly, the beneficial owner of 10% or more of any class of equity securities, (ii) any trust or other estate in which such Person has a substantial beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity, provided, however, that such term shall not include any Tax-Qualified Employee Stock Benefit Plan of the Company or the Bank in which such Person has a substantial beneficial interest or serves as a trustee or in a similar fiduciary capacity, and (iii) any relative or spouse of such Person, or any relative of such spouse, who has the same home as such Person or who is a director or officer of the Company or the Bank or any of the subsidiaries of the foregoing.

         Bank means Guaranty Federal Savings Bank in its mutual or stock form or Guaranty Federal Savings Bank following consummation of the Conversion and Reorganization, as the context of the reference indicates.

         Bank Common Stock means the common stock of the Bank, par value $1.00 per share, which stock is not and will not be insured by the FDIC or any other governmental authority.

         Bank Merger means the merger of Interim B with and into the Bank pursuant to the Plan of Reorganization which is included as an appendix to the Plan.

         Code means the Internal Revenue Code of 1986, as amended.

         Common Stock means the Common Stock of the Company, par value $.10 per share, which stock cannot and will not be insured by the FDIC or any other governmental authority.

         Community Offering means the offering for sale by the Company of any shares of Common Stock not subscribed for in the Subscription Offering or Public Stockholders' Offering to (i) natural persons residing in the Local Community, and (ii) such other Persons within or without the State of Missouri as may be selected by the Company and the Bank within their sole discretion.

         Company means Guaranty Federal Bancshares, Inc., a corporation organized under the laws of the State of Delaware. The Company is a first-tier, wholly owned subsidiary of the Bank. Upon completion of the Conversion and Reorganization, the Company will hold all of the outstanding capital stock of the Bank.

         Control (including the terms "controlling," "controlled by," and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

         Conversion Stock means the Common Stock to be issued through the Offerings and, therefore, excludes Exchange Shares.

         Conversion and Reorganization means (i) the conversion of the Mutual Holding Company to an interim federal stock savings association and the subsequent merger, pursuant to which the Mutual Holding Company will cease to exist, (ii) the Bank Merger, pursuant to which the Bank will become a wholly owned subsidiary of the Company and, in connection therewith, each share of Bank Common Stock outstanding immediately prior to the effective time thereof that is held by Public Stockholders shall automatically be converted, without further action by the holder thereof, into and become the right to receive shares of Common Stock based on the Exchange Ratio, plus cash in lieu of any fractional share interest, and (iii) the issuance of Common Stock by the Company in the Offerings, which will increase the number of shares of Common Stock outstanding and the capitalization of the Company and the Bank.

         Deposit Account means savings and demand accounts, including passbook accounts, money market deposit accounts and negotiable order of withdrawal accounts, and certificates of deposit and other authorized accounts of the Bank held by a Member.

         Director, Officer and Employee means the terms as applied respectively to any person who is a director, officer or employee of the Mutual Holding Company, the Bank or any subsidiary thereof.

         Eligible Account Holder means any Person holding a Qualifying Deposit on the Eligibility Record Date for purposes of determining subscription rights and establishing subaccount balances in the liquidation account to be established pursuant to the Plan.

         Eligibility Record Date means the date for determining Qualifying Deposits of Eligible Account Holders and is the close of business on December 31, 1995.

         Estimated Price Range means the range of the estimated aggregate pro forma market value of the Conversion Stock to be issued in the Offerings, as determined by the Independent Appraiser.

         Exchange Ratio means the rate at which shares of Common Stock will be exchanged for shares of Bank Common Stock held by the Public Stockholders in connection with the Bank Merger. The exact rate shall be determined by the Mutual Holding Company and the Bank in order to ensure that upon consummation of the Conversion and Reorganization the Public Stockholders will own in the aggregate approximately the same percentage of the Common Stock to be outstanding upon completion of the Conversion and Reorganization as the percentage of Bank Common Stock owned by them in the aggregate on the Effective Date, as adjusted in accordance with OTS policy to reflect any special dividends declared by the Bank and waived by the Mutual Holding Company, but before giving effect to (a) cash paid in lieu of any fractional interests of Common Stock and (b) any shares of Common Stock purchased by the Public Stockholders in the Offerings or tax-qualified employee stock benefit plans thereafter.

         Exchange Shares means the shares of Common Stock to be issued to the Public Stockholders in connection with the Bank Merger.

         ESOP means the employee stock ownership plan.

         FBR means Friedman, Billings, Ramsey & Co., Inc., who has been engaged to render financial advisory advice to the Primary Parties and serve as the selling agent in the Offerings.

         FDIC means the Federal Deposit Insurance Corporation or any successor thereto.

         FHLB means the Federal Home Loan Bank.

         FHLMC means the Federal Home Loan Mortgage Corporation.

         GNMA means the Government National Mortgage Association.

         Guaranty Federal means Guaranty Federal Savings Bank.

         Independent Appraiser means the independent investment banking or financial consulting firm retained by the Holding Company and the Bank to prepare an appraisal of the estimated pro forma market value of the Common Stock.

         Interim A means Guaranty Federal Interim Bancshares, an interim federal stock savings bank, which will be formed as a result of the conversion of Guaranty Federal Bancshares, M.H.C. into the stock form of organization.

         Interim B means Guaranty Federal Interim Savings Bank, which will be formed as a first-tier, wholly owned subsidiary of the Company to facilitate the Bank Merger.

         IRS means Internal Revenue Service.

         Local Community means Greene County, Missouri.

         Member means any Person qualifying as a member of the Mutual Holding Company in accordance with its mutual charter and bylaws and the laws of the United States.

         MHC Merger means the merger of Interim A with and into the Bank pursuant to the Plan of Merger that is included as an appendix to the Plan

         Mutual Holding Company means Guaranty Federal Bancshares, M.H.C. prior to its conversion into an interim federal stock savings bank.

         OCC means Office of the Comptroller of the Currency.

         Offerings means the  Subscription  Offering,  the Public  Stockholders'
Offering, the Community Offering and the Syndicated Community Offering, if applicable.

         Officer means the president, senior vice-president, secretary, treasurer or principal financial officer, comptroller or principal accounting officer and any other person performing similar functions with respect to any organization whether incorporated or unincorporated.

         Order Form means the form or forms provided by the Company to a Participant or other Person by which Common Stock may be ordered in the Offerings. The Order Form includes a certification that, among other things, a prospectus has been received, and the risks described in the prospectus have been reviewed.

         Other Member means a Voting Member who is not an Eligible Account Holder or a Supplemental Eligible Account Holder.

         OTS means the Office of Thrift Supervision or any successor thereto.

         Participant means any Eligible Account Holder, Tax-Qualified Employee Stock Benefit Plan, Supplemental Eligible Account Holder and Other Member.

         Person  means  an  individual,   a  corporation,   a  partnership,   an
association, a joint stock company, a trust, an unincorporated organization or a government or any political subdivision thereof.

         Plan and Plan of Conversion means the Plan of Conversion and Agreement and Plan of Reorganization, as amended, as adopted by the Boards of Directors of the Mutual Holding Company, the Bank and the Company.

         Primary Parties means the Mutual Holding Company, the Bank and the Company.

         Prospectus means the one or more documents to be used in offering the Conversion Stock in the Offerings.

         Public Stockholders means those Persons who own shares of Bank Common Stock, excluding the Mutual Holding Company, as of the Stockholder Voting Record Date.

         Public Stockholders' Offering means the offering for sale by the Company of any shares of Common Stock not subscribed for in the Subscription Offering to Public Stockholders, at the sole discretion of the Bank and Company.

         Purchase Price means the $10.00 price per share at which the Conversion Stock is sold by the Holding Company in the Offerings.

         Qualifying Deposit means the aggregate balance of all Deposit Accounts in the Bank of (i) an Eligible Account Holder at the close of business on the Eligibility Record Date, provided such aggregate balance is not less than $50, and (ii) a Supplemental Eligible Account Holder at the close of business on the Supplemental Eligibility Record Date, provided such aggregate balance is not less than $50.

         Resident means any person who, on the date designated for that category of subscriber in the Plan, maintained a bona fide residence within the Local Community and has manifested an intent to remain within the Local Community for a period of time. The designated dates for Eligible Account Holders, Supplemental Eligible Account Holders and Other Members are the Eligibility
Record Date, the Supplemental Eligibility Record Date and the Voting Record Date, respectively. To the extent the person is a corporation or other business entity, the principal place of business or headquarters must be within the Local Community in order to qualify as a Resident. To the extent the person is a personal benefit plan, the circumstances of the beneficiary shall apply with respect to this definition. In the case of all other benefit plans, circumstances of the trustee shall be examined for purposes of this definition. The Bank may utilize deposit or loan records or such other evidence provided to it to make a determination as to whether a person is a bona fide resident of the Local Community. Subscribers in the Community Offering who are natural persons also will have a purchase preference if they were residents of the Local
Community on the date of the Prospectus. In all cases, however, such determination shall be in the sole discretion of the Bank and the Company.

         RP Financial means RP Financial, L.C., who has been engaged as the Independent Appraiser.

         SAIF means the Savings Association Insurance Fund of the FDIC.

         SEC means the Securities and Exchange Commission.

         Special Meeting means the Special Meeting of Members of the Mutual Holding Company called for the purpose of submitting the Plan to the Members for their approval, including any adjournments of such meeting.

         Stockholders means those Persons who own shares of Bank Common Stock.

         Stockholders'   Meeting   means  the  annual  or  special   meeting  of
Stockholders of the Bank called for the purpose of submitting the Plan to the Stockholders for their approval, including any adjournments of such meeting.

         Stockholder Voting Record Date means the date for determining the Public Stockholders of the Bank eligible to vote at the Stockholders' Meeting.

         Subscription Offering means the offering of the Common Stock to Participants.

         Subscription Rights means nontransferable rights to subscribe for Common Stock granted to Participants pursuant to the terms of the Plan.

         Supplemental Eligible Account Holder means any Person holding a Qualifying Deposit at the close of business on the Supplemental Eligibility Record Date.

         Supplemental Eligibility Record Date means the date for determining Qualifying Deposits of Supplemental Eligible Account Holders and is the close of business on September 30, 1997.

         Syndicated Community Offering means the offering for sale by a syndicate of broker-dealers to the general public of shares of Common not purchased in the Subscription Offering, Public Stockholders' Offering and the Community Offering.

         Tax-Qualified Employee Stock Benefit Plan means any defined benefit plan or defined contribution plan, such as an employee stock ownership plan, stock bonus plan, profit-sharing plan or other plan, which is established for the benefit of the employees of the Company and the Bank and which, with its related trust, meets the requirements to be "qualified" under Section 401 of the Code as from time to time in effect. A "Non-Tax-Qualified Employee Stock Benefit Plan" is any defined benefit plan or defined contribution stock benefit plan which is not so qualified.

         Voting Member means a Person who at the close of business on the Voting Record Date is entitled to vote as a Member of the Mutual Holding Company.

         Voting Record Date means the date or dates for determining the eligibility of Members to vote at the Special Meeting and is the close of business on ______________ 1997.


===========================================================================     ====================================================

No dealer,  salesman or other person has been authorized to give any information or to make any  representations  not contained in this  Prospectus in connection with the  offering  made  hereby,  and, if given or made,  such  information  or representations  must not be relied upon as having been  authorized by the Bank, the Company
or the Selling Agent.  This  Prospectus does not constitute an offer                                Up to 5,410,019 Shares
to sell, or the  solicitation of an offer to buy, any of the securities                              (Anticipated Maximum)
offered hereby to any person in any  jurisdiction  in which  such                                         Common Stock
offer or  solicitation would be unlawful.  Neither the  delivery of this  Prospectus  by the Bank,  the Mutual  Holding  Company,  the
Company or the Agent nor any sale made  hereunder shall in any circumstances  create an implication that there has been no change in the  affairs  of the Bank or the  Company  since any of the dates
as of which information is furnished herein or since the date hereof.                                         [Logo]

         TABLE OF CONTENTS
                                                  Page
                                                  ----
Summary........................................      1                                         Guaranty Federal Bancshares, Inc.
Selected Consolidated Financial and Other Data.
Recent Developments............................                                                 (Proposed Holdling Company for
Management's Discussion and Analysis of                                                         Guaranty Federal Savings Bank)
  Recent Developments..........................
Risk Factors...................................                                                           Common Stock
Guaranty Federal Bancshares, Inc. .............                                                     par value $0.10 per share
The Bank ......................................
Guaranty Federal Bancshares, M.H.C.............
Use of Proceeds................................
Dividend Policy................................                                                           -------------
Market for Common Stock........................
Capitalization.................................                                                             PROSPECTUS
Historical and Pro Forma Capital Compliance....
Pro Forma Data.................................                                                           -------------
Management's Discussion and Analysis of Financial
  Condition and Results of Operations..........
Business of the Bank...........................
Regulation.....................................
Federal and State Taxation.....................                                              FRIEDMAN, BILLINGS, RAMSEY & CO., INC.
Management of the Company......................
Management of the Bank.........................
Beneficial Ownership of Common Stock...........                                                      Dated November ______, 1997
The Conversion and Reorganization..............
Comparison of Stockholders' Rights.............
Certain Restrictions on Acquisition of
  the Company..................................
Description of Capital Stock of the Company....
Legal Opinions.................................
Tax Opinions...................................
Experts........................................
Registration Requirements......................
Additional Information.........................
Index to Consolidated Financial Statements.....   F-1

   Until the later of __________ ___, 1997, or 25 days after commencement of the offering of Common Stock, all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a Prospectus. This is in addition to the obligation of dealers to deliver a Prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

===========================================================================     ====================================================

                 PART II: INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.       Other Expenses of Issuance and Distribution

*        Special Counsel Fees and Expenses..................      $  250,000
*        Local Counsel Fees and Expenses....................          10,000
*        Accounting Fees and Expenses.......................          60,000
*        Appraisal/Business Plan Fees and Expenses..........          42,500
*        Blue Sky Legal and Filing Fees.....................          25,000
*        Conversion Agent...................................          12,500
*        Printing Fees and Expenses.........................         100,000
*        Postage and Mailing Expenses.......................          60,000
*        Stock Certificate Expenses.........................          15,000
*        Transfer Agent Fees................................          20,000
*        Underwriting Fees..................................         150,000
*        Underwriting Expenses..............................          50,000
*        Filing Fees........................................
                  OTS.......................................           8,400
                  Nasdaq....................................          36,100
                  SEC.......................................          19,000
                  NASD......................................           6,700
*        EDGAR Fees and Expenses............................          20,000
*        Other..............................................          29,800
                                                                    --------
                          Total.............................      $  915,000
                                                                    ========
-----------------
*        Estimated.


Item 14       Indemnification of Directors and Officers

         Section 145 of the Delaware General Corporation Act sets forth circumstances under which directors, officers, employees and agents may be insured or indemnified against liability which they may incur in their capacities as such.

         The Certificate of Incorporation of the registrant (the "Certificate") requires indemnification of directors, officers and employees to the fullest extent permitted by Delaware law and limits the liability of directors to the fullest extent permitted by Delaware law.

         The registrant may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent thereof or who is or was serving at the request of the registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity or arising out of his status as such, whether or not the registrant would have the power to indemnify him against such liability under the provisions of the Certificate.

         A result of such provisions could be to increase the expenses of the registrant and effectively reduce the ability of stockholders to sue on behalf of the registrant since certain suits could be barred or amounts that might otherwise be obtained on behalf of the registrant could be required to be repaid by the registrant to an indemnified party.

Item 15.      Recent Sales of Unregistered Securities.

                  Not Applicable


Item 16.      Exhibits and Financial Statement Schedules:

              The financial statements and exhibits filed as part of this Registration Statement are as follows:

                   (a)     List of Exhibits:

                   1       Agency Agreement with Friedman, Billings, Ramsey & Co., Inc.*

                   2       Amended Plan of Conversion of Guaranty Federal Bancshares, M.H.C. and Agreement and Plan
                           of Reorganization between Guaranty Federal Bancshares, M.H.C. and Guaranty Federal Savings
                           Bank

                   3(i)    Certificate of Incorporation of Guaranty Federal Bancshares, Inc.

                   3(ii)   Bylaws of Guaranty Federal Bancshares, Inc.

                   4       Specimen Stock Certificate of Guaranty Federal Bancshares, Inc.

                   5       Opinion of Malizia, Spidi, Sloane & Fisch, P.C. regarding legality of securities registered

                   8.1     Federal Tax Opinion of Malizia, Spidi, Sloane & Fisch, P.C.

                   8.2     Missouri Tax Opinion of Carnahan, Evans, Cantwell & Brown, P.C.

                   8.3     Statement of RP Financial, LC. as to the value of subscription rights

                  10.1     1994 Stock Option Plan of Guaranty Federal Savings Bank

                  10.2     1994 Recognition and Retention Plan of Guaranty Federal Savings Bank

                  23.1     Consent of Malizia, Spidi, Sloane & Fisch, P.C. (included with Exhibits 5 and 8.1)

                  23.2     Consent of Baird, Kurtz & Dobson

                  23.3     Consent of RP Financial, LC.

                  23.4     Consent of Carnahan, Evans, Cantwell & Brown, P.C. (included with Exhibit 8.2)

                  24       Power of Attorney (included with signature page)

                  99.1     Appraisal Report of RP Financial, LC. dated as of September 5, 1997.

                  99.2     Marketing Material*

-------------------
*        To be filed by amendment

                  (b)      Financial Statements and Schedules:

         Except for schedules required for electronic filers, financial statement schedules are omitted because they are not required or are not applicable or the required information is shown in the financial statements or the notes thereto.


Item 17. Undertakings

    I.   The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                    (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933 ("Securities Act");

                   (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (4) To provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

    II. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities
Act,  and  is  therefore,   unenforceable.   In  the  event  that  a  claim  for
indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

              Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Springfield, Missouri, as of September 17, 1997.

                                  GUARANTY FEDERAL BANCSHARES, INC.


                                  By: /s/James E. Haseltine
                                      James E. Haseltine
                                      President and Chief Executive Officer
                                      (Duly Authorized Representative)

              We the undersigned directors and officers of Guaranty Federal Bancshares, Inc. do hereby severally constitute and appoint James E. Haseltine and Bruce Winston our true and lawful attorneys and agents, to do any and all things and acts in our names in the capacities indicated below and to execute all instruments for us and in our names in the capacities indicated below which said James E. Haseltine and Bruce Winston may deem necessary or advisable to enable Guaranty Federal Bancshares, Inc. to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with the registration statement on Form S-1 relating to the offering of Guaranty Federal Bancshares, Inc.'s common stock, including specifically but not limited to, power and authority to sign for us or any of us in our names in the capacities indicated below the registration statement and any and all amendments (including post-effective amendments) thereto; and we hereby ratify and confirm all that James E. Haseltine and Bruce Winston shall do or cause to be done by virtue hereof.

              Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities indicated as of September 17, 1997.


/s/James E. Haseltine                              /s/George L. Hall
-------------------------------------              -----------------------------
James E. Haseltine                                 George L. Hall
President and Chief Executive Officer              Director
(Principal Executive Officer)


/s/Bruce Winston                                   /s/Ivy L. Rogers
-------------------------------------              -----------------------------
Bruce Winston                                      Ivy L. Rogers
Vice President and Chief Financial Officer         Director
(Principal Financial and Accounting Officer)


/s/Jack L. Barham                                  /s/Gary Lipscomb
-------------------------------------              -----------------------------
Jack L. Barham                                     Gary Lipscomb
Chairman of the Board and Director                 Director


/s/Wayne V. Barnes
-------------------------------------
Wayne V. Barnes
Director